     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1997


                                            REGISTRATION STATEMENT NO. 333-24409
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           MONARCH DENTAL CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          8099                         51-0363560
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or         Classification Code Number)         Identification No.)
         organization)

                             ---------------------

                       4201 SPRING VALLEY ROAD, SUITE 320
                              DALLAS, TEXAS 75244
                                 (972) 702-7446
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                             ---------------------

                           WARREN F. MELAMED, D.D.S.
                                    Chairman
                           MONARCH DENTAL CORPORATION
                       4201 SPRING VALLEY ROAD, SUITE 320
                              DALLAS, TEXAS 75244
                                 (972) 702-7446
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

      JOHN R. LECLAIRE, P.C.            KENNETH K. BEZOZO, ESQ.            CARMELO M. GORDIAN, P.C.
      ANDREW F. VILES, ESQ.             HAYNES AND BOONE, L.L.P.            S. MICHAEL DUNN, P.C.
   GOODWIN, PROCTER & HOAR LLP        901 MAIN STREET, SUITE 3100      BROBECK, PHLEGER & HARRISON LLP
          EXCHANGE PLACE                  DALLAS, TEXAS 75202          301 CONGRESS AVENUE, SUITE 1200
 BOSTON, MASSACHUSETTS 02109-2881            (214) 651-5000                  AUSTIN, TEXAS 78701
          (617) 570-1000                                                        (512) 477-5495

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 17, 1997


PROSPECTUS
----------------

                                2,750,000 SHARES

                       [MONARCH DENTAL CORPORATION LOGO]

                                  COMMON STOCK

     All of the 2,750,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol MDDS, subject to official notice of issuance.

                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.

                               ------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
=============================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $900,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1997, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST
                             MONTGOMERY SECURITIES
                                                            SALOMON BROTHERS INC
               , 1997

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered by the Company has been filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by its independent auditors.

                               ------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto of Monarch Dental Corporation ("Monarch" or the "Company") appearing elsewhere in this Prospectus. Monarch is a dental group practice management company. It manages dental facilities (each, a "Dental Office" and collectively, the "Dental Offices") at which it provides office space, support personnel, information systems and management services to general dentists and specialists. Monarch owns all of the operating assets of the Dental Offices, including leasehold interests. Except where permitted by law, Monarch does not employ dentists to practice dentistry nor does it otherwise control the practice of dentistry. The Company has entered into Management Agreements (the "Management Agreements") with dental professional corporations (the "P.C.s") pursuant to which dentists employed by (or who contract with) the P.C.s practice dentistry at the Company's Dental Offices, other than those in Wisconsin where ownership of dental practices by the Company is permitted. Under this structure, all revenues derived from the practice of dentistry are the revenues of the P.C.s and the compensation, benefits and other payments to the dentists and hygienists employed by or contracting with the P.C.s are expenses of the P.C.s. The Company's net revenues under this structure consist of management fees under the Management Agreements and constitute the revenues of the P.C.s less these expenses. Prior to February 1996, the Company generally did not operate its business pursuant to this structure because its sole owner until that time was a licensed dentist and, as such, the practice of dentistry by the Company was permitted.


                                  THE COMPANY

     The Company manages dental group practices in selected markets, presently including Dallas-Fort Worth, Houston, Wisconsin and Arkansas. The Company seeks to build geographically dense networks of dental providers by expanding within its existing markets and entering new markets through acquisition. At May 31, 1997, the Company owned and managed 67 Dental Offices, of which 16 were internally developed and 51 were acquired by the Company. Dentists practicing at the Dental Offices provide general dentistry services and increasingly offer specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. At May 31, 1997, 123 full-time general dentists and 13 full-time specialists practiced at the Company's Dental Offices.

     The dental services industry is undergoing rapid change throughout the United States. The industry historically has been highly fragmented, with approximately 153,300 active dentists in the United States in 1995, of which nearly 88% practiced either alone or with one other dentist. Services generally have not been covered by third-party payment arrangements and consequently have been paid for by individuals on an out-of-pocket basis. More recently, factors such as increased consumer demand for dental services and the desire of employers to provide enhanced benefits for their employees have resulted in an increase in third-party payment arrangements to finance the purchase of dental services. These third-party payment arrangements include indemnity insurance, preferred provider plans and capitated managed dental care plans. In response to current market trends, general and specialty dental practices increasingly have formed larger group practices. In these practices a separate professional management team handles practice management functions such as staffing, billing, information systems, managed care contracting, leasing, purchasing and marketing, enabling dentists to focus on providing high-quality dental services.

     The Company seeks to capitalize on emerging trends in the dental services industry. The Company's objective is to be a leading dental practice management company in each of its markets. The Company's business strategy emphasizes (i) expanding operations within its existing markets, (ii) entering selected new markets by acquiring group practices which have a significant market presence or which the Company believes can achieve such a presence in the near term, and seeking to use these practices as a "pedestal" from which to expand, (iii) increasing patient volume principally through television, radio and print advertising, (iv) optimizing the revenue mix of its associated dental practices by focusing on fee-for-service general and specialty dentistry and supplementing this business with revenue from contracts with capitated managed dental care plans and (v) adapting and implementing the best practices identified in its affiliated groups throughout its provider networks.


     The Company has generated growth within existing markets principally by increasing the overall physical space, patient volume and fees at existing Dental Offices and by opening Dental Offices on a de novo basis (i.e., opening Dental Offices at new locations). The revenues of the Company in all markets other than Wisconsin consist of management fees derived from the Management Agreements which have been in effect since February 6, 1996. Revenue of the dental group practices practicing at the Company's Dallas-Fort Worth Dental Offices increased $3.6 million, or 38.3%, to $13.2 million in 1995, and increased $5.1 million, or 38.1%, to $18.3 million in 1996. Revenue of the dental group practices practicing at the Company's Dallas-Fort Worth Dental Offices constitutes revenue of the P.C. operating at these Dental Offices for all periods after February 6, 1996. Operating income at the Company's Dallas-Fort Worth Dental Offices increased $694,000, or 52.7%, to $2.0 million in 1995 and increased $805,000, or 40.0%, to $2.8 million in 1996. Operating income at the Dallas-Fort Worth Dental Offices consists of dental group practices revenue, net received by the P.C. operating at these Dental Offices less amounts retained by dental group practices (i.e., amounts retained by the P.C. for the salaries and benefits of the dentists and hygienists) and operating expenses of the Company, which include salaries and benefits of personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, advertising expense, depreciation and amortization and general and administrative expenses but excluding interest expense and income tax expense. There can be no assurance that the Company's revenue and operating income in this market will continue to grow at these historic rates or that the Company's operations in other markets will grow at rates comparable to those experienced in Dallas-Fort Worth.



     Since January 1, 1996, the Company has entered three new markets through the acquisitions of MacGregor Dental Centers in Houston in February 1996, Midwest Dental Care in Wisconsin in August 1996 and Convenient Dental Care, Arkansas Dental Health Associates and United Dental Care Tom Harris D.D.S. & Associates in Arkansas in November 1996, January 1997 and April 1997, respectively. The collective pro forma revenue of these acquired companies was $37.9 million for the year ended December 31, 1996. In June 1997, the Company entered into a definitive agreement to acquire Dental Centers of Indiana, Inc., an Indiana-based dental practice, which operates 11 dental offices with 14 dentists and which had $3.6 million in revenue for the year ended December 31, 1996. The Company anticipates that the closing of the acquisition of Dental Centers of Indiana, Inc. will occur on or about the commencement of this offering. See "Business -- Expansion -- Pending Acquisition."

                                  THE OFFERING

Common Stock offered by the Company.....     2,750,000 shares

Common Stock to be outstanding after the
offering................................     9,458,723 shares(1)

Use of proceeds.........................     To repay a portion of existing
                                             indebtedness, to redeem all
                                             outstanding shares of redeemable
                                             preferred stock and for general
                                             corporate purposes. See "Use of
                                             Proceeds."

Proposed Nasdaq National Market
symbol..................................     MDDS
------------------------------

(1) Excludes (i) 1,031,042 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option and Incentive Plan, as amended (the "1996 Stock Plan"), of which at May 31, 1997 435,750 shares were issuable upon the exercise of outstanding stock options at a weighted average exercise price of $10.41 per share (assuming an initial public offering price of $11.00 per share), (ii) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Equity Acquisition Option Plan (the "Acquisition Plan"), of which at May 31, 1997 up to 185,000 shares were reserved for issuance under options to be granted at an exercise price equal to the fair market value of the Common Stock at the time of grant if certain acquired dental practices achieve specified financial performance goals, (iii) 250,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") and (iv) approximately 163,600 shares of Common Stock issuable in connection with the closing of the acquisition of Dental Centers of Indiana, Inc. at an assumed initial public offering price of $11.00 per share. See "Business -- Expansion -- Pending Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management -- Employee Stock and Other Benefit
    Plans -- 1996 Stock Option and Incentive Plan" and "-- 1997 Employee Stock Purchase Plan."
                         ------------------------------

     Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been adjusted to reflect (i) a 1-for-2 reverse stock split of the Company's Common Stock and non-voting Class A Common Stock effected on June 19, 1997, (ii) the conversion of all outstanding shares of non-voting Class A Common Stock into an equal number of shares of Common Stock upon completion of this offering and (iii) the conversion of each outstanding share of Convertible Participating Preferred Stock and Series A Convertible Junior Preferred Stock into one-half of one share of Common Stock upon completion of this offering. Unless the context otherwise requires, all references to the "Company" mean Monarch Dental Corporation, its predecessors and all of its direct and indirect subsidiaries. All references to "dentists" providing services at the Dental Offices refer to dentists employed by (or who contract with) the P.C.s or by (or with) the Company in states in which such employment or contracting is permissible. All references herein to industry financial and statistical information are based on trade articles and industry reports that the Company believes to be reliable and representative of the dental services industry at the date of this Prospectus, although there can be no assurance to that effect.

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                    YEAR ENDED         THREE MONTHS       THREE MONTHS
                                                                   DECEMBER 31,           ENDED               ENDED
                                     YEAR ENDED DECEMBER 31,           1996             MARCH 31,        MARCH 31, 1997
                                    --------------------------       PRO FORMA       ----------------       PRO FORMA
                                     1994     1995      1996     AS ADJUSTED(1)(2)    1996     1997     AS ADJUSTED(2)(3)
                                    ------   -------   -------   -----------------   ------   -------   -----------------
CONSOLIDATED STATEMENT OF INCOME
  DATA:
    Dental group practices
      revenue, net...............   $9,559   $13,223   $35,980        $59,998        $6,316   $14,476        $16,620
    Less: amounts retained by
      dental group practices.....    3,070     4,301    11,802         19,175         2,060     5,029          5,610
    Net revenue..................    6,489     8,922    24,178         40,823         4,256     9,447         11,010
    Operating expenses...........    5,401     7,253    21,391         36,034         3,544     8,485          9,723
    Operating income.............    1,088     1,669     2,787          4,789           712       962          1,287
    Interest expense, net........       81        87     1,687          1,135           259       579            283
    Income before income taxes...    1,007     1,582     1,100          3,601           453       383            973
    Income taxes(4)..............       --        --       425          1,394           174       150            379
    Net income...................   $1,007   $ 1,582   $   675        $ 2,207        $  279   $   233        $   594
    Pro forma net income(4)......   $  617   $   970   $   675        $ 2,207        $  279   $   233        $   594
    Net income per common
      share(5)...................                      $  0.10        $  0.23        $ 0.04   $  0.03        $  0.06
    Weighted average common
      shares outstanding.........                        6,896          9,646         6,896     6,896          9,646
OTHER OPERATING DATA:
    Number of Dental Offices (end
      of period).................       10        12        53             76            28        57             78
    Number of dentists (end of
      period)(6).................       25        33       133            160            75       125            152

                                                                   MARCH 31, 1997
                                                              -------------------------
                                                                           PRO FORMA
                                                              ACTUAL     AS ADJUSTED(7)
                                                              -------    --------------
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents...............................  $   446       $ 1,529
    Working capital (deficit)...............................   (3,878)       (3,002)
    Total assets............................................   36,353        44,666
    Long-term debt, less current maturities.................   19,424         5,931
    Redeemable equity securities............................    9,751            --
    Total stockholders' equity (deficit)....................   (3,309)       27,719

------------------------------

    The unaudited pro forma consolidated financial information presented does not purport to (i) represent what the consolidated results of operations or financial condition of the Company would actually have been if the transactions reflected therein had in fact occurred on the assumed dates or (ii) project the future consolidated results of operations or financial condition of the Company.

(1) Gives effect to the acquisitions of MacGregor Dental Centers, Midwest Dental Care, Convenient Dental Associates, Arkansas Dental Health Associates, United Dental Care Tom Harris D.D.S. & Associates and Dental Centers of Indiana, Inc. as if they had been completed on January 1, 1996. See "The Company," "Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Gives effect to the sale of 2,750,000 shares of Common Stock offered hereby as if it had been completed at January 1, 1996 at an assumed initial public offering price of $11.00 per share and the receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(3) Gives effect to the acquisitions of United Dental Care Tom Harris D.D.S. & Associates and Dental Centers of Indiana, Inc. as if they had been completed on January 1, 1997. See "The Company," "Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) The Company was an S corporation prior to February 6, 1996, and accordingly, the consolidated statements of income for all periods ending prior to such date did not include income tax expense. Pro forma net income includes an adjustment to reflect estimated income tax effects on net income for the years ended December 31, 1994 and 1995 at an assumed effective tax rate of 38.7%.

(5) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements of the Company. Due to the effect on the Company's capital structure of transactions completed in February 1996, per share data for the periods ended prior to January 1, 1996 are not comparable to subsequent periods and, therefore, have not been presented. See "Certain Transactions."


(6) Includes full-time general dentists and specialists employed by or contracted with the Company (in the case of Midwest Dental Care) or the applicable P.C. (in the case of each dental practice group other than Midwest Dental Care).


(7) Gives effect to the acquisitions of United Dental Care Tom Harris D.D.S. & Associates and Dental Centers of Indiana, Inc. and to the completion of this offering at an assumed initial public offering price of $11.00 per share and the receipt and application of the estimated net proceeds therefrom as if such transactions had been completed on March 31, 1997. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Information," "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the securities offered hereby. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth below and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and the matters set forth in this Prospectus generally.

     Risks Associated with Acquisition Strategy. The Company has grown substantially in a relatively short period of time, principally through acquisitions. The Company has completed six acquisitions resulting in the addition of 51 Dental Offices since January 1, 1996 and the acquisition of Dental Centers of Indiana, Inc. is pending. The Company has incurred substantial indebtedness to finance these acquisitions, which in turn has contributed to a working capital deficit of $3.9 million at March 31, 1997. The Company incurred an additional $2.8 million of indebtedness to finance the acquisition of United Dental Care Tom Harris D.D.S. & Associates and expects to incur additional indebtedness of approximately $1.8 million to finance the acquisition of Dental Centers of Indiana, Inc. Failure of the Company's management to manage and integrate the Company's newly acquired operations and to improve the operating performance of these acquired companies could have a material adverse effect on the Company's business, financial condition and operating results.

     The Company's growth strategy emphasizes entering selected new markets by acquiring group practices which have a significant market presence or which the Company believes can achieve such a presence in the near term, and seeking to use the acquired practices as a "pedestal" from which to expand. The Company's "pedestal" expansion strategy for new markets entered through acquisition is untested and there can be no assurance that the Company will be able to implement it successfully.

     The Company devotes substantial time and resources to acquisition-related activities. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. There can be no assurance that suitable acquisition candidates will be identified or that acquisitions will be consummated on terms favorable to the Company, on a timely basis or at all. In the event the closing of a planned acquisition fails to occur or is delayed, the Company's quarterly financial results may be materially lower than analysts' expectations, which likely would cause a decline, perhaps substantial, in the market price of the Common Stock. In addition, increasing consolidation in the dental services industry may result in an increase in purchase prices required to be paid by the Company to acquire dental practices.

     In the event the Company is able to identify and consummate acquisitions, the integration of such acquisitions may be a difficult, costly and time-consuming process. The Company may encounter substantial unanticipated costs or other problems associated with such integration. During the period immediately following an acquisition, the Company's expenditures related to the integration of the acquired dental practices may exceed the operating cash flow of such dental practices. Moreover, the Company's operating results in fiscal quarters immediately following an acquisition may be adversely affected while the Company attempts to integrate the acquired practices. As a result, there can be no assurance that future acquisitions will not have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Expansion."

     Risks Associated with Expansion within Existing Markets. The Company seeks to increase revenue and profitability in existing markets by physically expanding its existing Dental Offices to add more general dentists, specialists and hygienists, by establishing Dental Offices on a de novo basis and by improving the efficiency of the Dental Offices. The Company's success will be dependent, in part, upon increasing the revenue from existing Dental Offices and successfully establishing de novo Dental

Offices. The Company is subject to risks associated with this growth strategy, including the risk that the Company will be unable to successfully expand existing Dental Offices or establish de novo Dental Offices, or increase efficiency through its management of the existing Dental Offices. The revenues of the Company in all markets other than Wisconsin consist of management fees derived from the Management Agreements which have been in effect since February 6, 1996. Revenue of the dental group practices practicing at the Company's Dallas-Fort Worth Dental Offices increased $3.6 million, or 38.3%, from $9.6 million in 1994 to $13.2 million in 1995, and increased $5.1 million, or 38.1%, to $18.3 million in 1996 as a result of the addition of new offices and the increase in patient volume in existing offices. Revenue of the dental group practices practicing at the Company's Dallas-Fort Worth Dental Offices constitutes revenue of the P.C. operating at these Dental Offices for all periods after February 6, 1996. Operating income at the Dallas-Fort Worth Dental Offices consists of dental group practices revenue, net received by the P.C. operating at these Dental Offices less amounts retained by dental group practices (i.e., amounts retained by the P.C. for the salaries and benefits of the dentists and hygienists) and operating expenses of the Company, which include salaries and benefits of personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, advertising expense, depreciation and amortization and general and administrative expenses but excluding interest expense and income tax expense. There can be no assurance that the Company's revenue in this market will continue to grow at these historic rates or at all or that the Company's operations in other markets will grow at rates comparable to those experienced in Dallas-Fort Worth. See "Business -- Expansion -- Expansion Within Existing Markets."



     Prior to February 1996, the Company was an S corporation the sole stockholder of which was the Company's founder, Chairman and Chief Dental Officer, Dr. Warren F. Melamed. Because the Company was wholly-owned by a licensed dentist during this period, the Company generally did not operate its business pursuant to management agreements with the P.C.s except in the case of one dental practice which was 50% owned by the Company prior to February 1996 at which time the Company acquired the remaining interest in this dental practice. The results of operations of this dental practice were consolidated with the Company for all periods prior to February 6, 1996. The current Management Agreements between the Company and the P.C. with respect to Dental Offices located in Texas became effective in February 1996 and the current Management Agreements with respect to the Company's operations in other states became effective upon the Company's entry into those states (other than Wisconsin where the practice of dentistry by the Company is permitted). In states in which the ownership of dental practices by non-dentists is prohibited, the Company derives all of its revenue from its Management Agreements with the P.C.s. Under the Management Agreements, the Company assumes responsibility for the management of all aspects of the dental group practices' business other than the provision of dental services. The Company receives a management fee equal to the Company's costs plus the lower of (i) 30% of the P.C.'s net revenues or (ii) the P.C.'s net pre-tax income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Components of Revenue and Expenses."


     Management of Growth. The Company recently has experienced a period of rapid growth with a substantial increase in the number of its Dental Offices, resulting in part from expansion into three new markets. The number of Dental Offices owned and managed by the Company increased from 12 at January 1, 1996 to 67 at May 31, 1997. This growth has placed, and will continue to place, strains on the Company's management, operations and systems. The Company's ability to compete effectively will depend upon its ability to hire, train and assimilate additional management and other employees and its ability to expand, improve and effectively utilize its operating, management, marketing and financial systems to accommodate its expanded operations. Any failure by the Company's management to effectively anticipate, implement and manage the changes required to sustain the Company's growth may have a material adverse effect on the Company's business, financial condition and operating results.

     Limited Capital; Need for Additional Financing. Implementation of the Company's growth strategy has required and is expected to continue to require significant capital resources. Such resources will be needed to acquire or establish additional Dental Offices and for the effective integration, operation and expansion of the Dental Offices. The Company historically has used a combination of cash, promissory notes, stock and the assumption of certain liabilities (including indebtedness) as consideration in acquisitions of dental practices and intends to continue to do so. The Company expects that its capital requirements over the next several years will substantially exceed cash flow generated from operations and borrowings available under the Company's existing credit facility or any successor credit facility. Therefore, to finance capital requirements, the Company anticipates that it will from time to time issue additional equity securities and incur additional debt. Additional debt or non-Common Stock equity financings could be required to the extent that the Company's Common Stock fails to maintain a market value sufficient to warrant its use for future financing needs. The Company may not be able to obtain additional required capital on satisfactory terms, if at all. In particular, the Company's existing credit facility contains certain restrictions on the Company's ability to acquire additional dental practices. The failure to raise the funds necessary to finance the expansion of the Company's operations or the Company's other capital requirements could materially and adversely affect the Company's ability to pursue its strategy and its operating results in future periods. If additional funds are raised through the issuance of equity securities, dilution to the Company's existing stockholders may result. If additional funds are raised through the incurrence of debt, such debt instruments will likely contain restrictive financial, maintenance and security covenants.

     At March 31, 1997, the Company had a working capital deficit of $3.9 million, resulting principally from the incurrence of indebtedness in connection with its acquisitions, and a net deficit of stockholders' equity of $3.3 million. The repayment of $18.2 million of indebtedness under the Company's existing senior credit facility with a portion of the net proceeds from this offering and the retention of a portion of the net proceeds for general corporate purposes will reduce the Company's working capital deficit. There can be no assurance the Company will not have working capital deficits in the future, particularly if future indebtedness requires current amortization of principal. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Availability of Dentists. All dentists practicing at the Dental Offices have entered into employment agreements individually or through their professional corporations or independent contractor agreements through their professional corporations. Such agreements typically contain a non-competition agreement for up to three years following termination of the agreement within a specified geographic area, usually a specified number of miles from the relevant Dental Office. The agreements with dentists who have sold their practices to the Company generally are for a specified initial term of up to five years. Although the Company will endeavor to renew agreements with affiliated dentists or their professional corporations, in the event that many of the Company's affiliated dentists terminate or do not renew their agreements or in the event the non-competition agreements are determined to be unenforceable or more limited in scope than their terms, the Company's business, financial condition and operating results could be materially and adversely affected. See
"Business -- Affiliation Structure." In addition, the Company's expansion strategy is dependent on the availability and successful recruitment of dentists. The Company may not be able to successfully recruit new dentists for its existing and newly established Dental Offices, which may have a material adverse effect on the Company's expansion strategy and its business, financial condition and operating results.

     Risks Associated with Cost Containment Initiatives. The health care industry, including the dental services market, is experiencing a trend toward cost containment, as third-party and government payors seek to impose lower reimbursement rates upon providers. The Company believes that this trend will continue and will increasingly affect dental services. This may result in a reduction in per-patient and per-procedure revenue from historic levels. Significant reductions in payments to dentists or other changes in reimbursement by third-party payors for dental services may have a material adverse effect on the Company's business, financial condition and operating results.

     Risks Associated with Capitated Payment Arrangements. Part of the Company's growth strategy involves obtaining capitated managed dental care contracts. Capitated managed dental care contracts are between dental benefits organizations, the Company and the P.C.s (except in Wisconsin). The Company negotiates and administers these contracts on behalf of the P.C.s pursuant to the Management Agreements. Under a capitated managed dental care contract, the dental group practice provides dental services to the members of the dental benefits organization and receives a fixed monthly capitation payment for each plan member covered for a specific schedule of services regardless of the quantity or cost of services to the participating dental group practice which is obligated to provide them. This arrangement shifts the risk of utilization of such services to the dental group practice that provides the dental services. Because the Company assumes responsibility under the Management Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the P.C.s associated with the provision of dental services at the Dental Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Dental Offices under capitated managed dental care plans is effectively shifted to the Company. In contrast, under traditional indemnity insurance arrangements, the insurance company pays whatever reasonable charges are billed by the dental group practice for the dental services provided.

     Risks to the Company associated with capitated managed dental care contracts include principally (i) the risk that either the Company or one or more of the P.C.s, as applicable, may be terminated as a provider by one or more managed dental care plans with which they contract and, to a lesser extent, (ii) the risk that large subscriber groups will terminate their relationship with such managed dental care plans which would reduce patient volume and capitation and co-payment revenue in a particular area. There can be no assurance that the Company will be able to negotiate future capitation arrangements on behalf of itself or the P.C.s, as applicable, on satisfactory terms or at all, or that the fees offered in current capitation arrangements will not be reduced to levels unsatisfactory to the Company. Moreover, to the extent that costs incurred by the Company's affiliated dental practices in providing services to patients covered by capitated managed dental care contracts exceed the revenue under such contracts, the Company's business, financial condition and operating results may be materially and adversely affected.

     Approximately 16.4% of the Company's revenue for the year ended December 31, 1996 in the Dallas-Fort Worth and Houston markets, and approximately 29.1% of the Company's pro forma revenue for the year ended December 31, 1996 in the Wisconsin market, were derived from contracts with Prudential Dental Maintenance Organization, Inc. ("Prudential Dental") and Compcare Health Services Insurance Corporation ("Compcare"), respectively. The Prudential Dental contract is for an initial two-year term expiring April 1, 1999 and renews automatically for successive one-year terms thereafter unless either party gives the other nine months' prior written notice. The Compcare contract continues until terminated by either party upon 90 days' prior written notice. The material economic terms of these contracts can therefore be renegotiated periodically. Failure to negotiate future capitation arrangements on satisfactory terms with Prudential Dental or Compcare or the termination of the Company's contracts with Prudential Dental or Compcare may have a material adverse effect on the Company's business, financial condition and operating results.

     Geographic Concentration. The current geographic concentration of the Company's operations in the Dallas-Fort Worth, Houston, Wisconsin and Arkansas markets increases the risk to the Company of adverse economic or regulatory developments or action within these markets. In addition, the Company's growth strategy is dependent, in part, upon acquiring larger group practices in selected markets. The Company's strategy of focused expansion within selected markets increases the risk to the Company that adverse economic or regulatory developments in one or more of these markets may have a material adverse effect on the Company's business, financial condition and operating results.

     Government Regulation. The practice of dentistry is regulated at both the state and federal levels. There can be no assurance that the regulatory environment in which the Company or P.C.s operate will not change significantly in the future. In addition, state and federal laws regulate health maintenance organizations and other managed care organizations for which dentists may be providers. In general, regulation of health care-related companies is increasing. In connection with its operations in existing markets and expansion into new markets, the Company may become subject to additional laws, regulations and interpretations or enforcement actions. The ability of the Company to operate profitably will depend in part upon the ability of the Company and the P.C.s to operate in compliance with applicable health care regulations.

     The laws of many states, including Arkansas, Indiana and Texas but excluding Wisconsin, typically permit a dentist to conduct a dental practice only as an individual, a member of a partnership or an employee of a professional corporation, limited liability company or limited liability partnership. These laws typically prohibit, either by specific provision or as a matter of general policy, non-dental entities, such as the Company, from practicing dentistry, from employing dentists and, in certain circumstances, hygienists or dental assistants, or from otherwise exercising control over the provision of dental services. As a result of these laws, the Company provides practice management services to the P.C.s but does not employ dentists or control the practice of dentistry in each of its states of operation other than Wisconsin. Because under the Management Agreements the Company bears all costs associated with the provision of dental services by the P.C.s at the Dental Offices (other than compensation and benefits of dentists and hygienists) and determines annual budgets for the P.C.s, the Company is effectively able to manage the profitability of the Dental Offices. Under the Management Agreements, however, the P.C.s control all clinical aspects of the practice of dentistry and the provision of dental services at the Dental Offices, including the exercise of independent professional judgment regarding the diagnosis or treatment of any dental disease, disorder or physical condition. Under the Management Agreements, persons to whom dental services are provided at the Dental Offices are patients of the P.C.s and not of the Company and the Company does not have or exercise any control or direction over the manner or methods in which dental services are performed nor does the Company interfere in any way with the exercise of professional judgment by the dentists who are employees or independent contractors of the P.C.s.

     Each of the states in which the Company's Dental Offices presently are located have fraud and abuse laws which in many cases apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including all of the states in which Dental Offices are currently located, also impose significant penalties for submitting false claims for dental services. Many states, including all of the states in which the Dental Offices are currently located, either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states also prohibit dentists from splitting fees with non-dentists.

     Many states, including Indiana and Texas but excluding Wisconsin, limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice under a bona fide lease, if the equipment and office remain under the control of the dentist. Some states (none in which the Company currently operates) prohibit the advertising of dental services under a trade or corporate name. Some states, including Arkansas, require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. Some states (none in which the Company currently operates) require entities designated as "clinics" to be licensed, and may define clinics to include dental practices that are owned or controlled in whole or in part by non-dentists. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

     In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. As the Company or the P.C.s contract with third-party payors, on a capitation or other basis under which the Company or the relevant P.C. assumes financial risk, the Company or the P.C.s may become subject to state insurance laws. Specifically, in some states, regulators may determine that the Company or the P.C.s are engaged in the business of insurance, particularly if they contract on a financial-risk basis directly with self-insured employers or other entities that are not licensed to engage in the business of insurance. To the extent that the Company or the P.C.s are determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third-party payors and the Company's revenue may be materially and adversely affected.

     Federal laws generally regulate reimbursement and billing practices under Medicare and Medicaid programs and prohibit fraud or abuse in connection with such practices. Because very little dental care is currently provided under Medicare and Medicaid, the Company receives very little revenue from these programs and the impact of these laws on the Company to date has been negligible. There can be no assurance, however, that the scope of these laws will not be expanded in the future, and if expanded, such laws could have a larger impact on the Company's operations and could have a material adverse effect on the Company's business, financial condition and operating results.

     Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's contractual arrangements will not be successfully challenged as violating applicable fraud and abuse, self-referral, false claims, fee-splitting, insurance, facility licensure or certificate-of-need laws or that the enforceability of such arrangements will not be limited as a result of such laws. In addition, there can be no assurance that the business structure under which the Company operates, or the advertising strategy the Company employs, will not be deemed to constitute the unlicensed practice of dentistry or the operation of an unlicensed clinic or health care facility. The Company has not sought judicial or regulatory interpretations with respect to the manner in which it conducts its business. There can be no assurance that a review of the business of the Company and the P.C.s by courts or regulatory authorities will not result in a determination that could materially and adversely affect their operations or that the regulatory environment will not change so as to restrict the Company's existing or future operations. In the event that any legislative measures, regulatory provisions or rulings or judicial decisions restrict or prohibit the Company from carrying on its business or from expanding its operations to certain jurisdictions, structural and organizational modifications of the Company's organization and arrangements may be required, which could have a material adverse effect on the Company, or the Company may be required to cease operations.

     Risks Arising From Health Care Reform. There can be no assurance that the laws and regulations of the states in which the Company operates will not change or be interpreted in the future either to restrict or adversely affect the Company's relationships with dentists or the operation of Dental Offices. Federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on the Company's business, financial condition and operating results. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation. In addition, changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payments for the services of the Company's affiliated dental practices.

     Possible Exposure to Professional Liability. In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits involve large claims and significant defense costs. Any suits involving the Company or dentists at the Dental Offices, if successful, could result in substantial damage awards that may exceed the limits of the Company's insurance coverage. The Company provides practice management services; it does not engage in the practice of dentistry or control the practice of dentistry by the P.C.s or the dentists or their compliance with regulatory requirements directly applicable to providers (except in Wisconsin where the ownership of dental practices by the Company is permitted). Nevertheless, dentists at the Dental Offices have been in the past involved in malpractice suits and there can be no assurance that the Company will not become subject to litigation in the future as a result of the dental services provided at the Dental Offices. The Company maintains professional malpractice and general liability insurance for itself and maintains professional liability insurance covering dentists, hygienists and dental assistants at the Dental Offices. The Company generally is a named insured under such policies and is named as an additional insured on each individual dentist's policy, wherever possible. Certain types of risks and liabilities are not covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the dentists, the P.C.s or the Company may have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Insurance."

     Competition. The dental practice management segment of the dental services industry, currently in its formative stage, is highly competitive and is expected to become increasingly more competitive. In this regard, the Company expects that the provision of multi-specialty dental services at convenient locations will become increasingly more common. The Company is aware of several dental practice management companies that are currently operating in its existing markets. There are also a number of companies with dental practice management businesses similar to that of the Company currently operating in other parts of the country which may enter the Company's existing markets in the future. Such competitors may be better capitalized or otherwise enjoy competitive advantages which may make it difficult for the Company to compete against them or to acquire additional Dental Offices on terms acceptable to the Company. As the Company seeks to expand its operations into new markets, it is likely to face competition from dental practice management companies which already have established a strong business presence in such locations.

     The business of providing general dental and specialty dental services is highly competitive in the markets in which the Company operates. Competition for providing dental services may include practitioners who have more established practices and reputations. The Company competes against established practices in the retention and recruitment of general dentists, specialists and hygienists to staff the Dental Offices and to accommodate the growth of such sites. If the availability of dentists begins to decline in the Company's markets, it may become more difficult to attract qualified dentists to staff the Dental Offices. The Dental Offices may not be able to compete effectively against other existing practices or against new single or multi-specialty dental practices that enter its markets, or to compete against such practices in the recruitment of qualified dentists. See "Business -- Competition."

     Reliance on Certain Personnel. The success of the Company, including its ability to complete and integrate acquisitions, depends on the continued services of a relatively limited number of members of the Company's senior management. Implementation of the Company's business strategy will require the addition of qualified management personnel. The loss of the services of one or more members of the Company's senior management or the failure to add qualified management personnel could have a material adverse effect on the Company's business, financial condition and operating results. See "Management."

     Risks Associated with Intangible Assets. The acquisitions of MacGregor Dental Centers, Midwest Dental Care, Convenient Dental Care, Arkansas Dental Health Associates and United Dental Care Tom Harris D.D.S. & Associates resulted in significant increases in the Company's intangible assets relating to the Management Agreements and goodwill. At March 31, 1997, intangible assets on the Company's balance sheet were $25.5 million, representing 70.2% of the Company's total assets at that date and an additional $3.4 million of intangible assets were added in April 1997 as a result of the acquisition of United Dental Care Tom Harris D.D.S. & Associates. The Company estimates an additional $2.9 million of intangible assets will be added as a result of the acquisition of Dental Centers of Indiana, Inc. The Company expects the amount allocable to intangible assets on its balance sheet to increase in the future in connection with additional acquisitions, which will increase the Company's amortization expense. In the event of any sale or liquidation of the Company or a portion of its assets, there can be no assurance that the value of the Company's intangible assets will be realized. In addition, the Company continually evaluates whether events and circumstances have occurred indicating that any portion of the remaining balance of the amount allocable to the Company's intangible assets may not be recoverable. When factors indicate that the amount allocable to the

Company's intangible assets should be evaluated for possible impairment, the Company may be required to reduce the carrying value of such assets. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition and operating results.

     Dependence on Management Agreements, the P.C.s and Affiliated
Dentists. Except with respect to its Wisconsin operations, the Company receives fees for services provided to the P.C.s under a Management Agreement. The Company owns all of the operating assets of the Dental Offices but, except in Wisconsin, does not employ or contract with dentists, employ hygienists or control the provision of dental care at the Dental Offices. The Company's revenue is dependent on the revenue generated by the P.C.s at the Dental Offices. Therefore, effective and continued performance of dentists providing services for the P.C.s is essential to the Company's long-term success. Under each Management Agreement, the Company pays substantially all of the operating and nonoperating expenses associated with the provision of dental services except for the salaries and benefits of the dentists and hygienists. Any material loss of revenue by the P.C.s would have a material adverse effect on the Company's business, financial condition and operating results, and any termination of a Management Agreement (which is permitted in the event of a bankruptcy or dissolution or material breach by either the P.C. or the Company, or upon 90 days' notice by the Company) could have such an effect. In the event of a breach of a Management Agreement by a P.C., there can be no assurance that the legal remedies available to the Company will be adequate to compensate the Company for its damages resulting from such breach. The P.C.s are owned by employees of the Company who are licensed to practice dentistry in the relevant state. The Company has entered into a succession agreement with the respective stockholders of the P.C.s whereby upon termination of such stockholder's affiliation with the Company by the Company or such stockholder for any reason, the stockholder is required to sell his or her ownership in the P.C. for a nominal amount and the Company is entitled to designate a successor. See "Business -- Affiliation Structure" and "-- Government Regulation -- State Regulation."

     Potential Conflicts of Interest. The Company's founder, Chairman and Chief Dental Officer, Dr. Warren F. Melamed, is the sole owner of the P.C. for all of the Company's Dental Offices in Texas (the "Texas P.C."). As a result of Dr. Melamed's ownership of the Texas P.C., potential conflicts of interest may arise in certain matters, including but not limited to matters relating to the Management Agreement between the Company and the Texas P.C. Although Dr. Melamed has a fiduciary duty to the Company and its stockholders, there can be no assurance that the Company will not be adversely affected by matters in which Dr. Melamed has a potential conflict of interest. In addition, the Company and Dr. Melamed have entered into a succession agreement whereby upon any termination of Dr. Melamed's affiliation with the Company, Dr. Melamed is required to sell his ownership interest in the Texas P.C. for a nominal amount. The Audit Committee of the Company's Board of Directors will review and approve all transactions between the Company and Dr. Melamed, including any amendments or modifications to the Management Agreement with the Texas P.C. or the related succession agreement. See "Business -- Affiliation Structure" and "Management."

     Material Benefit to Insiders. In February 1996, the Company completed a series of transactions principally including the repurchase of shares of Common Stock from Dr. Melamed and the concurrent acquisition of MacGregor Dental Centers from an entity controlled by Dr. Charles G. Shears, an executive officer and director of the Company. In connection with these transactions, the Company incurred $17.4 million of indebtedness under a senior secured credit facility from a bank; investors principally including investment funds associated with TA Associates, Inc. purchased from the Company an aggregate of $10.0 million of Convertible Participating Preferred Stock; the Company redeemed Common Stock from Dr. Melamed for $6.7 million; Dr. Melamed contributed interests in two corporations holding ownership interests in the Company's Dallas-Fort Worth Dental Offices in exchange for an aggregate of 356,240 shares of Common Stock and a cash payment of $425,000 and the Company repaid outstanding indebtedness to Dr. Melamed of $446,000; and the Company acquired MacGregor Dental Centers for consideration consisting of cash in the amount of $14.9 million, the assumption of indebtedness of approximately $662,000 and other ordinary course obligations and 700,000 shares of Common Stock. Upon the completion of this offering, the Convertible Participating

Preferred Stock will convert into 2,400,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock. As required by the terms of the Redeemable Preferred Stock, the Company will immediately redeem all of the Redeemable Preferred Stock upon its issuance for $8.0 million in cash with a portion of the net proceeds from this offering. See "Certain Transactions."

     Effective Control by Principal Stockholders. After giving effect to the sale of the shares of Common Stock offered hereby, investors principally including investment funds associated with TA Associates, Inc., Dr. Melamed, members of his family and trusts for the benefit of members of his family, Dr. Shears and trusts for the benefit of members of his family and Dr. David L. Hehli, President of Midwest Dental Care, will beneficially own in the aggregate approximately 29.4%, 24.4%, 8.6% and 3.7%, respectively, of the outstanding Common Stock. As a result, these stockholders will have the ability to control or exert significant influence over the outcome of fundamental corporate transactions requiring stockholder approval, including mergers and sales of assets and the election of the members of the Company's Board of Directors. Sales of shares by such stockholders could reduce the level of such influence. See "Certain Transactions," "Principal Stockholders" and "Shares Eligible for Future Sale."


     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. In addition to the 2,750,000 shares of Common Stock offered hereby, up to 5,457,578 shares of Common Stock owned by current stockholders of the Company will be eligible for sale in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), beginning 90 days after the date of this Prospectus and an additional 1,008,515 shares will become eligible for sale in the public market under Rule 144 at various dates thereafter through April 1, 1998, at which date all of such shares will be eligible for sale. The remaining 242,630 shares of Common Stock are subject to vesting provisions and will become eligible for sale in the public market under Rule 144 at various times as they become vested. However, holders of 6,708,473 of such shares have agreed not to offer, sell or otherwise dispose of any shares of Common Stock owned by them (other than transfers pursuant to bona fide gifts) for 180 days from the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC. The holders of 2,782,328 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public and holders of 6,377,265 shares have the right to include their shares in a registration statement filed by the Company. Sales of substantial amounts of the Common Stock (including shares issued in connection with prior or future acquisitions, which may be issued with registration rights), or the availability of such shares for sale, may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to obtain additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale."


     Absence of a Public Trading Market; Offering Price; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active market will develop or be sustained following the consummation of this offering. Consequently, the offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the several Underwriters. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. Following the completion of this offering, the trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements by the Company or its competitors, governmental regulatory action, conditions in the health care industry generally or in the dental services industry specifically, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices of many health care services companies and which often have been unrelated to the operating performance of such companies. The Company's operating results in future quarters may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially.

     Dividend Policy. The Company has not declared or paid cash dividends on its Common Stock since it became a C corporation in February 1996 and the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The payment of dividends is prohibited under the terms of the Company's existing senior credit facility and may be prohibited under any future credit facility which the Company may obtain. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Liquidity and Capital Resources."

     Anti-takeover Provisions. Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-laws (the "By-laws"), certain sections of the Delaware General Corporation Law, and the ability of the Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which stockholders may deem to be in their best interests). Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of stockholder voting by written consent, the removal of directors only for cause, the vesting of exclusive authority in the Board of Directors to determine the size of the Board of Directors and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Board of Directors (except as otherwise required by law) to call special meetings of stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Board of Directors. These provisions, and the ability of the Board of Directors to issue preferred stock without further action by stockholders, could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to stockholders, and also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interests of stockholders. The Company will be subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of the Company's Common Stock. See "Description of Capital
Stock -- Certain Provisions of Certificate and By-laws" and "-- Statutory Business Combination Provision."

     Immediate and Substantial Dilution. Purchasers of the Common Stock in this offering will incur immediate and substantial dilution in the net tangible book value per share of Common Stock. At the assumed initial public offering price of $11.00 per share, investors in this offering will incur dilution of $11.30 per share. See "Dilution."

                                  THE COMPANY

     The Company was founded by Dr. Warren F. Melamed in 1983, commencing operations as a single location dental practice in Dallas. From its founding in 1983 through the end of 1995, the Company expanded its operations in the Dallas-Fort Worth area to include a total of 12 Dental Offices staffed by 33 dentists.

     In February 1996, the Company completed a series of transactions principally including the repurchase of shares of Common Stock from Dr. Melamed, the Company's founder and Chairman, and the concurrent acquisition of the MacGregor Dental Centers business ("MacGregor") in Houston from an entity controlled by Dr. Charles G. Shears, an executive officer and director of the Company (the "1996 Transactions"). In connection with the 1996 Transactions, the Company incurred $17.4 million of indebtedness under a senior secured credit facility from a bank (the "Credit Facility"), and investors principally including investment funds associated with TA Associates, Inc., a private equity firm based in Boston, Massachusetts (the "TA Investors"), invested $10.0 million to acquire shares of Convertible Participating Preferred Stock. Upon completion of this offering, the Convertible Participating Preferred Stock will convert into 2,400,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock which the Company will immediately redeem from the TA Investors for $8.0 million using a portion of the net proceeds from the sale of the Common Stock offered hereby. See "Use of Proceeds" and "Certain Transactions."

     The Company's entry into the Houston market through the acquisition of MacGregor represented the Company's initial expansion beyond the Dallas-Fort Worth market. This acquisition resulted in the addition of 15 Dental Offices and 42 dentists and approximately doubled the size of the Company's operations.


     Since completing the 1996 Transactions, the Company has expanded into two additional markets, Wisconsin and Arkansas, through acquisitions. In August 1996, the Company acquired Midwest Dental Care ("Midwest") resulting in the addition of 22 Dental Offices and 35 dentists located throughout Wisconsin. The Company acquired Convenient Dental Care, Inc. ("Convenient") of Fort Smith, Arkansas, in November 1996, Arkansas Dental Health Associates, Inc. ("Arkansas Dental Health") of Little Rock, Arkansas, in January 1997 and United Dental Care Tom Harris D.D.S. & Associates ("United") of Little Rock, Arkansas, in April 1997, resulting in the addition of an aggregate of 13 Dental Offices and 20 dentists. The collective pro forma revenue of MacGregor, Midwest, Convenient, Arkansas Dental Health and United was $37.9 million for the year ended December 31, 1996.


     In June 1997, the Company entered into a definitive agreement to acquire Dental Centers of Indiana, Inc., an Indiana-based dental practice ("Indiana Dental"), which operates 11 dental offices with 14 dentists. Indiana Dental had $3.6 million in revenue for the year ended December 31, 1996. The Company anticipates that the closing of the Indiana Dental acquisition will occur on or about the commencement of this offering, however, there can be no assurance that the Indiana Dental acquisition will be completed. See
"Business -- Expansion -- Pending Acquisition."

     The Company was incorporated under the laws of Delaware on December 28, 1994. The Company's principal executive offices are located at 4201 Spring Valley Road, Suite 320, Dallas, Texas 75244, and its telephone number is (972) 702-7446.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share are estimated to be $27,233,000 ($31,452,000 if the Underwriters' over-allotment option is exercised in full). The Company will use the net proceeds as follows: (i) approximately $18.2 million will be used to repay a portion of the Company's outstanding indebtedness under the Credit Facility, including accrued and unpaid interest; (ii) $8.0 million will be used to redeem all of the outstanding Redeemable Preferred Stock; and (iii) the balance of approximately $1.0 million will be used for working capital and other general corporate purposes. Pending such use, the balance of the net proceeds will be invested in short-term, investment grade, interest-bearing obligations.

     The Credit Facility expires on August 29, 1999. Amounts outstanding under the Credit Facility bear interest at variable rates which are based upon either the lender's base rate or LIBOR, plus in either case a margin which varies according to the ratio of the Company's funded debt to Adjusted EBITDA, each as defined in the Credit Facility. The interest rate on such indebtedness at March 31, 1997 was 8.9% per annum. At May 31, 1997, the Company had outstanding borrowings of $24.8 million under the Credit Facility. The Company incurred $17.4 million, $5.0 million, $495,000, $1.6 million and $2.8 million of indebtedness under the Credit Facility to finance the 1996 Transactions and the acquisitions of Midwest, Convenient, Arkansas Dental Health and United, respectively. The Company expects to incur additional indebtedness of approximately $1.8 million to finance the acquisition of Indiana Dental. All outstanding indebtedness under the Credit Facility was used to finance such acquisitions. See "The Company," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock since it became a C corporation in February 1996. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results and current and anticipated cash needs. In addition, under the terms of the Credit Facility, the payment of cash dividends is currently prohibited without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.


                                                                  MARCH 31, 1997
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Current maturities of long-term debt(1).....................  $ 3,592      $ 3,857
                                                              =======      =======
Long-term debt, net of current maturities(1)................  $19,424      $ 4,220
Convertible Participating Preferred Stock, $.01 par value,
  4,800,000 shares authorized, 4,800,000 shares issued and
  outstanding; no shares authorized, issued or outstanding
  as adjusted...............................................    9,313           --
Redeemable Preferred Stock, $.01 par value, 3,840,000 shares authorized; no shares issued or outstanding; no shares
  authorized, issued or outstanding as adjusted(2)..........       --           --
Redeemable Common Stock, $.01 par value, 175,000 shares
  issued and outstanding; no shares issued or outstanding as
  adjusted(3)...............................................      438           --
Stockholders' equity (deficit):
     Series A Convertible Junior Preferred Stock, $.01 par
      value, 1,704,550 shares authorized, 1,704,550 shares
      issued and outstanding; no shares authorized, issued
      or outstanding as adjusted............................       17           --
     Preferred Stock, $.01 par value, no shares authorized,
      issued or outstanding; 2,000,000 shares authorized, no
      shares issued or outstanding as adjusted..............       --           --
     Common Stock, $.01 par value, 9,900,000 shares
      authorized; 3,212,708 shares issued and outstanding;
      50,000,000 shares authorized, 9,389,973 shares issued
      and outstanding as adjusted(4)........................       32          104
     Additional paid-in capital.............................    3,907       33,262
     Retained deficit.......................................   (7,266)      (7,323)
                                                              -------      -------
          Total stockholders' equity (deficit)..............   (3,310)      26,043(5)
                                                              -------      -------
            Total capitalization............................  $25,865      $30,263
                                                              =======      =======


------------------------------

(1) See Notes 6 and 8 of Notes to Consolidated Financial Statements of the Company for information concerning long-term debt and capital lease obligations.

(2) Upon completion of this offering, the Convertible Participating Preferred Stock will convert into 2,400,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock and all shares of Redeemable Preferred Stock will be redeemed for $8.0 million in cash.

(3) Reflects 175,000 shares of Common Stock subject to put rights which terminate upon completion of this offering.

(4) Excludes (i) 1,031,042 shares of Common Stock reserved for issuance under the 1996 Stock Plan, of which 57,500 shares were issuable at March 31, 1997 upon the exercise of outstanding stock options at a weighted average exercise price of $6.55 per share, (ii) 500,000 shares of Common Stock reserved for issuance under the Acquisition Plan, of which at March 31, 1997 up to 92,500 shares were reserved for issuance under options to be granted at an exercise price equal to the fair market value of the Common Stock at the time of grant if certain acquired dental practices achieve specified financial performance goals, (iii) 250,000 shares of Common Stock reserved for issuance under the Purchase Plan and (iv) approximately 163,600 shares of Common Stock issuable in connection with the closing of the acquisition of Indiana Dental at an assumed initial public offering price of $11.00 per share. See "Business -- Expansion -- Pending Acquisition,"
    "Management -- Employee Stock and Other Benefit Plans -- 1996 Stock Option and Incentive Plan" and "-- 1997 Employee Stock Purchase Plan." Includes non-voting Class A Common Stock to be converted into Common Stock on a share-for-share basis upon completion of this offering.

(5) Reflects the anticipated write off of unamortized loan fees of $284,000, net of the related tax effect.

                                    DILUTION


     As of March 31, 1997, the Company had a net tangible book value of approximately $(28,841,000) or $(8.98) per share of Common Stock. Net tangible book value represents the amount of total tangible assets less total liabilities and redeemable equity securities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after March 31, 1997, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, the pro forma net tangible book value of the Company as of March 31, 1997 would have been approximately $(4,134,000), or $(0.44) per share. This represents an immediate increase in net tangible book value of $8.54 per share to existing stockholders and an immediate dilution of $11.44 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............            $11.00
     Net tangible book value per share before the
      offering..............................................  $(8.98)
     Increase per share attributable to new investors.......    8.54
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................             (0.44)
                                                                        ------
Dilution per share to new investors.........................            $11.44
                                                                        ======


     The following table summarizes, on a pro forma basis as of March 31, 1997, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                                                              AVERAGE PRICE
                                SHARES PURCHASED       TOTAL CONSIDERATION      PER SHARE
                              ---------------------   ---------------------   -------------
                                NUMBER      PERCENT     AMOUNT      PERCENT
                              -----------   -------   -----------   -------
Existing stockholders.......    6,639,973    70.7%    $ 6,187,193    17.0%       $ 0.93
New investors...............    2,750,000     29.3     30,250,000     83.0        11.00
                              -----------   ------    -----------   ------
          Total.............    9,389,973   100.0%    $36,437,193   100.0%
                              ===========   ------    ===========   ------
                                            ------                  ------

     Other than as noted above, the foregoing computations assume no exercise of any outstanding stock options after May 31, 1997 or of the Underwriters' over-allotment option. As of May 31, 1997, stock options to purchase 435,750 shares of Common Stock were outstanding with a weighted average exercise price of $10.41 per share (at an assumed initial public offering price of $11.00 per share). To the extent these options are exercised, there will be further dilution to new investors. See "Management -- Employee Stock and Other Benefit Plans -- 1996 Stock Option and Incentive Plan."

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The pro forma as adjusted consolidated statement of income for the year ended December 31, 1996, gives effect to (i) the 1996 acquisitions of MacGregor, Midwest, John H. Davis, D.D.S. ("Davis"), and Convenient (collectively, the "1996 Acquisitions") and the 1997 acquisitions of Arkansas Dental Health, United and Indiana Dental (collectively, the "1997 Acquisitions") and (ii) the receipt and application of the estimated net proceeds from this offering at an assumed initial public offering price of $11.00 per share as if such transactions had been completed on January 1, 1996. The pro forma as adjusted consolidated statement of income for the three months ended March 31, 1997 gives effect to
(i) the 1997 acquisitions of United and Indiana Dental and (ii) the receipt and application of the estimated net proceeds from this offering as if such transactions had been completed on January 1, 1997. The pro forma as adjusted condensed consolidated balance sheet reflects (i) the acquisitions of United and Indiana Dental, (ii) the receipt and application of the estimated net proceeds from this offering and (iii) the conversion of all outstanding Convertible Participating Preferred Stock of the Company into Common Stock and Redeemable Preferred Stock, the redemption of all outstanding Redeemable Preferred Stock for cash and the conversion of all other outstanding equity securities into Common Stock, in each case concurrently with the closing of the offering, as if such transactions had occurred on March 31, 1997. The pro forma consolidated financial information is based on the consolidated financial statements of the Company, giving effect to the assumptions and adjustments in the accompanying notes to the pro forma consolidated financial information. Although such information is based on preliminary allocations of the purchase prices of the acquisitions of Midwest, Davis and Convenient and the 1997 Acquisitions, the Company does not expect that the final allocations of the purchase prices will be materially different from such preliminary allocations.

     The pro forma consolidated financial information has been prepared by management based on the historical financial statements of the Company, Arkansas Dental Health, United and Indiana Dental at and for the year ended December 31, 1996 and at and for the three months ended March 31, 1997, adjusted where necessary to reflect these acquisitions and related operations as if the Management Agreements had been in effect during the entire periods presented. This pro forma consolidated financial information is presented for illustrative purposes and it does not purport to represent what the consolidated results of operations or financial condition of the Company for the periods or at the date presented would have been had such transactions been consummated as of such dates and is not indicative of the results that may be obtained in the future.

                           MONARCH DENTAL CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        1996 ACQUISITIONS(B)
                                                  --------------------------------
                                                                        CONVENIENT       ARKANSAS          1997
                                     MONARCH(A)   MACGREGOR   MIDWEST    & DAVIS     DENTAL HEALTH(B)   HISTORICAL
                                     ----------   ---------   -------   ----------   ----------------   ----------
Dental group practices revenue,
  net..............................    $5,261      $3,485     $4,201       $711            $818          $14,476
Less: amounts retained by dental
  group practices..................     1,710       1,170      1,518        344             287            5,029
                                       ------      ------     ------       ----           -----          -------
Net revenue........................     3,551       2,315      2,683        367             531            9,447
Operating expenses:
    Clinical salaries and
      benefits.....................       960         463        752        119             153            2,447
    Other salaries and benefits....       644         316        427         --              --            1,387
    Dental supplies................       338         161        328         36              49              912
    Laboratory fees................       224         224         28         51              64              591
    Occupancy......................       271         220        242         39              28              800
    Advertising....................       239          56         11          5              14              325
    Depreciation and
      amortization.................       171         213        139         13              29              565
    General and administrative.....       540         305        449         67              97            1,458
                                       ------      ------     ------       ----           -----          -------
                                        3,387       1,958      2,376        330             434            8,485
                                       ------      ------     ------       ----           -----          -------
Operating income...................       164         357        307         37              97              962
Interest expense, net..............       576           3         (3)         3              --              579
                                       ------      ------     ------       ----           -----          -------
Income (loss) before minority
  interest in combined subsidiaries
  and income taxes.................      (412)        354        310         34              97              383
Minority interest in combined
  subsidiaries.....................        --          --         --         --              --               --
                                       ------      ------     ------       ----           -----          -------
Income (loss) before income
  taxes............................      (412)        354        310         34              97              383
Income taxes (benefit).............      (160)        137        121         14              38              150
                                       ------      ------     ------       ----           -----          -------
Net income (loss)..................    $ (252)     $  217     $  189       $ 20            $ 59          $   233
                                       ======      ======     ======       ====           =====          =======
Net income per common share........                                                                      $  0.03
                                                                                                         =======
Weighted average common shares
  outstanding......................                                                                        6,896
                                                                                                         =======

                                     1997 ACQUISITIONS
                                     ------------------
                                               INDIANA    ACQUISITION               PRO FORMA
                                     UNITED     DENTAL    ADJUSTMENTS   OFFERING   AS ADJUSTED
                                     -------   --------   -----------   --------   -----------
Dental group practices revenue,
  net..............................   $1,103    $1,041       $  --       $  --       $16,620
Less: amounts retained by dental
  group practices..................       --        --         581(c)       --         5,610
                                      ------    ------       -----       -----       -------
Net revenue........................    1,103     1,041        (581)         --        11,010
Operating expenses:
    Clinical salaries and
      benefits.....................      410       536        (614)(c)      --         2,779
    Other salaries and benefits....      217        56          (9)(c)      --         1,651
    Dental supplies................       75        65          --          --         1,052
    Laboratory fees................       30        52          --          --           673
    Occupancy......................       63        45          (6)(c)      --           902
    Advertising....................       49         2          --          --           376
    Depreciation and
      amortization.................       27        24          53(d)       --           669
    General and administrative.....       80       104         (21)(c)      --         1,621
                                      ------    ------       -----       -----       -------
                                         951       884        (597)         --         9,723
                                      ------    ------       -----       -----       -------
Operating income...................      152       157          16          --         1,287
Interest expense, net..............       13         1          93(f)     (403)(g)       283
                                      ------    ------       -----       -----       -------
Income (loss) before minority
  interest in combined subsidiaries
  and income taxes.................      139       156         (77)        403         1,004
Minority interest in combined
  subsidiaries.....................       --        31          --          --            31
                                      ------    ------       -----       -----       -------
Income (loss) before income
  taxes............................      139       125         (77)        403           973
Income taxes (benefit).............       54        48         (29)        156           379(h)
                                      ------    ------       -----       -----       -------
Net income (loss)..................   $   85    $   77       $ (48)      $ 247       $   594
                                      ======    ======       =====       =====       =======
Net income per common share........                                                  $  0.06
                                                                                     =======
Weighted average common shares
  outstanding......................                                                    9,646
                                                                                     =======

     See accompanying notes to pro forma consolidated statements of income.

                           MONARCH DENTAL CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             1996 ACQUISITIONS(B)
                                                       --------------------------------
                                                                             CONVENIENT      1996
                                          MONARCH(A)   MACGREGOR   MIDWEST    & DAVIS     HISTORICAL
                                          ----------   ---------   -------   ----------   ----------
Dental group practices revenue, net.....   $18,084      $12,129    $5,250       $517       $35,980
Less: amounts retained by dental group
  practices.............................     5,809        3,829     1,942        222        11,802
                                           -------      -------    ------       ----       -------
Net revenue.............................    12,275        8,300     3,308        295        24,178
Operating expenses:
    Clinical salaries and benefits......     3,103        2,034     1,032         90         6,259
    Other salaries and benefits.........     1,681          930       516         --         3,127
    Dental supplies.....................     1,062          688       442         24         2,216
    Laboratory fees.....................       833          753        25         37         1,648
    Occupancy...........................       801          766       346         24         1,937
    Advertising.........................       872          326         8          4         1,210
    Depreciation and amortization.......       517          730       178          5         1,430
    General and administrative..........     1,876        1,107       548         33         3,564
                                           -------      -------    ------       ----       -------
                                            10,745        7,334     3,095        217        21,391
                                           -------      -------    ------       ----       -------
Operating income (loss).................     1,530          966       213         78         2,787
Interest expense, net...................     1,707          (32)       10          2         1,687
                                           -------      -------    ------       ----       -------
Income (loss) before minority interest
  in combined subsidiaries and income
  taxes.................................      (177)         998       203         76         1,100
Minority interest in combined
    subsidiaries........................        --           --        --         --            --
                                           -------      -------    ------       ----       -------
Income (loss) before income taxes.......      (177)         998       203         76         1,100
Income taxes (benefit)..................        (9)         339        69         26           425
                                           -------      -------    ------       ----       -------
Net income (loss).......................   $  (168)     $   659    $  134       $ 50       $   675
                                           =======      =======    ======       ====       =======
Net income per common share.............                                                   $  0.10
                                                                                           =======
Weighted average common shares
  outstanding...........................                                                     6,896
                                                                                           =======

                                             1996 PRE-ACQUISITIONS (B)             1997 ACQUISITIONS(B)
                                          --------------------------------   --------------------------------
                                                                CONVENIENT     ARKANSAS               INDIANA
                                          MACGREGOR   MIDWEST    & DAVIS     DENTAL HEALTH   UNITED   DENTAL
                                          ---------   -------   ----------   -------------   ------   -------
Dental group practices revenue, net.....   $1,095     $10,406     $2,065        $2,718       $4,162   $3,572
Less: amounts retained by dental group
  practices.............................       --         --          --            --           --       --
                                           ------     -------     ------        ------       ------   ------
Net revenue.............................    1,095     10,406       2,065         2,718        4,162    3,572
Operating expenses:
    Clinical salaries and benefits......      288      5,630       1,139           998        1,366    2,054
    Other salaries and benefits.........      219      1,462         128           803          815      195
    Dental supplies.....................       52        881         112           240          223      252
    Laboratory fees.....................       65         55         136           198          113      182
    Occupancy...........................       64        723         100           112          234      233
    Advertising.........................       36         61          17            47          187        6
    Depreciation and amortization.......       38        339           3            57          110       80
    General and administrative..........      206      1,078         176           434          349      316
                                           ------     -------     ------        ------       ------   ------
                                              968     10,229       1,811         2,889        3,397    3,318
                                           ------     -------     ------        ------       ------   ------
Operating income (loss).................      127        177         254          (171)         765      254
Interest expense, net...................        5         39          20            36           32        5

                                           ------     -------     ------        ------       ------   ------
Income (loss) before minority interest
  in combined subsidiaries and income
  taxes.................................      122        138         234          (207)         733      249
Minority interest in combined
    subsidiaries........................       --         --          --            --           --       53
                                           ------     -------     ------        ------       ------   ------
Income (loss) before income taxes.......      122        138         234          (207)         733      196
Income taxes (benefit)..................       47         53          91           (80)         284       76
                                           ------     -------     ------        ------       ------   ------
Net income (loss).......................   $   75     $   85      $  143        $ (127)      $  449      120
                                           ======     =======     ======        ======       ======   ======
Net income per common share.............

Weighted average common shares
  outstanding...........................


                                          ACQUISITION                PRO FORMA
                                          ADJUSTMENTS    OFFERING   AS ADJUSTED
                                          -----------    --------   -----------
Dental group practices revenue, net.....    $    --       $   --      $59,998
Less: amounts retained by dental group
  practices.............................      7,373(c)        --       19,175
                                            -------       ------      -------
Net revenue.............................     (7,373)          --       40,823
Operating expenses:
    Clinical salaries and benefits......     (7,998)(c)       --        9,736
    Other salaries and benefits.........        (60)(c)       --        6,689
    Dental supplies.....................         --           --        3,976
    Laboratory fees.....................         --           --        2,397
    Occupancy...........................        (25)(c)       --        3,378
    Advertising.........................        (10)(c)       --        1,554
    Depreciation and amortization.......        373(d)        --        2,430
    General and administrative..........       (249)(c)       --        5,874
                                            -------       ------      -------
                                             (7,969)          --       36,034
                                            -------       ------      -------
Operating income (loss).................        596           --        4,789
Interest expense, net...................        (78)(e)   (1,617)(g)     1,135
                                              1,006(f)        --           --
                                            -------       ------      -------
Income (loss) before minority interest
  in combined subsidiaries and income
  taxes.................................       (332)       1,617        3,654
Minority interest in combined
    subsidiaries........................         --           --           53
                                            -------       ------      -------
Income (loss) before income taxes.......       (332)       1,617        3,601
Income taxes (benefit)..................       (128)         626        1,394(h)
                                            -------       ------      -------
Net income (loss).......................    $  (204)      $  991      $ 2,207
                                            =======       ======      =======
Net income per common share.............                              $  0.23
                                                                      =======
Weighted average common shares
  outstanding...........................                                9,646(i)
                                                                      =======

     See accompanying notes to pro forma consolidated statements of income.

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

     Dental Group Practices Revenue, Net. Dental group practices revenue, net represents the revenue of the Dental Offices reported at the estimated realizable amounts from third-party payors and patients for services rendered.

     Net Revenue. Net revenue in the accompanying pro forma consolidated statements of income represents revenue from Dental Offices less amounts retained by the dental group practices. The amounts retained by dental group practices represent amounts paid by (i) the P.C.s as salary, benefits and other payments to employed dentists and hygienists and contracted specialists and (ii) the Company as salary, benefits and other payments to employed dentists and hygienists and contracted specialists in states in which ownership of dental practices by the Company is permitted. Under the Management Agreements, the Company assumes responsibility for the management of all aspects of the dental group practices' business other than the provision of dental services. The Company's net revenue is dependent on the revenue of the dental group practices.

     Pro Forma Consolidated Statements of Income. The adjustments reflected in the pro forma consolidated statement of income for the year ended December 31, 1996 and the three months ended March 31, 1997 are as follows:

          (a) In the pro forma consolidated statement of income for the year ended December 31, 1996, the Monarch column includes all of the interest expense related to indebtedness incurred in connection with the 1996 Acquisitions and all expenses related to corporate infrastructure. In the pro forma consolidated statement of income for the three months ended March 31, 1997, the Monarch column includes all of the interest expense related to indebtedness incurred in connection with the 1996 Acquisitions and the Arkansas Dental Health acquisition and all expenses related to corporate infrastructure.

          (b) The 1996 Acquisitions and 1996 Pre-Acquisitions columns present historical information without giving effect to purchase accounting. The 1996 Acquisitions column presents the historical revenue and expenses of the 1996 Acquisitions for that portion of the year included in the historical consolidated financial statements of the Company. The 1996 Pre-Acquisitions columns present the historical revenue and expenses of the 1996 Acquisitions for that portion of 1996 preceding the practices' affiliation with the Company as if the acquisitions had occurred on January 1, 1996. In the pro forma consolidated statement of income for the year ended December 31, 1996, the 1997 Acquisitions columns present the historical revenue and expenses of Arkansas Dental Health, United and Indiana Dental as if they had been acquired on January 1, 1996. In the pro forma consolidated statement of income for the three months ended March 31, 1997, the Arkansas Dental Health column presents the historical revenue and expenses of Arkansas Dental Health for the three months ended March 31, 1997.

          (c) To reflect the impact of applying (i) the provisions of the Management Agreements and (ii) adjustments in compensation expense principally affecting the owners of the acquired dental group practices pursuant to the provisions of employment agreements entered into at the time of acquisition to the historical dental group revenue of each dental practice, as if the Management Agreements and employment agreements were in place at January 1, 1996 for the pro forma consolidated statement of income for the year ended December 31, 1996, or January 1, 1997 for the pro forma consolidated statement of income for the three months ended March 31, 1997.


          (d) To increase amortization expense for intangible assets based upon the Company's allocation of purchase price as if the 1996 Acquisitions and 1997 Acquisitions were all completed on January 1, 1996. The intangible assets related to the 1996 Acquisitions and the 1997 Acquisitions total approximately $31.9 million at March 31, 1997 and are being amortized over a composite average period of 25 years.


          (e) To eliminate interest expense related to liabilities not assumed in connection with the 1996 Acquisitions and 1997 Acquisitions.

          (f) To record interest expense on debt issued in connection with the 1996 Acquisitions and 1997 Acquisitions, assuming such acquisitions were completed on January 1, 1996.

          (g) To eliminate interest expense assuming repayment of $18.2 million of indebtedness under the Company's Credit Facility with a portion of the proceeds of the offering received by the Company as of January 1, 1996, net of estimated federal and state income taxes at a combined rate of approximately 38.7%.

          (h) To reflect the estimated income tax effects at an estimated effective rate of approximately 38.7%.

                           MONARCH DENTAL CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                                     PRO FORMA
                                                           INDIANA    ACQUISITION         EQUITY                        AS
                                 HISTORICAL   UNITED(a)   DENTAL(a)   ADJUSTMENTS      CONVERSION(b)   OFFERING(c)   ADJUSTED
                                 ----------   ---------   ---------   -----------      -------------   -----------   ---------
                                                            Assets
Current assets:
     Cash and cash
       equivalents.............   $   446       $277        $319        $  (513)(d)       $    --       $  1,000     $  1,529
     Other current assets......     4,560        126         195             --                --             --        4,881
                                  -------       ----        ----        -------           -------       --------     --------
          Total current
            assets.............     5,006        403         514           (513)               --          1,000        6,410
Property and equipment, net....     5,237        337         249             --                --             --        5,823
Intangible assets, net.........    25,531        114          --          6,208 (e)            --             --       31,853
Other assets...................       579         --           1             --                --             --          580
                                  -------       ----        ----        -------           -------       --------     --------
            Total assets.......   $36,353       $854        $764        $ 5,695           $    --       $  1,000     $ 44,666
                                  =======       ====        ====        =======           =======       ========     ========

                                        Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
     Payable to affiliated
       dental groups...........   $ 1,301       $ --        $ --        $    --           $    --       $     --     $  1,301
     Current maturities of
       notes payable and
       capital lease
       obligations.............     3,592        265          12            (12)               --             --        3,857
     Other current
       liabilities.............     3,991        152         111             --                --             --        4,254
                                  -------       ----        ----        -------           -------       --------     --------
          Total current
            liabilities........     8,884        417         123            (12)               --             --        9,412
Notes payable and capital lease
  obligations..................    19,424        181          41          4,510 (d)            --        (18,225)       5,931
Other liabilities..............     1,604         --          --             --                --             --        1,604
                                  -------       ----        ----        -------           -------       --------     --------
            Total
             liabilities.......    29,912        598         164          4,498                --        (18,225)      16,947
Convertible Participating
  Preferred Stock..............     9,313         --          --             --            (9,313)            --           --
Redeemable Preferred Stock.....        --         --          --             --             8,000         (8,000)          --
Redeemable Common Stock........       438         --          --             --              (438)            --           --
Stockholders' equity (deficit):
     Series A Convertible
       Junior Preferred
       Stock...................        17         --          --             --               (17)            --           --
     Common Stock..............        32         --          --              3 (d)            17             28          106
                                                                                                2
                                                                                               24
     Additional paid-in
       capital.................     3,907         --          --          1,966 (d)           436         27,197       34,795
                                                                                            1,289
     Minority interest in
       combined subsidiaries...        --         --          84             --                --             --           84
     Retained earnings
       (deficit)...............    (7,266)       256         516           (772)(f)            --             --       (7,266)
                                  -------       ----        ----        -------           -------       --------     --------
          Total stockholders'
            equity (deficit)...    (3,310)       256         600          1,197             1,751         27,225       27,719
                                  -------       ----        ----        -------           -------       --------     --------
            Total liabilities
               and
               stockholders'
               equity
               (deficit).......   $36,353       $854        $764        $ 5,695           $    --       $  1,000     $ 44,666
                                  =======       ====        ====        =======           =======       ========     ========

   See accompanying notes to pro forma condensed consolidated balance sheet.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The adjustments reflected in the pro forma condensed consolidated balance sheet are as follows:

          (a) To record the historical basis of the assets acquired and liabilities assumed by the Company in connection with the United and Indiana Dental acquisitions. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values as of March 31, 1997. In addition to the issuance of Common Stock, the Company paid or expects to pay (in the case of Indiana Dental) approximately $2.8 and $1.8 million in cash in connection with the United and Indiana Dental acquisitions, respectively. The pro forma purchase accounting adjustments are recorded under the Acquisition Adjustments column.

          The following methods and assumptions were used to estimate fair value:

             Cash and cash equivalents -- The historical carrying amount approximated fair value.

             Other current assets -- Other current assets consisted primarily of accounts receivable.

             Property and equipment, net -- The Company performed an asset-by-asset review and determined that the historical carrying amount approximated fair value.

             Intangible assets -- In connection with the allocation of the purchase price to intangible assets, the Company analyzed the nature of each dental group practice with which a Management Agreement was entered into, including the number of dentists in each dental group practice, number of dental offices and ability to recruit additional dentists, the dental group practice's relative market position, the length of time each dental group practice had been in existence, and the term and enforceability of the Management Agreement. The Management Agreements are for a term of 40 years and cannot be terminated by the relevant P.C. without cause, consisting primarily of bankruptcy or material default.


             The Company believes that there is no material value allocable to the employment and noncompete agreements entered into between the P.C.s and the individual dentists, since the primary economic beneficiaries of these agreements are the P.C.s, which are entities that the Company does not legally control. The Company believes that the dental group practices operated by the P.C.s with which it has Management Agreements are long-lived entities with an indeterminable life and that the dentists, customer demographics and various contracts will be continuously replaced. The amounts allocated to the Management Agreements, together with recorded goodwill amounts, are being amortized over a composite life of 25 years.


             The Emerging Issues Task Force of the Financial Accounting Standards Board is currently evaluating certain matters relating to the physician practice management industry, which the Company expects to include a review of the consolidation of professional corporation revenues and the accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions and amortization life assigned to intangible assets.

             Liabilities assumed -- Given the short-term nature of the liabilities assumed, the historical carrying amount approximated their fair value.

          (b) To reflect the conversion of the Convertible Participating Preferred Stock into 2,400,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock. The Redeemable Preferred Stock will be redeemed for $8.0 million in cash at the closing of the offering. To also reflect the conversion of all other outstanding equity securities into Common Stock upon the closing of the offering.

          (c) To reflect the estimated net proceeds from the sale of 2,750,000 shares of Common Stock in the offering at an assumed initial public offering price of $11.00 per share, estimated to be approximately $27.2 million (after deducting estimated underwriting discounts and commissions and offering expenses), and the repayment of $18.2 million of indebtedness under the Credit Facility.

          (d) To record the Common Stock issued and cash paid in exchange for the assets acquired and liabilities assumed.

          (e) To adjust to fair market value the assets acquired and liabilities assumed and to eliminate assets not acquired and liabilities not assumed by the Company as defined in the purchase agreement.

          (f) To eliminate the owner's equity in connection with the purchase accounting for the acquisitions.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated statement of income data for the years ended December 31, 1994, 1995 and 1996 and the selected consolidated balance sheet data at December 31, 1995 and 1996 have been derived from the Consolidated Financial Statements of the Company that have been audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected consolidated statement of income data for the three months ended March 31, 1996 and 1997 and the selected consolidated balance sheet data at March 31, 1997 have been derived from the unaudited interim consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated balance sheet data at December 31, 1994 has been derived from the audited consolidated statements of the Company not included in this Prospectus. The selected consolidated statement of income data for the years ended December 31, 1992 and 1993 and the selected consolidated balance sheet data at December 31, 1992 and 1993 have been derived from unaudited consolidated financial statements of the Company not included in this Prospectus. The following selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

                                                                                           THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                           --------------------------------------------   ----------------
                                            1992     1993     1994     1995      1996      1996     1997
                                           ------   ------   ------   -------   -------   ------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
    Dental group practices revenue,
      net................................  $6,760   $8,028   $9,559   $13,223   $35,980   $6,316   $14,476
    Less: amounts retained by dental
      group practices....................   2,109    2,669    3,070     4,301    11,802    2,060     5,029
                                           ------   ------   ------   -------   -------   ------   -------
    Net revenue..........................   4,651    5,359    6,489     8,922    24,178    4,256     9,447
    Operating expenses:
         Clinical salaries and
           benefits......................   1,403    1,399    1,553     2,243     6,259    1,065     2,447
         Other salaries and benefits.....     476      555      688       971     3,127      466     1,387
         Dental supplies.................     376      436      509       833     2,216      327       912
         Laboratory fees.................     334      391      430       633     1,648      322       591
         Occupancy.......................     290      334      392       471     1,937      318       800
         Advertising.....................     143      479      626       710     1,210      225       325
         Depreciation and amortization...     192      257      252       293     1,430      248       565
         General and administrative......     782      822      951     1,099     3,564      573     1,458
                                           ------   ------   ------   -------   -------   ------   -------
                                            3,996    4,673    5,401     7,253    21,391    3,544     8,485
                                           ------   ------   ------   -------   -------   ------   -------
    Operating income.....................     655      686    1,088     1,669     2,787      712       962
    Interest expense, net................      59       56       81        87     1,687      259       579
                                           ------   ------   ------   -------   -------   ------   -------
    Income before income taxes...........     596      630    1,007     1,582     1,100      453       383
    Income taxes(1)......................      --       --       --        --       425      174       150
                                           ------   ------   ------   -------   -------   ------   -------
    Net income...........................  $  596   $  630   $1,007   $ 1,582   $   675   $  279   $   233
                                           ======   ======   ======   =======   =======   ======   =======
    Pro forma net income(1)..............  $  365   $  386   $  617   $   970   $   675   $  279   $   233
    Net income per common share(2).......                                       $  0.10   $ 0.04   $  0.03
    Weighted average common shares
      outstanding........................                                         6,896    6,896     6,896

                                                               DECEMBER 31,
                                               --------------------------------------------
                                                1992     1993     1994     1995      1996     MARCH 31, 1997
                                               ------   ------   ------   -------   -------   --------------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents................  $  466   $  426   $  413   $   760   $ 1,059      $   446
    Working capital (deficit)................      79      109       22       349    (3,995)      (3,878)
    Total assets.............................   1,821    1,929    1,952     3,182    32,906       36,353
    Long-term debt, less current maturities..     659      712      688     1,077    18,769       19,424
    Redeemable equity securities.............      --       --       --        --     9,711        9,751
    Total stockholders' equity (deficit).....     276      270      146       623    (5,408)      (3,310)

------------------------------

(1) The Company was an S corporation prior to February 6, 1996, and accordingly its consolidated statements of income for periods prior to such date did not include income tax expense. Pro forma net income includes an adjustment to reflect estimated income tax effects on net income for the years ended December 31, 1992, 1993, 1994 and 1995 at an assumed effective tax rate of 38.7%.

(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements of the Company. Due to the effect of the 1996 Transactions on the Company's capital structure, per share data for the periods ended prior to January 1, 1996 are not comparable to subsequent periods and, therefore, have not been presented. Supplemental pro forma net income per share for the year ended December 31, 1996 and the three month period ended March 31, 1997 were $0.18 and $0.05, respectively, assuming $26.2 million of net proceeds from the offering were used to retire the Company's outstanding indebtedness under the Credit Facility and to redeem the Company's Redeemable Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto of the Company included elsewhere in this Prospectus. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth below and under "Business," as well as in this Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth under "Risk Factors" and the matters set forth in this Prospectus generally.

OVERVIEW

     The Company manages dental group practices in selected markets, presently including Dallas-Fort Worth, Houston, Wisconsin and Arkansas. The Dental Offices provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns and fitting and placing fixed or removable prostheses. Many of the Dental Offices also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. The Company focuses on fee-for-service dentistry, supplementing this business with revenue from contracts with capitated managed dental care plans.

     The Company seeks to build geographically dense networks of dental providers by expanding within its existing markets. The Company has generated growth within its existing markets by increasing patient volume and fees in existing Dental Offices, either on a per-patient or per-procedure basis, by increasing the physical space of existing Dental Offices and by opening Dental Offices on a de novo basis. The Company has entered selected new markets by acquiring dental group practices which have a significant market presence or which the Company believes can achieve such a presence in the near term. The Company then seeks to use the acquired dental group practice as a "pedestal" from which to expand within the newly entered market.

EXISTING MARKET DEVELOPMENT AND ACQUISITION SUMMARY

     Existing Market Development. Monarch commenced operations in 1983 with a single practice in Dallas. From its founding in 1983 through May 31, 1997, the Company opened 14 additional Dental Offices on a de novo basis in the Dallas-Fort Worth market. In May 1997, the Company opened its first de novo Dental Office in the Houston market. The Company recently completed its first acquisition of a solo practice in an existing market (Dallas-Fort Worth) for an aggregate purchase price of $182,000, consisting of 5,000 shares of Common Stock valued at $10,000 at the date of issuance, a subordinated note in the principal amount of $122,000 and cash of $50,000. Revenue from the Company's Dallas-Fort Worth operations increased $3.6 million, or 38.3%, to $13.2 million in 1995, and increased an additional $5.1 million, or 38.1%, to $18.3 million in 1996. Operating income for the Company's Dallas-Fort Worth operations increased $694,000, or 52.7%, to $2.0 million in 1995 and increased $805,000, or 40.0%, to
$2.8 million in 1996. However, there can be no assurance that the Company's revenue and operating income in this market will continue to grow at these historical rates or that the Company's operations in other markets will grow at rates comparable to those experienced in Dallas-Fort Worth.

     The average investment by the Company in the four de novo Dental Offices opened since January 1, 1996 was approximately $235,000, which includes the cost of equipment, leasehold improvements and working capital associated with the initial operations. The three de novo Dental Offices opened between January 1, 1996 and March 31, 1997 began contributing operating income to the Company within three months of opening (the fourth de novo Dental Office was opened in May 1997 and had not yet begun contributing operating income at May 31, 1997). Future de novo Dental Offices, however, may require a greater investment by the Company and may not begin contributing operating income to the Company within that period of time. The Company expenses operating costs (other than costs related to fixed assets) in connection with the establishment of a de novo Dental Office as these costs are incurred rather than capitalizing them.

     Acquisitions. Beginning with the acquisition of MacGregor in connection with the 1996 Transactions in February 1996, the Company has conducted an active program to identify dental group practices outside of the Dallas-Fort Worth market as potential acquisition candidates with a view to expanding the Company's operations into new markets. Since December 31, 1995, the Company has completed the following acquisitions in new markets:


                                            NUMBER OF       NUMBER OF     DATE       EFFECTIVE DATE
      DENTAL GROUP PRACTICE/MARKET        DENTAL OFFICES   DENTISTS(1)   FOUNDED     OF ACQUISITION
      ----------------------------        --------------   -----------   -------   ------------------
MacGregor, Houston......................        16             36         1962     February 1, 1996
Midwest, Wisconsin......................        22             32         1975     September 1, 1996
Convenient, Arkansas....................         1              3         1982     November 1, 1996
Arkansas Dental Health, Arkansas........         3              5         1984     January 1, 1997
United, Arkansas........................         9             12         1990     April 1, 1997


------------------------------


(1) Includes full-time general dentists and specialists employed by or contracted with the Company (in the case of Midwest) or the applicable P.C. (in the case of each dental group practice other than Midwest).


The data presented in this table is as of May 31, 1997.


     The purchase prices paid by the Company in connection with the acquisitions described in the table above were as follows: (i) MacGregor, $16.8 million, consisting of 700,000 shares of Common Stock valued at $148,000 at the date of issuance, the assumption of $662,000 of debt and cash of $15.9 million funded out of the proceeds of equity investments made in connection with the 1996 Transactions and borrowings under the Credit Facility; (ii) Midwest, $6.2 million, consisting of 350,000 shares of Common Stock valued at $700,000 at the date of issuance, the assumption of $246,000 of debt and cash of $5.3 million primarily borrowed under the Credit Facility; (iii) Convenient, $575,000, consisting of 30,000 shares of Common Stock valued at $75,000 at the date of issuance and cash of $500,000 primarily borrowed under the Credit Facility; (iv) Arkansas Dental Health, $2.4 million, consisting of 57,500 shares of Common Stock valued at $201,250 at the date of issuance, the assumption of $659,000 of debt and cash of $1.6 million primarily borrowed under the Credit Facility; and
(v) United, $3.8 million, consisting of 68,750 shares of Common Stock valued at $529,000 at the date of issuance, the assumption of $469,000 of debt and cash of $2.8 million primarily borrowed under the Credit Facility. Additional purchase consideration consisting of options to purchase up to 185,000 shares of Common Stock will be granted over five years following the effective dates of certain of the completed acquisitions if specified financial performance goals are achieved. Additional purchase consideration of up to $700,000 in cash will be paid if certain completed acquisitions achieve targeted annual operating results in the year following the effective dates of the acquisitions.


COMPONENTS OF REVENUE AND EXPENSES

     Dental group practices revenue, net ("Revenue") represents the revenue of the P.C.s or the Company (in states in which ownership of dental practices by the Company is permitted), reported at estimated realizable amounts, received from third-party payors and patients for dental services rendered at the Dental Offices. Net revenue represents Revenue less amounts retained by the dental group practices. The amounts retained by dental group practices represent amounts paid by (i) the P.C.s as salary, benefits and other payments to employed dentists and hygienists and contracted specialists and (ii) the Company as salary, benefits and other payments to employed dentists and hygienists and contracted specialists in states in which it operates and in which ownership of dental practices by the Company is permitted (currently Wisconsin). The Company's net revenue is dependent on the Revenue of the dental group practices. Operating expenses consist of the expenses incurred by the Company in connection with managing the Dental Offices, including salaries and benefits for personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, equipment leases, management information systems and other expenses related to dental practice operations. The Company also incurs personnel and administrative expenses in connection with maintaining a corporate function that provides management, administrative, marketing and development services to the Dental Offices.

     In states in which the ownership of dental practices by non-dentists is prohibited, the Company derives all of its Revenue from its Management Agreements with the P.C.s. Under the Management Agreements, the Company assumes responsibility for the management of all aspects of the dental group practices' business other than the provision of dental services. The Company receives a management fee equal to the Company's costs plus the lower of (i) 30% of the P.C.'s net revenues or (ii) the P.C.'s net pre-tax income. The Company's costs include all direct and indirect costs, overhead and expenses relating to the Company's provision of services to the P.C.s under the Management Agreements, such that substantially all costs associated with the provision of dental services at the Dental Offices are borne by the Company, other than the compensation and benefits of the dentists and hygienists who are employed by or are independent contractors of the P.C.s. The Company is responsible for preparing and has final authority with respect to annual budgets for the P.C.s under the Management Agreements. This enables the Company to manage the profitability of the P.C.s. Under the Management Agreements, the Company provides the P.C.s with, among other things, the facilities, administrative personnel and supplies, as well as numerous services, including administrative, accounting, cash management, financial statements and reports, budgeting including capital expenditures, recruiting, insurance, managed care contracting, management information systems, litigation management, billing and collection services. Each Management Agreement is for a term of 40 years, with automatic renewal thereafter. Further, each Management Agreement generally may be terminated by the P.C. only for cause, which includes an uncured breach of the agreement by the Company, or upon the P.C.'s bankruptcy or voluntary dissolution and may be terminated by the Company as of any anniversary date of the Management Agreement upon 90 days' prior written notice.

     The Company's Revenue is derived principally from fee-for-service Revenue and Revenue from capitated managed dental care plans. Fee-for-service Revenue consists of Revenue of the P.C.s or the Company (in states in which the ownership of dental practices by the Company is permitted) received from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payment arrangement. Managed dental care Revenue consists of Revenue of the P.C.s or the Company (in states in which the ownership of dental practices by the Company is permitted) received from capitated managed dental care plans, including capitation payments and patient co-payments. Capitated managed dental care contracts are between dental benefits organizations, the Company and the P.C.s (except in Wisconsin). Under the Management Agreements, the Company negotiates and administers these contracts on behalf of the P.C.s. Under a capitated managed dental care contract, the dental group practice provides dental services to the members of the dental benefits organization and receives a fixed monthly capitation payment for each plan member covered for a specific schedule of services regardless of the quantity or cost of services to the participating dental group practice obligated to provide them. This arrangement shifts the risk of utilization of these services to the dental group practice providing the dental services. Because the Company assumes responsibility under the Management Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the P.C.s associated with the provision of dental services at the Dental Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Dental Offices under capitated managed dental care plans is effectively shifted to the Company. In addition, dental group practices participating in a capitated managed dental care plan often receive co-payments for more complicated or elective procedures. In contrast, under traditional indemnity insurance arrangements, the insurance company pays whatever reasonable charges are billed by the dental group practice for the dental services provided. See
"Business -- Payor Mix."

     The Company seeks to increase fee-for-service business at the Dental Offices by increasing the size of existing offices, opening new offices and advertising. The Company seeks to supplement this fee-for-service business with Revenue from contracts with capitated managed dental care plans. In 1996, fee-for-service Revenue accounted for 60.8% of the Company's total Revenue. Fee-for-service Revenue in the Dallas-Fort Worth market increased 21.0% from 1994 to 1995 and 18.5% from 1995 to 1996. Managed dental care Revenue increased as a percentage of Revenue over the last three years, from 21.8% in 1994 to 31.6% in 1995 and to 39.2% in 1996, due to the fact that managed dental care Revenue has increased at a faster rate than fee-for-service Revenue, principally at the Dallas-Fort Worth Dental Offices. As the Company has increased capacity by expanding within its existing markets and into new markets, managed dental care Revenue has contributed to overall higher utilization of the Company's facilities. Thus, although the Company's fee-for-service business generally is more profitable than its capitated managed dental care business on a per-patient and per-procedure basis, capitated managed dental care business serves to increase facility utilization and dentist productivity. See "Business."

     The relative percentage of the Company's Revenue derived from fee-for-service business and capitated managed dental care contracts varies from market to market depending on the availability of capitated managed dental care contracts in any particular market and the Company's ability to negotiate favorable terms in such contracts. In addition, the profitability of managed dental care Revenue varies from market to market depending on the level of capitation payments and co-payments in proportion to the level of benefits required to be provided. Variations in the relative penetration and popularity of capitated managed dental care from market to market across the country, however, make it difficult to determine whether the Company's experience in new markets will be consistent with its experience in Dallas-Fort Worth. The Company expects that the level of profitability of its operations in new markets entered through acquisition will vary depending in part on these factors and may not replicate or be comparable to the Company's results in Dallas-Fort Worth.

RESULTS OF OPERATIONS

     As a result of the recent rapid expansion of its business through existing market development and acquisitions and the Company's limited period of affiliation with these practices, the Company believes that the period-to-period comparisons set forth below may not be meaningful.

     The following table sets forth the percentages of Revenue represented by certain items reflected in the Company's consolidated statements of income. The information contained in the table represents the historical results of the Company and does not include results of the businesses acquired subsequent to March 31, 1997. The information that follows should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company, as well as the pro forma consolidated financial information, included elsewhere in this Prospectus.

                                                      PERCENTAGE OF REVENUE
                                    -------------------------------------------------------------
                                                                                  THREE MONTHS
                                             YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                    -----------------------------------------    ----------------
                                    1992     1993     1994     1995     1996      1996      1997
                                    -----    -----    -----    -----    -----    ------    ------
Dental group practices revenue,
  net.............................  100.0%   100.0%   100.0%   100.0%   100.0%    100.0%    100.0%
Less: amounts retained by dental
  group practices.................   31.2     33.2     32.1     32.5     32.8      32.6      34.7
                                    -----    -----    -----    -----    -----     -----     -----
Net revenue.......................   68.8     66.8     67.9     67.5     67.2      67.4      65.3
Operating expenses:
  Clinical salaries and
     benefits.....................   20.8     17.4     16.2     17.0     17.4      16.9      16.9
  Other salaries and benefits.....    7.0      6.9      7.2      7.3      8.7       7.4       9.6
  Dental supplies.................    5.6      5.4      5.3      6.3      6.2       5.2       6.3
  Laboratory fees.................    4.9      4.9      4.5      4.8      4.6       5.1       4.1
  Occupancy.......................    4.3      4.2      4.1      3.6      5.4       5.0       5.5
  Advertising.....................    2.1      6.0      6.5      5.4      3.4       3.6       2.2
  Depreciation and amortization...    2.8      3.2      2.6      2.2      4.0       3.9       3.9
  General and administrative......   11.6     10.2     10.0      8.3      9.9       9.1      10.2
                                    -----    -----    -----    -----    -----     -----     -----
                                     59.1     58.2     56.4     54.9     59.6      56.2      58.7
                                    -----    -----    -----    -----    -----     -----     -----
Operating income..................    9.7      8.6     11.5     12.6      7.6      11.2       6.6
Interest expense, net.............    0.9      0.7      0.8      0.7      4.7       4.1       4.0
                                    -----    -----    -----    -----    -----     -----     -----
Income before income taxes........    8.8      7.9     10.7     11.9      2.9       7.1       2.6
Income taxes......................     --       --       --       --      1.2       2.8       1.0
                                    -----    -----    -----    -----    -----     -----     -----
Net income........................    8.8%     7.9%    10.7%    11.9%     1.7%      4.3%      1.6%
                                    =====    =====    =====    =====    =====     =====     =====

QUARTER ENDED MARCH 31, 1997 COMPARED TO QUARTER ENDED MARCH 31, 1996

     Dental group practices revenue, net. Revenue increased from $6.3 million for the first quarter of 1996 to $14.5 million for the first quarter of 1997, an increase of $8.2 million, or 129.2%. This increase resulted principally from the acquisitions of Midwest, Convenient and Arkansas Dental Health in September 1996, November 1996 and January 1997, respectively, which contributed combined Revenue of $5.6 million for the first quarter of 1997. The acquisition of MacGregor in February 1996 accounted for $1.3 million of the increase as a result of being included for three months in 1997 versus two months in 1996. Dental Offices in the Dallas-Fort Worth market contributed an additional $1.3 million of the increase in Revenue in the first quarter of 1997 as a result of the opening of three de novo Dental Offices, the physical expansion of six existing Dental Offices and the acquisition of a solo practice.

     Fee-for-service Revenue increased from $3.9 million for the first quarter of 1996 to $9.1 million for the first quarter of 1997, an increase of $5.2 million, or 133.3%. This increase resulted principally from the acquisitions of Midwest, Convenient and Arkansas Dental Health, which contributed combined fee-for-service Revenue of $3.8 million for the first quarter of 1997. The acquisition of MacGregor accounted for $800,000 of the increase as a result of being included for three months in 1997 versus two months in 1996. In the Dallas-Fort Worth market, fee-for-service Revenue increased from $2.5 million for the first quarter of 1996 to $3.1 million for the first quarter of 1997, representing an increase of

$574,000, or 23.0%. Managed dental care Revenue increased from $2.4 million for the first quarter of 1996 to $5.4 million for the first quarter of 1997, an increase of $3.0 million, or 122.5%. This increase resulted in part from the acquisitions of Midwest, Convenient and Arkansas Dental Health, which contributed combined managed dental care Revenue of $1.8 million for the first quarter of 1997. The acquisition of MacGregor accounted for $526,000 of the increase as a result of being included for three months in 1997 versus two months in 1996. In the Dallas-Fort Worth market, managed dental care Revenue increased $687,000, or 40.8%, in the first quarter of 1997 over the first quarter of 1996. As a percentage of Revenue, fee-for-service Revenue increased from 61.5% to 62.6% for the first quarters of 1996 and 1997, respectively. See "-- Components of Revenue and Expenses" above.

     The total management fees paid to the Company by the P.C.s in all markets (other than Wisconsin, where no Management Agreement is in place) increased from $4.3 million for the first quarter of 1996 to $6.8 million for the first quarter of 1997, an increase of $2.5 million, or 58.9%. The Cost Portion (as defined below) of such management fees increased from $3.3 million for the first quarter of 1996 to $5.5 million for the first quarter of 1997, an increase of $2.2 million, or 67.8%. The Net Pre-Tax Income Portion (as defined below) of such management fees increased from $969,000 for the first quarter of 1996 to $1.2 million for the first quarter of 1997, an increase of $280,000, or 28.9%.


     The total management fees paid to the Company by the Texas P.C. with respect to the Dallas-Fort Worth practices increased from $2.4 million for the first quarter of 1996 to $2.8 million for the first quarter of 1997, an increase of $400,000, or 16.7%. The portion of the management fee attributable to the Company's costs in performing its obligations under the Management Agreements (the "Cost Portion") with respect to the Dallas-Fort Worth practices increased from $1.7 million for the first quarter of 1996 to $2.1 million for the first quarter of 1997, an increase of $389,000, or 23.0%. The remainder of the management fee, representing the lesser of 30% of the revenues or the net pre-tax income of the practice (the "Net Pre-Tax Income Portion"), increased from $670,000 for the first quarter of 1996 to $758,000 for the first quarter of 1997, an increase of $88,000 or, 11.6%. The total management fee paid to the Company with respect to the Houston practices increased from $1.1 million for the first quarter of 1996 to $1.8 million for the first quarter of 1997, an increase of $669,000, or 59.3%. The Cost Portion of the management fee with respect to the Houston practices increased from $907,000 for the first quarter of 1996 to $1.4 million for the first quarter of 1997, an increase of $533,000, or 58.8%. The Net Pre-Tax Income Portion of the management fee, representing the lesser of 30% of the revenues of the practice, increased from $221,000 for the first quarter of 1996 to $257,000 for the first quarter of 1997, an increase of $316,000, or 61.5%.



     For the year ended 1996, total management fees paid to the Company by the P.C.s in all markets (other than Wisconsin) was $20.9 million, the Cost Portion of such management fees was $18.5 million and the Net Pre-Tax Income Portion was $2.3 million. With respect to the Dallas-Fort Worth practices, for 1996 the total management fee was $12.3 million, the Cost Portion was $10.7 million and the net pre-tax income portion was $1.5 million. With respect to the Houston practices, for 1996 the total management fee was $9.0 million, the Cost Portion was $8.3 million and the net pre-tax income portion was $719,000. Prior to February 6, 1996, the Company did not generally operate pursuant to management agreements.


     Amounts retained by dental group practices. Amounts retained by dental group practices increased from $2.1 million for the first quarter of 1996 to $5.0 million for the first quarter of 1997, an increase of $2.9 million, or 144.1%. The increase was due primarily to the acquisitions of Midwest, Convenient and Arkansas Dental Health, which together added amounts retained by dental group practices of $2.1 million for the first quarter of 1997. The acquisition of MacGregor accounted for $488,000 of the increase as a result of being included for three months in 1997 versus two months in 1996. In the Dallas-Fort Worth market, amounts retained by dental group practices increased $409,000 in the first quarter of 1997, as dentist and hygienist compensation increased as a result of higher productivity at the Dental Offices. As a percent of Revenue, amounts retained by dental group practices increased from 32.6% to 34.7% for the first quarters of 1996 and 1997, respectively, resulting from the acquisition of dental group practices with relatively higher dentist and hygienist compensation levels than in Dallas-Fort Worth.

     Clinical salaries and benefits. Clinical salaries and benefits increased from $1.1 million for the first quarter of 1996 to $2.4 million for the first quarter of 1997, an increase of $1.3 million, or 129.8%. The increased clinical salaries and benefits were due primarily to the increased number of Dental Offices resulting from the acquisitions of Midwest, Convenient and Arkansas Dental Health, which added combined clinical salaries of $992,000 for the first quarter of 1997. The acquisition of MacGregor accounted for $108,000 of the increase as a result of being included for three months in 1997 versus two months in 1996. In the Dallas-Fort Worth market, clinical salaries and benefits increased $284,000 as a result of the opening of three de novo Dental Offices and the expansion of six Dental Offices. As a percent of Revenue, clinical salaries and benefits remained constant at 16.9% for the first quarters of 1996 and 1997.

     Other salaries and benefits. Other salaries and benefits increased from $466,000 for the first quarter of 1996 to $1.4 million for the first quarter of 1997, an increase of $921,000, or 197.6%. This increase resulted primarily from additional managerial infrastructure associated with MacGregor and Midwest as well as the building of additional corporate infrastructure to manage the Company's growth. As a percent of Revenue, other salaries and benefits increased from 7.4% to 9.6% for the first quarters of 1996 and 1997, respectively, as the first quarter of 1997 reflected a more fully staffed corporate infrastructure.

     Dental supplies. Dental supplies expense increased from $327,000 for the first quarter of 1996 to $912,000 for the first quarter of 1997, an increase of $585,000, or 178.9%. This increase resulted from the acquisitions of Midwest, Convenient and Arkansas Dental Health, which added $397,000 of combined dental supplies expense for the first quarter of 1997. The acquisition of MacGregor accounted for $45,000 of the increase as a result of MacGregor being included for three months in 1997 versus two months in 1996. In the Dallas-Fort Worth market, dental supplies increased $144,000 in the first quarter of 1997 as a result of greater productivity. As a percent of Revenue, dental supplies expense increased from 5.2% to 6.3% for the first quarters of 1996 and 1997, respectively. This increase is due to the incurrence of higher dental supply expenses at acquired businesses.


     Laboratory fees. Laboratory fees increased from $322,000 for the first quarter of 1996 to $591,000 for the first quarter of 1997, an increase of $269,000, or 83.5%. This increase resulted from the acquisitions of Midwest, Convenient and Arkansas Dental Health, which added $133,000 in combined laboratory fees for the first quarter of 1997. The acquisition of MacGregor accounted for $105,000 of the increase as a result of MacGregor being included for three months in 1997 versus two months in 1996. In the Dallas-Fort Worth market, laboratory fees increased $31,000 in the first quarter of 1997 as a result of greater productivity. As a percent of Revenue, laboratory fees decreased from 5.1% to 4.1% for the first quarters of 1996 and 1997, respectively, as a result of the inclusion of an internal lab in the acquisition of Midwest.



     Occupancy. Occupancy expense increased from $318,000 for the first quarter of 1996 to $800,000 for the first quarter of 1997, an increase of $482,000 or 151.6%. This increase resulted from the acquisitions of Midwest, Convenient and Arkansas Dental Health, which added a combined $309,000 to occupancy expense for the first quarter of 1997. The acquisition of MacGregor accounted for $84,000 of the increase as a result of MacGregor being included for three months in 1997 versus two months in 1996. In the Dallas-Fort Worth market, occupancy expense increased $89,000 in the first quarter of 1997 as three de novo Dental Offices were opened and six Dental Offices were expanded. As a percent of Revenue, occupancy expense increased from 5.0% to 5.5% for the first quarters of 1996 and 1997, respectively, resulting from the assumption of higher-cost leases in Houston.


     Advertising. Advertising expense increased from $225,000 for the first quarter of 1996 to $325,000 for the first quarter of 1997, an increase of $100,000, or 44.4%. Increased advertising in the Houston market combined with MacGregor being included in three months in 1997 versus two months in 1996 accounted for $44,000 of the increase and increased television and print advertising in the Dallas-Fort

Worth market accounted for $26,000 of the increase. The acquisitions of Midwest, Convenient and Arkansas Dental Health, which added a combined $30,000 to advertising expense for the first quarter of 1997, accounted for the remainder of the increase. As a percent of Revenue, advertising expense decreased from 3.6% to 2.2% for the first quarters of 1996 and 1997, respectively. This decrease resulted from leveraging advertising expense with greater market penetration and the acquisition of Midwest, which historically has done no television or radio advertising.

     Depreciation and amortization. Depreciation and amortization expense increased from $248,000 for the first quarter of 1996 to $565,000 for the first quarter of 1997, an increase of $317,000, or 127.8%. This increase was the result of the acquisitions of Midwest, Convenient and Arkansas Dental Health, which added combined depreciation and amortization expense of $176,000 for the first quarter of 1997. The acquisition of MacGregor accounted for $83,000 of the increase as a result of MacGregor being included for three months in 1997 versus two months in 1996. Depreciation and amortization expenses for the Dallas-Fort Worth market increased $66,000 in the first quarter of 1997 as three de novo Dental Offices were opened and six Dental Offices were expanded. As a percent of Revenue, depreciation and amortization expense remained constant at 3.9% for the first quarters of 1996 and 1997.

     General and administrative. General and administrative expense increased from $573,000 for the first quarter of 1996 to $1.5 million for the first quarter 1997, an increase of $885,000, or 154.5%. This increase resulted from the acquisitions of Midwest, Convenient and Arkansas Dental Health and the expansion of the Company's corporate infrastructure to manage growth. As a percent of Revenue, general and administrative expense increased from 9.1% to 10.1% for the first quarters of 1996 and 1997, respectively. This increase was due principally to Midwest having higher general and administrative costs as a percent of Revenue than the Company's operations in Dallas-Fort Worth and the additional corporate infrastructure in place in the first quarter of 1997.

     Operating income. Operating income increased from $712,000 for the first quarter of 1996 to $962,000 for the first quarter of 1997, an increase of $250,000, or 35.1%. This increase resulted from the acquisitions of Midwest, Convenient and Arkansas Dental Health, which added combined operating income of $450,000 for the first quarter of 1997. Operating income from the Company's Dallas-Fort Worth operations increased $82,000 in the first quarter of 1997, which was largely offset by increased corporate expenses due to the development of corporate infrastructure. As a percent of Revenue, operating income decreased from 11.3% to 6.6% for the first quarters of 1996 and 1997, respectively. This decrease was primarily the result of adding the Midwest acquisition, which experienced lower operating margins than the Company's Dallas-Fort Worth operations.

     Interest expense, net. Interest expense, net increased from $259,000 for the first quarter of 1996 to $579,000 for the first quarter of 1997, an increase of $320,000, or 123.6%. This increase was attributable to an average of $23.2 million of indebtedness for three months in 1997 incurred under the Credit Facility for the 1996 Transactions and the acquisitions of Midwest, Convenient and Arkansas Dental Health compared to an average of $10.5 million of indebtedness for two months in 1996 incurred under the Credit Facility for the 1996 Transactions.

     Income taxes. Income taxes decreased from $174,000 for the first quarter of 1996 to $150,000 for the first quarter of 1997, a decrease of $24,000, or 13.8%. This decrease is the result of lower net income before taxes, which decreased from $453,000 for the first quarter of 1996 to $383,000 for the first quarter of 1997, a decrease of $71,000, or 15.5%.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Dental group practices revenue, net. Revenue increased from $13.2 million for 1995 to $36.0 million for 1996, an increase of $22.8 million, or 172.1%. This increase resulted primarily from the acquisitions of MacGregor in February 1996 and Midwest in September 1996, which contributed Revenue of $12.1 million and $5.3 million for the 11 months and four months ended December 31, 1996, respectively. Dental Offices in the Dallas-Fort Worth market contributed an additional $5.1 million of the increase in Revenue in 1996 resulting from the opening of two de novo Dental Offices, the physical expansion of six existing Dental Offices and the acquisition of a solo practice.

     Fee-for-service Revenue increased from $9.1 million for 1995 to $21.9 million for 1996, an increase of $12.8 million, or 141.6%, due to acquisitions in new markets and growth in existing markets. This increase resulted from the acquisitions of MacGregor and Midwest, which contributed fee-for-service Revenue of $7.6 million and $3.2 million for the respective periods following the dates of acquisition. In the Dallas-Fort Worth market, fee-for-service Revenue increased from $9.1 million for 1995 to $10.7 million for 1996, representing an increase of $1.6 million, or 18.4%. Managed dental care Revenue increased from $4.2 million for 1995 to $14.1 million for 1996, an increase of $9.9 million, or 238.4%, due to acquisitions in new markets and growth in existing markets. This increase resulted in part from the acquisitions of MacGregor and Midwest, which contributed managed dental care Revenue of $4.5 million and $2.1 million for the respective periods following the dates of acquisition. In the Dallas-Fort Worth market, managed dental care Revenue increased $3.3 million, or 80.8%, over 1995. As a percentage of Revenue, fee-for-service Revenue decreased from 68.4% to 60.8% for 1995 and 1996, respectively, as managed dental care Revenue grew at a higher rate than fee-for-service Revenue. See "-- Components of Revenue and Expenses" above.

     Amounts retained by dental group practices. Amounts retained by dental group practices increased from $4.3 million for 1995 to $11.8 million for 1996, an increase of $7.5 million, or 174.4%. The increase was primarily due to the acquisitions of MacGregor and Midwest which added amounts retained by dental group practices of $3.8 million and $1.9 million for the respective periods following the dates of acquisition. In the Dallas-Fort Worth market, amounts retained by dental group practices increased $1.6 million as dentist and hygienist compensation generally increased in relation to increased productivity at the Dental Offices. As a percent of Revenue, amounts retained by dental group practices increased from 32.5% to 32.8% for 1995 and 1996, respectively.

     Clinical salaries and benefits. Clinical salaries and benefits increased from $2.2 million for 1995 to $6.3 million for 1996, an increase of $4.1 million, or 179.0%. The increased clinical salaries and benefits were due primarily to the increased number of Dental Offices resulting from the acquisitions of MacGregor and Midwest which added clinical salaries of $2.0 million and $1.0 million for the respective periods following the dates of acquisition. As a percent of Revenue, clinical salaries and benefits increased from 17.0% to 17.4% for 1995 and 1996, respectively, as a result of higher salary costs in the acquired Dental Offices.

     Other salaries and benefits. Other salaries and benefits increased from $971,000 for 1995 to $3.1 million for 1996, an increase of $2.1 million, or 222.0%. This increase resulted primarily from additional corporate infrastructure associated with MacGregor and Midwest as well as the building of additional corporate infrastructure in 1996 to manage growth. As a percent of Revenue, other salaries and benefits increased from 7.3% to 8.7% for 1995 and 1996, respectively.

     Dental supplies. Dental supplies expense increased from $833,000 for 1995 to $2.2 million for 1996, an increase of $1.4 million, or 166.0%. This increase resulted primarily from the acquisitions of MacGregor and Midwest, which added $688,000 and $442,000 of dental supplies expense for the respective periods following the dates of acquisition. As a percent of Revenue, dental supplies expense remained relatively constant at 6.3% and 6.2% for 1995 and 1996, respectively.

     Laboratory fees. Laboratory fees increased from $633,000 for 1995 to $1.6 million for 1996, an increase of $1.0 million, or 160.3%. This increase resulted primarily from the acquisitions of MacGregor and Midwest, adding $753,000 and $25,000 to laboratory fees for the respective periods following the dates of acquisition. As a percent of Revenue, laboratory fees decreased slightly from 4.8% to 4.6% for 1995 and 1996, respectively.

     Occupancy. Occupancy expense increased from $471,000 for 1995 to $1.9 million for 1996, an increase of $1.4 million, or 311.3%. This increase resulted primarily from the acquisitions of MacGregor and Midwest, adding $766,000 and $346,000 to occupancy expense for the respective periods following the dates of acquisition. As a percent of Revenue, occupancy expense increased from 3.6% to 5.4% for 1995 and 1996, respectively, reflecting the assumption of higher-cost leases in Houston.

     Advertising. Advertising expense increased from $710,000 for 1995 to $1.2 million for 1996, an increase of $490,000, or 70.4%. This increase was the result of advertising in the Houston market at a cost of $326,000 for the 11 months ended December 31, 1996 and an increase of $162,000 in television and print advertising in the Dallas-Fort Worth market in 1996. As a percent of Revenue, advertising expense decreased from 5.4% to 3.4% for 1995 and 1996, respectively. This decrease resulted from leveraging advertising expense with greater market penetration and the acquisition of Midwest which has not conducted television or radio advertising.

     Depreciation and amortization. Depreciation and amortization expense increased from $293,000 for 1995 to $1.4 million for 1996, an increase of $1.1 million, or 388.1%. This increase was primarily the result of the acquisitions of MacGregor and Midwest, which added depreciation and amortization expense of $730,000 and $178,000 for the respective periods following the dates of acquisition. Depreciation and amortization expense for the Dallas-Fort Worth operations increased $226,000 as two de novo Dental Offices were opened and six Dental Offices were expanded. As a percent of Revenue, depreciation and amortization expense increased from 2.2% to 4.0% for 1995 and 1996, respectively.

     General and administrative. General and administrative expense increased from $1.1 million for 1995 to $3.6 million for 1996, an increase of $2.5 million, or 224.3%. This increase resulted primarily from the acquisitions of MacGregor and Midwest during 1996 and the expansion of the Company's corporate infrastructure in 1996 to manage growth. As a percent of Revenue, general and administrative expense increased from 8.3% to 9.9% for 1995 and 1996, respectively. This increase was due principally to MacGregor and Midwest having higher general and administrative costs as a percent of Revenue than the Company's operations in Dallas-Fort Worth.


     Operating income. Operating income increased from $1.7 million for 1995 to $2.8 million for 1996, an increase of $1.1 million, or 67.0%. This increase resulted from the addition of MacGregor and Midwest which added operating income of $966,000 and $213,000 for the respective periods following the dates of acquisition. Income from the Company's Dallas-Fort Worth operations increased $805,000 in 1996, which was largely offset by increased expenses due to the development of corporate infrastructure. As a percent of Revenue, operating income decreased from 12.6% in 1995 to 7.6% in 1996. This decrease was primarily the result of adding the MacGregor and Midwest acquisitions, which experienced lower operating margins than the Company's Dallas-Fort Worth operations.


     Interest expense, net. Interest expense, net increased from $87,000 for 1995 to $1.7 million for 1996, an increase of $1.6 million, or 1,839.1%. This increase is attributable to $17.4 million of indebtedness incurred under the Credit Facility in connection with the 1996 Transactions and an additional $5.0 million of indebtedness incurred under the Credit Facility in connection with the acquisition of Midwest.

     Income taxes. Income taxes for 1996 were $425,000, representing an effective tax rate of 38.7%. Prior to February 6, 1996, the Company had elected to be treated as an S corporation for federal income tax purposes and, therefore, no income tax expense was recorded for the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Dental group practices revenue, net. Revenue increased from $9.6 million for 1994 to $13.2 million for 1995, an increase of $3.6 million, or 38.3%. This increase was due to expansion in the Dallas-Fort Worth market, including the opening of two de novo Dental Offices.

     Fee-for-service Revenue increased from $7.5 million for 1994 to $9.1 million for 1995, an increase of $1.6 million, or 21.0%, due to growth in the Dallas-Fort Worth market. Managed dental care Revenue increased from $2.1 million for 1994 to $4.2 million for 1995, an increase of $2.1 million, or 100.5%, due to growth in the Dallas-Fort Worth market. As a percentage of Revenue, fee-for-service

Revenue decreased from 78.2% to 68.4% for 1994 and 1995, respectively. See "-- Components of Revenue and Expenses" above.

     Amounts retained by dental group practices. Amounts retained by dental groups increased from $3.1 million for 1994 to $4.3 million for 1995, an increase of $1.2 million, or 40.1%. The increase was due primarily to higher dentist compensation in 1995 compared to 1994, resulting from increased productivity at the Dental Offices. As a percent of Revenue, amounts retained by dental group practices increased from 32.1% to 32.5% for 1994 and 1995, respectively.

     Clinical salaries and benefits. Clinical salaries and benefits increased from $1.6 million for 1994 to $2.2 million for 1995, an increase of $600,000, or 44.4%. The increased clinical salaries and benefits resulted primarily from higher patient volume which required increased staffing. As a percent of Revenue, clinical salaries and benefits increased from 16.2% to 17.0% for 1994 and 1995, respectively, principally as a result of two de novo Dental Offices opened in 1995 being fully staffed although in a start-up phase.

     Other salaries and benefits. Other salaries and benefits increased from $688,000 for 1994 to $971,000 for 1995, an increase of $283,000, or 41.1%. This increase was principally due to increased executive compensation and staffing levels. As a percent of Revenue, other salaries and benefits remained relatively constant at 7.2% and 7.3% for 1994 and 1995, respectively.

     Dental supplies. Dental supplies expense increased from $509,000 for 1994 to $833,000 for 1995, an increase of $324,000, or 63.7%. As a percent of Revenue, dental supplies expense increased from 5.3% to 6.3% for 1994 and 1995, respectively. These increases were due primarily to increased patient volume in 1995 relative to 1994 and to the initial stocking of dental supplies for the two de novo Dental Offices opened in 1995.

     Laboratory fees. Laboratory fees increased from $430,000 for 1994 to $633,000 for 1995, an increase of $203,000, or 47.2%. As a percent of Revenue, laboratory fees increased from 4.5% to 4.8% for 1994 and 1995, respectively.

     Occupancy. Occupancy expense increased from $392,000 for 1994 to $471,000 for 1995, an increase of $79,000, or 20.2%, due primarily to the opening of two de novo Dental Offices and the full year effect of occupancy expense in one de novo Dental Office opened in the fourth quarter of 1994. As a percent of Revenue, occupancy expense decreased from 4.1% to 3.6% for 1994 and 1995, respectively.

     Advertising. Advertising expense increased from $626,000 for 1994 to $710,000 for 1995, an increase of $84,000, or 13.4%, due to additional television and print advertising. As a percent of Revenue, advertising expense decreased from 6.5% to 5.4% for 1994 and 1995, respectively. This decrease resulted from leveraging advertising expense with greater market penetration.

     Depreciation and amortization. Depreciation and amortization expense increased from $251,000 for 1994 to $293,000 for 1995, an increase of $42,000, or 16.7%, due to the opening of two de novo Dental Offices in 1995. As a percent of Revenue, depreciation and amortization expense decreased from 2.6% to 2.2% for 1994 and 1995, respectively.

     General and administrative. General and administrative expense increased from $952,000 for 1994 to $1.1 million for 1995, an increase of $148,000, or 15.4%, due to increased corporate expenses incurred in 1995. As a percent of Revenue, general and administrative expense decreased from 10.0% to 8.3% for 1994 and 1995, respectively.

     Operating income. Operating income increased from $1.1 million in 1994 to $1.7 million in 1995, an increase of $600,000 or 53.4%. As a percent of Revenue, operating income increased from 11.5% to 12.6%. These increases were the result of increasing operating efficiencies in the Company's Dallas-Fort Worth operations.

     Interest expense, net. Interest expense, net, increased from $81,000 for 1994 to $87,000 for 1995, an increase of $6,000, or 7.4%.

QUARTERLY CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth unaudited quarterly consolidated operating results for each of the Company's last five quarters as well as such data expressed as a percentage of Revenue for the periods indicated. This information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly consolidated results are not necessarily indicative of future consolidated results of operations. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

                                                                   QUARTER ENDED
                                               -----------------------------------------------------
                                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                                 1996       1996       1996        1996       1997
                                               --------   --------   ---------   --------   --------
                                                              (DOLLARS IN THOUSANDS)
Dental group practices revenue, net..........   $6,316     $7,526     $9,178     $12,960    $14,476
Less: Amounts retained by dental group
  practices..................................    2,060      2,358      2,967       4,417      5,029
                                                ------     ------     ------     -------    -------
Net revenue..................................    4,256      5,168      6,211       8,543      9,447
Operating expenses:
  Clinical salaries and benefits.............    1,065      1,266      1,608       2,320      2,447
  Other salaries and benefits................      466        684        836       1,141      1,387
  Dental supplies............................      327        435        517         937        912
  Laboratory fees............................      322        416        403         507        591
  Occupancy..................................      318        393        497         729        800
  Advertising................................      225        349        345         291        325
  Depreciation and amortization..............      248        313        374         495        565
  General and administrative.................      573        726        960       1,305      1,458
                                                ------     ------     ------     -------    -------
                                                 3,544      4,582      5,540       7,725      8,485
                                                ------     ------     ------     -------    -------
Operating income.............................      712        586        671         818        962
Interest expense, net........................      259        409        467         552        579
                                                ------     ------     ------     -------    -------
Income before income taxes...................      453        177        204         266        383
Income taxes.................................      174         71         79         101        150
                                                ------     ------     ------     -------    -------
Net income...................................   $  279     $  106     $  125     $   165    $   233
                                                ======     ======     ======     =======    =======

                                                               PERCENTAGE OF REVENUE
                                               -----------------------------------------------------
Dental group practices revenue, net..........    100.0%     100.0%     100.0%      100.0%     100.0%
Less: Amounts retained by dental group
  practices..................................     32.6       31.3       32.3        34.1       34.7
                                                ------     ------     ------     -------    -------
Net revenue..................................     67.4       68.7       67.7        65.9       65.3
Operating expenses:
  Clinical salaries and benefits.............     16.9       16.8       17.5        17.9       16.9
  Other salaries and benefits................      7.4        9.1        9.1         8.8        9.6
  Dental supplies............................      5.2        5.8        5.6         7.2        6.3
  Laboratory fees............................      5.1        5.5        4.4         3.9        4.1
  Occupancy..................................      5.0        5.2        5.4         5.6        5.5
  Advertising................................      3.6        4.7        3.8         2.2        2.2
  Depreciation and amortization..............      3.9        4.1        4.1         3.8        3.9
  General and administrative.................      9.1        9.6       10.5        10.1       10.2
                                                ------     ------     ------     -------    -------
                                                  56.2       60.8       60.4        59.5       58.7
                                                ------     ------     ------     -------    -------
Operating income.............................     11.2        7.9        7.3         6.4        6.6
Interest expense, net........................      4.1        5.4        5.1         4.3        4.0
                                                ------     ------     ------     -------    -------
Income before income taxes...................      7.1        2.5        2.2         2.1        2.6
Income taxes.................................      2.8        0.9        0.9         0.8        1.0
                                                ------     ------     ------     -------    -------
Net income...................................      4.3%       1.6%       1.3%        1.3%       1.6%
                                                ======     ======     ======     =======    =======

     The Company's operating results may vary from quarter-to-quarter. During 1996, for example, factors including the acquisitions of businesses with lower operating margins, amortization of intangibles recorded as a result of such acquisitions and the building of corporate infrastructure to accommodate growth contributed to successive declines in operating income as a percentage of Revenue for each quarter-to-quarter period in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997, the Company had a $3.9 million working capital deficit, representing an increase of $116,000 from the working capital deficit of $4.0 million at December 31, 1996. This working capital deficit included $8.9 million in current liabilities, including $912,000 in accounts payable, $1.2 million in accrued liabilities, $1.3 million in amounts payable to dental group practices as consideration for accounts receivable acquired from such group practices and $3.6 million in current maturities of notes payable and capital lease obligations. These current liabilities were partially offset by current assets, including $446,000 in cash and cash equivalents and $4.3 million in accounts receivable, net of allowances. The Company's principal sources of liquidity as of March 31, 1997 consisted of cash and cash equivalents, net accounts receivable and borrowing capacity under the Credit Facility. The repayment of $18.2 million of indebtedness under the Credit Facility with a portion of the net proceeds from this offering and the retention of a portion of the net proceeds for general corporate purposes will reduce the Company's working capital deficit. There can be no assurance the Company will not have working capital deficits in the future, particularly if additional indebtedness requires current amortization of principal.

     The Company has financed its acquisitions, capital expenditures and working capital needs through a combination of borrowings under the Credit Facility, private sales of preferred stock and Common Stock, the issuance of unsecured promissory notes, the assumption of equipment financing and other indebtedness and cash from operations.

     For the quarters ended March 31, 1996 and 1997, cash provided by operations was $716,000 and $472,000, respectively. During the quarters ended March 31, 1996 and 1997, the Company's net income was reduced primarily as a result of non-cash expenses. For 1995 and 1996, cash provided by operations was $1.8 million and $2.3 million, respectively. During 1995 and 1996, the Company's net income was reduced primarily as a result of non-cash expenses.

     Cash used in investing activities was $16.8 million for the quarter ended March 31, 1996 and $3.1 million for the quarter ended March 31, 1997. In the quarter ended March 31, 1996, $16.5 million was utilized for acquisitions and $252,000 was invested in the purchase of additional property and equipment. In the quarter ended March 31, 1997, $2.7 million was utilized for acquisitions and $384,000 was invested in the purchase of additional property and equipment. Cash used in investing activities was $713,000 in 1995 and $23.4 million in 1996. In 1995, the Company invested in the purchase of additional property and equipment for its Dallas-Fort Worth operations. In 1996, $22.3 million was utilized for acquisitions and $1.2 million was invested in the purchase of additional property and equipment.

     For the quarters ended March 31, 1996 and 1997, cash provided by financing activities was $16.9 million and $2.0 million, respectively. In the quarter ended March 31, 1996, the cash provided was comprised of $15.6 million in net borrowings and $9.3 million in proceeds from the issuance of stock, partially offset by $6.7 million used to repurchase stock and $1.3 million in distributions to the Company's then sole stockholder. In the quarter ended March 31, 1997, the cash provided was comprised of $1.7 million in proceeds from the issuance of stock and $334,000 in net borrowings. Cash used in financing activities for 1995 totaled $780,000. This was comprised of $1.1 million that was distributed to the Company's then sole stockholder, partially offset by net borrowings of $325,000. Cash provided by financing activities was $21.5 million in 1996. This was comprised of $19.5 million in net borrowings and $10.7 million in proceeds from the issuance of stock, partially offset by $6.7 million utilized to repurchase stock and $2.0 million in distributions to the Company's then sole stockholder.

     The Company has a Credit Facility, which expires August 29, 1999, with a bank. Under the Credit Facility, the Company may borrow up to $30.0 million, including up to $2.0 million for working capital needs. As of March 31, 1997, the Company had outstanding borrowings of $22.0 million under the Credit Facility. Working capital borrowings outstanding may at no time exceed a specified borrowing base based on a percentage of eligible accounts receivable. At March 31, 1997, the borrowing base under this formula was $2.8 million. The amounts outstanding under the Credit Facility bear interest at variable rates which are based upon either the lender's base rate or LIBOR, plus, in either case, a margin which varies according to the ratio of the Company's funded debt to Adjusted EBITDA, each as defined in the Credit Facility. The Credit Facility prohibits the payment of dividends and other distributions to stockholders and restricts or prohibits the Company from incurring indebtedness, incurring liens, disposing of assets, making investments or making acquisitions, and requires the Company to maintain certain financial ratios on an ongoing basis. The Credit Facility is secured by pledges of all of the outstanding capital stock of, or other equity interests in, the Company's subsidiaries, and a lien on substantially all of the assets of the Company. After completion of this offering, the Company expects to negotiate a new credit facility, although there can be no assurance that it will be able to do so.

     The Company made capital expenditures of $384,000 in the first quarter of 1997, principally for the opening of one de novo Dental Office and the purchase of other fixed assets. The Company made capital expenditures of $1.2 million in 1996, principally for the opening of two de novo Dental Offices and the expansion of six existing Dental Offices in the Dallas-Fort Worth market. The establishment of additional de novo Dental Offices and the expansion of existing Dental Offices in the future will require ongoing capital expenditures.

     The net proceeds from this offering will enable the Company to repay a significant portion of outstanding indebtedness under the Credit Facility and to redeem all Redeemable Preferred Stock to be issued upon the conversion of the Company's Convertible Participating Preferred Stock at the completion of this offering. The Company believes that the remaining net proceeds from this offering, together with cash generated from operations, will be sufficient to fund its anticipated working capital needs and capital expenditures (other than financing necessary to complete future acquisitions) for at least the next 12 months. The Company expects to fund future acquisitions (including the acquisition of Indiana Dental) with cash from operations and borrowings under a new senior credit facility. In the event the Company is not able to successfully negotiate a new senior credit facility or identifies and completes future acquisitions more quickly than it currently anticipates, the Company's current sources of liquidity may not be adequate. In addition, in order to meet its long-term liquidity needs the Company may issue additional equity and debt securities, subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company. The failure to raise the funds necessary to finance its future cash requirements could adversely affect the Company's ability to pursue its strategy and could negatively affect its operations in future periods. See "Risk
Factors -- Limited Capital; Need for Additional Financing."

                                    BUSINESS

     The Company manages dental group practices in selected markets, presently including Dallas-Fort Worth, Houston, Wisconsin and Arkansas. Dentists practicing at the Company's Dental Offices provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns and fitting and placing fixed or removable prostheses. At many of the Company's Dental Offices, dentists also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. The Company seeks to build geographically dense networks of dental providers by expanding within its existing markets and entering new markets through acquisition. At May 31, 1997, the Company owned and managed 67 Dental Offices, of which 16 were internally developed and 51 were acquired by the Company. At May 31, 1997, 123 full-time general dentists and 13 full-time specialists practiced at the Company's Dental Offices.

THE DENTAL SERVICES INDUSTRY

     The dental services industry in the United States is highly fragmented. Dental services typically are offered by local providers, primarily solo practitioners or small groups of general dentists or specialists, practicing at a single location. According to the American Dental Association (the "ADA") 1995 Distribution of Dentists in the United States by Region and State report, there were approximately 153,300 active dental professionals in the United States. Further, according to the ADA 1995 Survey of Dental Practice, nearly 88% of all dentists practiced either alone or with one other dentist.

     Consumer demand for dental services is increasing. Expenditures in the dental services market grew at a compound annual rate of approximately 8.1% from 1980 to 1995. The growth in dental expenditures has resulted principally from the increased availability of various forms of dental insurance, an increase in the need for dental services as the United States population ages and an increase in the demand for preventive and cosmetic dentistry. The United States Health Care Financing Administration ("HCFA") has reported that the aggregate domestic market for dental services in 1995 was $45.8 billion, representing approximately 4.6% of total health care expenditures in the United States. HCFA has projected that dental expenditures will reach $79.1 billion by the year 2005, representing a compound annual growth rate of approximately 5.6% through the year 2005. Although the number of practicing dentists in the United States relative to the total United States population has increased in recent years, the ADA has recently projected growth in the number of dentists in private practice from 1995 through 2020 of 11.1%, or less than 0.5% per annum. This rate is below the projected annual growth rate of 0.8% for the United States population over the same period.

     Historically, most dental patients paid for dental services on an out-of-pocket basis rather than through third-party payment arrangements. More recently, the dental services industry has experienced a significant increase in third-party payment arrangements such as indemnity insurance, preferred provider payment plans and capitated managed dental care plans, which are often provided by employers seeking to offer enhanced benefits to their employees. From 1980 to 1995, payments for dental services by private insurance companies in the United States grew at a compound annual rate of 12.4%, from approximately $3.8 billion to approximately $22.0 billion. Under an indemnity insurance plan, the patient or the patient's employer pays insurance premiums and the insurance company reimburses the dentist for all or a portion of the dentist's usual and customary fee, with the patient paying the portion not covered by the insurance company. Under preferred provider plans, dentists agree to provide dental services to plan members on a discounted fee-for-service basis. Capitated managed dental care plans typically pay participating dentists a fixed monthly amount for each plan member covered for a specified schedule of services regardless of the quantity or cost of services to the participating dentists, thereby shifting the risk of utilization to the dentists. The National Association of Dental Plans has estimated that 117 million or 46.7% of individuals in the United States in 1995 were covered by some form of dental care plan, with 31.4% of individuals covered by dental indemnity insurance, 9.0% of individuals covered by capitated managed dental care plans and 6.3% of individuals covered by preferred provider payment plans. The remaining 139 million or 53.3% of individuals in the United States in 1995 did not have coverage under any third-party payment arrangement.

     The Company believes that an increasing portion of the United States population is obtaining coverage under preferred provider and capitated managed dental care plans and that this presents opportunities for larger dental practice management companies. Group practices with comprehensive networks of dental providers in particular markets can offer these plans the ability to enter these markets more quickly and to service their plan members more efficiently than contracting through solo or smaller group practices. As a result, having an extensive provider network can provide a group practice with advantages in establishing and maintaining relationships with such plans, including greater leverage than that of solo or smaller group practices when negotiating provider agreements.

     In recent years, general dental, orthodontic and other specialty practices increasingly have formed larger group practices, following the consolidation trend seen elsewhere in the health care industry. In these practices a separate professional management team handles practice management functions such as staffing, billing, information systems, managed care contracting, leasing, purchasing and marketing, thereby enabling the dental professionals to focus on providing high quality dental services. Several factors have contributed to the increased formation of larger group practices in the dental services industry. These include the increasing complexity of managing a dental practice due, in part, to the shift to third-party reimbursement, the economies of scale achievable in such areas as administration, purchasing and advertising, the need for cost-effective management of patient care, the desire to capture revenues from higher-margin specialty procedures, which would otherwise be referred to independent specialists, and the growing importance of capital resources to acquire and maintain state-of-the-art dental equipment, clinical facilities and management information systems.

BUSINESS STRATEGY

     The Company's objective is to be a leading dental practice management company in each of its markets. The Company's strategy includes the following key elements:


     Expand in Existing Markets. The Company generates growth within its existing markets by increasing patient volume and fees in existing Dental Offices, either on a per-patient or per-procedure basis, by increasing the physical space of existing Dental Offices to accommodate more single-chair operatories and multi-chair specialty bays, and by opening Dental Offices on a de novo basis. The Company intends to focus increasingly on acquisitions of solo and smaller dental group practices within its existing markets as an additional means of generating growth. The revenues of the Company in all markets other than Wisconsin consist of management fees derived from the management agreements which have been in effect since February 6, 1996. Revenue of the dental group practices practicing at the Company's Dallas-Fort Worth Dental Offices increased $3.6 million, or 38.3%, to $13.2 million in 1995, and increased $5.1 million, or 38.1%, to $18.3 million in 1996. Revenue of the dental group practice practicing at the Company's Dallas-Fort Worth Dental offices constitutes revenue of the P.C. operating at these Dental offices for all periods after February 6, 1996. Operating income at the Company's Dallas-Fort Worth Dental Offices increased $694,000, or 52.7%, to $2.0 million in 1995 and increased $805,000, or 40.0%, to
$2.8 million in 1996. However, there can be no assurance that the Company's revenue and operating income in this market will continue to grow at these historical rates or that the Company's operations in other markets will grow at rates comparable to those experienced in Dallas-Fort Worth.


     Enter New Markets. The Company enters selected new markets by acquiring dental group practices which have a significant market presence or which the Company believes can achieve such a presence in the near term. The Company then seeks to use the acquired dental group practice as a "pedestal" from which to expand by executing its existing market growth strategies. In 1996, the Company entered three new markets, Houston, Wisconsin and Arkansas. In June 1997, the Company entered into a definitive agreement to acquire a dental group practice in Indiana.

     Advertise and Market Dental Services. The Company seeks to increase patient volume through television, radio and print advertising and other marketing techniques. The Company emphasizes regional brand name recognition of its affiliated Dental Offices, quality of care, comprehensive specialty services, affordable payment plans for more complex procedures and patient satisfaction. The Company complements its marketing program with patient call centers to provide scheduling, informational and patient follow-up services. The Company also supports its marketing program by offering convenient hours, selecting favorable locations for its Dental Offices, offering same-day emergency care and introducing or expanding specialty services at the Dental Offices. The Company's objective is to leverage its existing advertising programs to generate revenue as it expands within its markets.

     Manage Payor Mix. The Company seeks to optimize revenue mix at the Dental Offices between revenue from fee-for-service business and revenue from capitated managed dental care plans. The Company focuses on fee-for-service business (which includes fees paid by indemnity insurers, fees from preferred provider plans and direct patient billings) and supplements this business with revenue derived from contracts with capitated managed dental care plans, thereby increasing dentist productivity and facility utilization. In 1996, fee-for-service Revenue accounted for approximately 60.8% of the Company's Revenue, while Revenue from contracts with capitated managed dental care plans accounted for approximately 39.2%.

     Achieve Operational Efficiencies and Build Provider Networks. The Company seeks to achieve operational efficiencies based on the best practices identified in its affiliated groups. The Company adapts and implements these practices throughout its provider networks, when appropriate, to (i) reduce purchasing and administrative expenses, (ii) improve operational efficiencies in such areas as scheduling, billing and personnel management and (iii) introduce and standardize patient record keeping, treatment protocols and technique utilization. The Company establishes and maintains geographically dense networks of dentists in each of its markets. The Company believes these networks provide it with advantages in establishing and maintaining relationships with capitated managed dental care plans and other third-party payors.

EXPANSION

     The Company emphasizes expansion within its existing markets and entry into selected new markets by acquiring group practices which have a significant market presence or which the Company believes can achieve such a presence in the near term. Following each acquisition in a new market, the Company seeks to use the acquired practice as a "pedestal" from which to expand by executing its existing market growth strategies.

     The following table sets forth the increase in the number of Dental Offices owned and managed by the Company during each of the years indicated, including the number of de novo Dental Offices and acquired Dental Offices in each such year.

                                                 1993      1994      1995      1996      1997(1)
                                                 ----      ----      ----      ----      -------
Offices at beginning of the period.............   8          9        10        12         53
De novo Offices................................   1          1         2         2          2
Acquired Offices...............................   -          -         -        39         12
                                                  --        --        --        --         --
Offices at end of the period...................   9         10        12        53         67
                                                  ==        ==        ==        ==         ==

------------------------------

(1) Through May 31, 1997

     Expansion Within Existing Markets. The Company's strategies for growth within its existing markets include expanding existing Dental Offices, opening de novo Dental Offices and acquiring solo practices and smaller group practices. Historically, the Company has expanded its operations in its existing markets principally through expansion of existing Dental Offices and establishment of de novo Dental Offices rather than through acquisitions. The Company recently completed its first acquisition of a solo practice in an existing market (Dallas-Fort Worth) and intends to focus increasingly on the acquisition of solo and smaller group practices within existing markets.

     Expansion of an existing Dental Office typically involves increasing the physical space of the Dental Office to accommodate more single-chair operatories and multi-chair specialty bays. This permits the addition of general dentists, specialists, hygienists and dental assistants. The Company expanded the physical space at six Dental Offices in the Dallas-Fort Worth market in 1996.

     The Company considers a number of factors when establishing a de novo Dental Office or acquiring a solo or smaller group practice in an existing market. The factors considered include location, current geographic coverage by existing Dental Offices, demographics, expandability, profit potential, the needs of managed dental care plans and other large payors and the availability of managed dental care patients, as these patients can provide a new Dental Office with a reliable source of revenue until the Dental Office can build or expand its own fee-for-service patient base.

     The average investment by the Company in the four de novo Dental Offices opened since January 1, 1996 has been approximately $235,000, which includes the cost of equipment, leasehold improvements and working capital associated with the initial operations. The three de novo Dental Offices opened between January 1, 1996 and March 31, 1997 began contributing operating income to the Company within three months of opening (the fourth de novo was opened in May 1997 and had not yet begun contributing operating income at May 31, 1997). Future de novo Dental Offices, however, may require a greater investment by the Company and may not begin contributing operating income to the Company within that period of time. The Company expenses operating costs (other than costs related to fixed assets) in connection with the establishment of a de novo Dental Office as these costs are incurred rather than capitalizing them.

     Expansion to New Markets. Since January 1, 1996, the Company has entered three new markets through five acquisitions. Prior to entering a new market, the Company considers the population, demographics, market potential, competitive environment, supply of available dentists, needs of managed care plans or other large payors and general economic conditions within the market. The Company seeks to identify and acquire group practices which have a significant market presence or which the Company believes can achieve such a presence in the near term. Factors the Company emphasizes when considering the acquisition of a dental group practice include strong local reputation, large patient base, profitability, convenient locations, high patient volume per dentist, low malpractice claims history, favorable education credentials of the dentists and strong references. In addition, the existence of a high quality local management team that will remain actively involved in the business following the acquisition is important to the Company's acquisition strategy. The Company identifies potential acquisition candidates through a variety of means, including selected inquiries of dentists by the Company, direct inquiries by dentists, referrals from other dentists, participation in professional conferences and referrals from practice brokers.


     Pending Acquisition. In June 1997, the Company entered into a definitive agreement to acquire Indiana Dental for an aggregate purchase price of $3.6 million, consisting of approximately 163,636 shares of Common Stock (assuming an initial public offering price of $11.00 per share) and cash of approximately $1.8 million expected to be funded from borrowings. Additional purchase consideration consists of (i) options to purchase up to 40,000 shares of Common Stock which will be granted over five years following the effective date of the acquisition if specified financial performance goals are achieved and (ii) an additional, formula-based amount of cash and Common Stock which will be paid if targeted annual operating results are achieved in the current fiscal year. This offering is not conditioned upon the closing of the acquisition of Indiana Dental and, except as specifically stated herein, all information contained herein regarding the Company and its business excludes Indiana Dental. Indiana Dental is an Indiana-based dental practice which operates 11 dental offices with 14 dentists and had $3.6 million in revenue for the year ended December 31, 1996. The Company anticipates that the closing of the Indiana Dental acquisition will occur on or about the commencement of this offering. There can be no assurance, however, that the Indiana Dental acquisition will be completed.

DENTAL SERVICES

     Dentists practicing at the Dental Offices provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns and fitting and placing fixed or removable prostheses. At many of the Company's Dental Offices, dentists also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. Specialty dental services are typically offered through teams which rotate through several Dental Offices in a particular market. This enables the P.C.s or the Company, as applicable, to capture revenue from services that would otherwise be referred to independent specialists.

     Except with respect to Dental Offices located in states in which the ownership of dental practices by non-dentists is permitted, dental services provided at the Dental Offices are provided by or under the supervision of licensed dentists employed by or under independent contracts with the P.C.s. In states in which the Company operates and in which the ownership of dental practices by non-dentists is permitted (currently Wisconsin), dental services provided at the Dental Offices are provided by or under the supervision of licensed dentists employed by or under independent contracts with the Company. See "-- Affiliation Structure -- Relationship with P.C.s." The Company owns all of the operating assets of each of the Dental Offices, including inventory, equipment, leases and leasehold improvements. The Company typically equips its Dental Offices with state-of-the-art clinical and diagnostic equipment such as fiber optic handpieces, intraoral video cameras and panoramic and cephalometric X-ray equipment.

     The following table shows the principal areas in which the Company owns and manages Dental Offices, the number of Dental Offices and dentists in each area at May 31, 1997, the year that each practice was established and the effective date of each practice's affiliation with the Company:


                                    NUMBER OF          NUMBER OF         DATE       EFFECTIVE DATE
  DENTAL GROUP PRACTICE/MARKET    DENTAL OFFICES      DENTISTS(1)       FOUNDED     OF ACQUISITION
  ----------------------------    --------------      ------------      -------    -----------------
Monarch, Dallas-Fort Worth......        16                 48            1983      N/A
MacGregor, Houston..............        16                 36            1962      February 1, 1996
Midwest, Wisconsin..............        22                 32            1975      September 1, 1996
Convenient, Arkansas............         1                  3            1982      November 1, 1996
Arkansas Dental Health,
  Arkansas......................         3                  5            1984      January 1, 1997
United, Arkansas................         9                 12            1990      April 1, 1997
                                        --                ---
  Total.........................        67                136


------------------------------


(1) Includes full-time general dentists and specialists employed by or contracted with the Company (in the case of Midwest) or the applicable P.C. (in the case of each dental group practice other than Midwest).


     The attributes of the Dental Offices vary from market to market. In urban and suburban areas a Dental Office may have, for example, 15 or more single-chair operatories, a multi-chair specialty bay, several full-time general dentists, several dental hygienists and dental assistants, a business manager and a receptionist. In more rural markets, a Dental Office may have, for example, only three or four single chair operatories, and be staffed by one general dentist, one hygienist or dental assistant and a receptionist. One general dentist, designated as the Dental Director, oversees professional matters at each Dental Office.

ADVERTISING AND MARKETING

     The Company seeks to increase patient volume at the Dental Offices through television, radio and print advertising and other marketing techniques. The Company has developed these techniques over the past 14 years in its Dallas-Fort Worth operations and adapts them for use in its other markets as appropriate. The Company's advertising emphasizes regional brand name recognition of its affiliated Dental Offices, quality of care, comprehensive specialty services, affordable payment plans for more complex procedures and patient satisfaction. The Company operates as "Monarch(TM) Dental" or under established regional brand names, such as "MacGregor Dental Centers(SM)" in Houston and "Midwest Dental(SM)" in Wisconsin, depending on the nature and requirements of the relevant market. The Company believes the brand name recognition by consumers and managed dental care payors generated by its advertising programs has contributed to its growth.

     The Company complements its advertising and marketing programs in Dallas-Fort Worth with a regional call center for the Dental Offices located in that market. See "-- Operations -- Call Centers; Scheduling" below. The Company's advertising and marketing support activities also include the offering of convenient office hours, selecting favorable locations for its Dental Offices, offering same-day emergency care and introducing or expanding additional, higher-margin specialty services at the Dental Offices. The Company has been able to leverage its existing advertising program to generate revenue as it expands within its markets.

PAYOR MIX

     Third-party payment arrangements from which the Company derives revenue directly or through the P.C.s include indemnity insurance, preferred provider plans and capitated managed dental care plans. Under indemnity insurance plans, the patient or the patient's employer pays insurance premiums and the insurance company reimburses the dentist for all or a portion of the dentist's usual and customary fee, with the patient paying the portion not covered by insurance. Under preferred provider plans, dentists agree to provide dental services to plan members on a discounted fee-for-service basis. Capitated managed dental care plans typically pay dental group practices that agree to provide services to plan members a fixed monthly amount for each plan member covered for a specified schedule of services regardless of the quantity or cost of services to the participating dental group practice obligated to provide them. This arrangement shifts the risk of utilization to the dental group practice that provides the dental services. Because the Company assumes responsibility under the Management Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the P.C.s associated with the provision of dental services at the Dental Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Dental Offices under capitated managed dental care plans is effectively shifted to the Company. In addition, members of capitated managed dental care plans pay the P.C.s or the Company, as applicable, additional amounts as co-payments for more complex procedures. The relative size of capitation payments and co-payments varies in accordance with the level of benefits provided and plan design.

     The Company seeks to optimize the revenue mix at the Dental Offices between revenue from fee-for-service business and revenue from capitated managed dental care plans. The Company focuses on fee-for-service business, which includes fees paid by indemnity insurers, fees from preferred provider plans and direct patient billings. The Company seeks to increase fee-for-service business by expanding its operations within existing markets, entering new markets and advertising.

     The Company seeks to supplement fee-for-service business with revenue derived from contracts with capitated managed dental care plans. Although only approximately 9% of individuals in the United States were enrolled in capitated managed dental care plans in 1995, the Company believes that capitated managed dental care will play an increasingly important role in the provision of dental services. Capitated managed dental care relationships with the Company and the P.C.s increase dentist productivity and facility utilization. These relationships also provide increased co-payment revenue, referrals of additional fee-for-service patients and opportunities for dentists practicing at the Dental Offices to educate patients about the benefits of elective dental procedures that may not be covered by the patients' capitated managed dental care plans.

     The following tables set forth information regarding the sources of the revenues of the dental group practices practicing at the Company's Dental Offices for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997 and the sources of the revenues of the dental group practices practicing at the Company's Dental Offices in each of the Company's markets for the year ended December 31, 1996, beginning with the respective dates of acquisition for Houston, Wisconsin and Arkansas:


                                                     YEAR ENDED DECEMBER 31,                         THREE MONTHS
                                   ------------------------------------------------------------         ENDED
                                          1994                 1995                 1996            MARCH 31, 1997
                                   ------------------   ------------------   ------------------   ------------------
                                             PERCENT              PERCENT              PERCENT              PERCENT
         REVENUE SOURCE            REVENUE   OF TOTAL   REVENUE   OF TOTAL   REVENUE   OF TOTAL   REVENUE   OF TOTAL
         --------------            -------   --------   -------   --------   -------   --------   -------   --------
                                                                (DOLLARS IN THOUSANDS)
Fee-for-Service (1)..............  $7,478      78.2%    $9,051      68.5%    $21,863     60.8%    $9,069      62.6%
Managed Dental Care:
  Capitation.....................     773       8.1%     1,642      12.4%     8,142      22.6%     3,367      23.3%
  Co-payment.....................   1,308      13.7%     2,530      19.1%     5,975      16.6%     2,040      14.1%
                                   ------     -----     -------    -----     -------    -----     -------    -----
        Total....................  $9,559     100.0%    $13,223    100.0%    $35,980    100.0%    $14,476    100.0%
                                   ======     =====     =======    =====     =======    =====     =======    =====

                                                           BY MARKET FOR YEAR ENDED DECEMBER 31, 1996
                                        ---------------------------------------------------------------------------------
                                        DALLAS-FORT WORTH         HOUSTON             WISCONSIN             ARKANSAS
                                        ------------------   ------------------   ------------------   ------------------
                                                  PERCENT              PERCENT              PERCENT              PERCENT
           REVENUE SOURCE               REVENUE   OF TOTAL   REVENUE   OF TOTAL   REVENUE   OF TOTAL   REVENUE   OF TOTAL
           --------------               -------   --------   -------   --------   -------   --------   -------   --------
                                                                     (DOLLARS IN THOUSANDS)
Fee-for-Service (1)..................   $10,719     58.7%    $7,629      62.9%    $3,182      60.6%     $333       97.7%
Managed Dental Care:
  Capitation.........................    3,269      17.9%     3,444      28.4%     1,423      27.1%        6        1.7%
  Co-payment.........................    4,272      23.4%     1,056       8.7%       645      12.3%        2        0.6%
                                        -------    -----     -------    -----     ------     -----      ----      -----
        Total........................   $18,260    100.0%    $12,129    100.0%    $5,250     100.0%     $341      100.0%
                                        =======    =====     =======    =====     ======     =====      ====      =====

------------------------------

(1) Constitutes Revenue derived from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payor.

OPERATIONS

     The Company has achieved operational efficiencies based on the best practices identified in its affiliated dental groups. The Company adapts and implements these practices throughout its provider networks, when appropriate, to (i) reduce purchasing and administrative expenses, (ii) improve operational efficiencies in such areas as scheduling, billing and personnel management and
(iii) introduce and standardize patient record keeping, treatment protocols and technique utilization. The Company establishes and maintains geographically dense networks of dentists in each of its markets. The Company believes that these provider networks offer preferred provider and capitated managed dental care plans the ability to enter the markets served by the networks more quickly and comprehensively and to service their plan members more efficiently than contracting through solo or smaller group practices. The Company believes these networks provide it with advantages in establishing and maintaining relationships with capitated managed dental care plans and other third-party payors, including greater leverage than that of solo or smaller group practices when negotiating provider agreements.

     Recruiting

     Establishing geographically dense networks of providers by effective recruiting of qualified dentists is an important element of the Company's business strategy. The ADA has projected that the number of dentists practicing in the United States will increase at a slower rate than the projected rate of increase of the overall United States population through 2020. In the Company's experience, many dentists in the early stages of their careers have incurred substantial student loans. As a result they face significant financial constraints to starting their own practices or buying into existing practices, especially in view of the capital-intensive nature of modern dentistry. The Company believes that practice in its network of Dental Offices offers both recently graduated dentists and more experienced dentists without their own practices advantages over a solo or smaller group practice, including relief from the burden of administrative and management responsibilities and the resulting ability to focus almost exclusively on practicing dentistry. Advantages to dentists may also include, depending upon the market involved, compensation which rewards productivity, employee benefits such as health insurance, paid vacation, continuing education, payment of professional membership fees and malpractice insurance, and, for affiliated specialists, the prospect of a steadier stream of referrals than a specialist practicing independently. In markets in which it is difficult to recruit and retain dentists, such as certain rural areas, the Company may seek to establish partnerships in which these dentists retain a portion of the equity interest in the practice.

     The Company believes that hygienists, dental assistants and office staff are critical to attracting and retaining patients. Accordingly, the Company actively recruits such staff by offering salaries and benefits which it believes are generally superior to those offered by many solo or smaller group practices.

     Call Centers; Scheduling

     The Company maintains a regional call center in Dallas-Fort Worth. The call center staff fields calls generated by advertising, schedules patient visits, answers patient questions and initiates contact with patients for follow-up of ongoing treatment programs. The Company has implemented or is currently implementing similar call centers that will serve each of its other markets.

     The Company utilizes a centralized management information system in the call centers to schedule patient appointments. The Dental Offices generally offer extended office hours and Saturday appointments. The Company sends patients to the Dental Office that is most convenient for the patient in terms of timing and location. The Company's centralized scheduling systems provide the Company with better control over patient scheduling, resulting in increased productivity, as well as the ability to analyze and control the revenue mix at the Dental Offices by balancing fee-for-service and capitated managed dental care patients. This also enables the staff at each Dental Office to focus on patient care and customer service by eliminating a significant number of incoming calls.

     Purchasing

     The integration of the Dental Offices enables the Company to take advantage of economies of scale that are generally not available to solo or smaller group practices. The Company is able to purchase dental supplies, laboratory services, insurance, office furniture, equipment, information systems and advertising at reduced costs. The Company also can contract for employee benefits at a lower cost than solo or smaller group practices typically can obtain for themselves and their employees.

     Management Information Systems

     The Company has licensed for use at its Dental Offices a management information system for dental practice management. Substantially all of the Dental Offices are currently utilizing this information system. The Company uses the information system to track data related to each Dental Office's operations and financial performance. The information system can provide each of the Dental Offices with data such as patient and practitioner scheduling information, insurance coverage information, clinical record-keeping and revenue and collection data (including credit history). Within each market, the Company uses the information system to manage billing and collections, including electronic insurance claims processing. In addition, the Company uses the information system to provide information for case management and outcome related research.

     Quality Assurance

     The Company requires the dentists and hygienists at each of its Dental Offices to develop and implement clinical management procedures and treatment protocols, as well as uniform business and administrative standards under which dental services are provided. These procedures, protocols and standards vary from region to region and are determined by the Dental Directors in each region in consultation with and under the guidance of a committee of the Regional Dental Directors. The protocols include treatment planning, diagnostic screening, radiographic records, record keeping, specialty referrals and dental hygiene protocols. State licensing authorities require dentists to undergo annual training. The dentists and hygienists practicing at the Dental Offices can obtain some of the required continuing education training through the Company's internal training programs in each regional market, certain of which have been accredited by the Academy of General Dentistry.

AFFILIATION STRUCTURE

     Relationship with P.C.s

     In states in which the ownership of dental practices by non-dentists is prohibited, the Company derives all of its revenue from its Management Agreements with the P.C.s. Under each of the Management Agreements, the Company receives a management fee equal to the Company's costs plus the lower of (i) 30% of the P.C.'s net revenues or (ii) the P.C.'s net pre-tax income. The Company's costs include all direct and indirect costs, overhead and expenses relating to the Company's provision of services to the P.C.s under the Management Agreements, such that substantially all costs associated with the provision of dental services at the Dental Offices are borne by the Company, other than the compensation and benefits of the dentists and hygienists who are employed by or are independent contractors of the P.C.s. Under the Management Agreements, the Company provides the P.C.s with, among other things, the facilities, administrative personnel and supplies, as well as numerous services, including administrative, accounting, cash management, financial statements and reports, budgeting including capital expenditures, recruiting, insurance, litigation management, negotiation of managed dental care contracts (which are entered into by the Company and the P.C.s (except in Wisconsin)), management information systems, billing and collection services. Each Management Agreement is for a term of 40 years, with automatic renewal thereafter. Further, each Management Agreement generally may be terminated by the P.C. only for cause, which includes an uncured breach of the agreement by the Company, or upon the P.C.'s bankruptcy or voluntary dissolution and may be terminated by the Company as of any anniversary date of the Management Agreement upon 90 days' prior written notice. In addition to the Management Agreements, the Company has a contractual right to designate or approve the licensed dentists who own each P.C.'s capital stock. In states in which non-dentists are permitted to own dental practices, such as Wisconsin, there is no need for this structure and the dentists are employed directly by or are independent contractors of the Company.

     Employment Agreements

     All dentists practicing at the Dental Offices have entered into employment agreements or independent contractor agreements through their professional corporations with the P.C.s or, in the case of dentists practicing in dental offices located in states (currently Wisconsin) in which the ownership of dental practices by the Company is permitted, the Company. Such agreements typically contain a non-competition agreement for up to three years following their termination within a specified geographic area, usually a specified number of miles from the relevant Dental Office. The agreements with dentists who have sold their practices to the Company generally are for a specified initial term of up to five years. Under each agreement, the dentist assigns billing and collection rights to the Company, in the case of states in which non-dentists are permitted to own dental practices, or to the P.C. in other states, with the P.C. in turn assigning such rights to the Company under the terms of the applicable Management Agreement. In return, the dentist receives either a fixed salary or collections-based compensation, which may have a minimum guarantee, and a package of benefits which varies from region to region. The dentists' compensation and benefits are paid by the entity, either the Company or the relevant P.C., with whom the dentist has entered into an employment agreement. At May 31, 1997, 89.0% of the dentists practicing at the Dental Offices received collections-based compensation while 11.0% received a fixed salary.

COMPETITION

     The dental services industry is highly fragmented, consisting primarily of solo and smaller group practices. The dental practice management segment of this industry, currently in its formative stage, is highly competitive and is expected to become more competitive. In this regard, the Company expects that the provision of multi-specialty dental services at convenient locations will become increasingly more common. The Company is aware of several dental practice management companies that are currently operating in its existing markets. Companies with dental practice management businesses similar to that of the Company, which currently operate in other parts of the country, may begin targeting the Company's existing markets for expansion. Such competitors may be better capitalized or otherwise enjoy competitive advantages which may make it difficult for the Company to compete against them or to acquire additional Dental Offices on terms acceptable to the Company. As the Company seeks to expand its operations into new markets, it is likely to face competition from dental practice management companies which already have established a strong business presence in such locations.

     The business of providing general dental, orthodontic and other specialty dental services is highly competitive in the markets in which the Company operates. The Company believes it competes with other providers of dental and specialty services on the basis of factors such as brand name recognition, convenience, cost and the quality and range of services provided. Competition may include practitioners who have more established practices and reputations. The Company's affiliated dental practices also compete in the retention and recruitment of general dentists, specialists and clinical staff. If the availability of dentists begins to decline in the Company's markets, it may become more difficult to attract qualified dentists to staff the Dental Offices sufficiently or to expand them. The Dental Offices may not be able to compete effectively against other existing practices or against new single or multi-specialty dental practices that enter its markets, or to compete against such other practices in the recruitment of qualified dentists.

GOVERNMENT REGULATION

     The practice of dentistry is regulated at both the state and federal levels. There can be no assurance that the regulatory environment in which the Company or P.C.s operate will not change significantly in the future. The laws and regulations of all states in which the Company operates impact the Company's operations but do not currently materially restrict the Company's operations in those states. In addition, state and federal laws regulate health maintenance organizations and other managed care organizations for which dentists may be providers. In general, regulation of health care-related companies is increasing. In connection with its operations in existing markets and expansion into new markets, the Company may become subject to additional laws, regulations and interpretations or enforcement actions. The ability of the Company to operate profitably will depend in part upon the ability of the Company and the P.C.s to operate in compliance with applicable health care regulations.

     State Regulation

     The laws of many states, including Arkansas, Indiana and Texas but excluding Wisconsin, permit a dentist to conduct a dental practice only as an individual, a member of a partnership or an employee of a professional corporation, limited liability company or limited liability partnership. These laws typically prohibit, either by specific provision or as a matter of general policy, non-dental entities, such as the Company, from practicing dentistry, from employing dentists and, in certain circumstances, hygienists or dental assistants, or from otherwise exercising control over the provision of dental services. Because under the Management Agreements the Company bears all costs associated with the provision of dental services by the P.C.s at the Dental Offices other than compensation and benefits of dentists and hygienists and determines annual budgets for the P.C.s, the Company is effectively able to manage the profitability of the Dental Offices. Under the Management Agreements, however, the P.C.s control all clinical aspects of the practice of dentistry and the provision of dental services at the Dental

Offices, including the exercise of independent professional judgment regarding the diagnosis or treatment of any dental disease, disorder or physical condition. Under the Management Agreements, persons to whom dental services are provided at the Dental Offices are patients of the P.C.s and not of the Company and the Company does not have or exercise any control or direction over the manner or methods in which dental services are performed nor does the Company interfere in any way with the exercise of professional judgment by the dentists who are employees or independent contractors of the P.C.s.

     Many states in which the Company's Dental Offices presently are located have fraud and abuse laws which are similar to the federal fraud and abuse law described below, and which in many cases apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including all of the states in which Dental Offices are currently located, also impose significant penalties for submitting false claims for dental services. Many states, including all of the states in which the Dental Offices are currently located, either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states also prohibit dentists from splitting fees with non-dentists.

     Many states, including Indiana and Texas, but excluding Wisconsin, limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice, under a bona fide lease, if the equipment and office remain under the control of the dentist. Some states (none in which the Company currently operates) prohibit the advertising of dental services under a trade or corporate name. Some states, including Arkansas, require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. Some states (none in which the Company currently operates) require entities designated as "clinics" to be licensed, and may define clinics to include dental practices that are owned or controlled in whole or in part by non-dentists. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

     In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. As the Company or the P.C.s contract with third-party payors, on a capitation or other basis under which the Company or the relevant P.C. assumes financial risk, the Company or the P.C.s may become subject to state insurance laws. Specifically, in some states, regulators may determine that the Company or the P.C.s are engaged in the business of insurance, particularly if they contract on a financial-risk basis directly with self-insured employers or other entities that are not licensed to engage in the business of insurance. To the extent that the Company or the P.C.s are determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third-party payors and the Company's revenue may be materially and adversely affected.

     Federal Regulation

     Many of the federal laws regulating the provision of dental care apply only to dental services which are reimbursed under the Medicare or Medicaid programs. Because very little dental care is currently provided by Medicare and Medicaid, the Company derives very little revenue from these programs. Therefore, the current impact of these laws is negligible. However, there can be no assurance that the reach of these laws will not be expanded in the future to cover services reimbursable by any payor. If these laws were to be expanded in such a manner, they could have a material adverse effect upon the Company.

     The federal fraud and abuse statute prohibits, subject to certain safe harbors, the payment, offer, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person for service, (ii) the furnishing or arranging for the furnishing of items or services or (iii) the purchase, lease or order or the arrangement or recommendation of a purchase, lease or order of any item or service which is, in each case, reimbursable under Medicare or Medicaid. The statute reflected the federal government's policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Because dental services are covered under various government programs, including Medicare and Medicaid, this federal law applies to dentists and the provision of dental services.

     Significant prohibitions against dentist self-referrals for services covered by Medicare and Medicaid programs were enacted, subject to certain exceptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as Stark II, amended prior physician and dentist self-referral legislation known as Stark I (which applied only to clinical laboratory referrals) by dramatically enlarging the list of services and investment interests to which the self-referral prohibitions apply. Effective January 1, 1995, Stark II prohibits a physician or dentist, or a member of his or her immediate family, from making referrals for certain "designated health services" to entities in which the physician or dentist has an ownership or investment interest, or with which the physician or dentist has a compensation arrangement. "Designated health services" include, among other things, clinical laboratory services, radiology and other diagnostic services, radiation therapy services, durable medical equipment, prosthetics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. Stark II prohibitions include referrals within the physician's or dentist's own group practice (unless such practice satisfies the "group practice" exception) and referrals in connection with the physician's or dentist's employment arrangements with the P.C. (unless the arrangement satisfies the employment exception). Stark II also prohibits billing the Medicare or Medicaid programs for services rendered following prohibited referrals. Noncompliance with, or violation of, Stark II can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The Company believes that its operations as presently conducted do not pose a material risk under Stark II, primarily because the Company does not provide "designated health services." Even if the Company were deemed to provide "designated health services," the Company believes its activities would be protected under the employment and group practice exceptions to Stark II. Nevertheless, there can be no assurance that Stark II will not be interpreted or hereafter amended in a manner that has a material adverse effect on the Company's operations as presently conducted.

     Proposed federal regulations also govern physician incentive plans associated with certain managed care organizations that offer risk-based Medicare or Medicaid contracts. These regulations define physician incentive plans to include any compensation arrangement (such as capitation arrangements, bonuses and withholds) that may directly or indirectly have the effect of reducing or limiting services furnished to patients covered by the Medicare or Medicaid programs. Direct monetary compensation which is paid by a managed care plan, dental group or intermediary to a dentist for services rendered to individuals covered by the Medicare or Medicaid programs is subject to these regulations, if the compensation arrangement places the dentist at substantial financial risk. When applicable, the regulations generally require disclosure to the federal government or, upon request, to a Medicare beneficiary or Medicaid recipient regarding such financial incentives, and require the dentist to obtain stop-loss insurance to limit the dentist's exposure to such financial risk. The regulations specifically prohibit physician incentive plans which involve payments made to directly induce the limitation or reduction of medically necessary covered services. A recently enacted federal law specifically exempts managed care arrangements from the application of the federal anti-kickback statute (the principal federal health care fraud and abuse law), but there is a risk this exemption may be repealed. It is unclear how the Company will be affected in the future by the interplay of these laws and regulations.

     The Company may be subject to Medicare rules governing billing agents. These rules prohibit a billing agent from receiving a fee based on a percentage of Medicare collections and may require

Medicare payments for the services of dentists to be made directly to the dentist providing the services or to a lock box account opened in the name of the applicable P.C.

     Federal regulations also allow state licensing boards to revoke or restrict a dentist's license in the event such dentist defaults in the payment of a government-guaranteed student loan, and further allow the Medicare program to offset such overdue loan payments against Medicare income due to the defaulting dentist's employer. The Company cannot assure compliance by dentists with the payment terms of their student loans, if any.

     Revenues of the P.C.s or the Company from all insurers, including governmental insurers, are subject to significant regulation. Some payors limit the extent to which dentists may assign their revenues from services rendered to beneficiaries. Under these "reassignment" rules, the Company may not be able to require dentists to assign their third-party payor revenues unless certain conditions are met such as acceptance by dentists of assignment of the payor receivables from patients, reassignment to the Company of the sole right to collect the receivables, and written documentation of the assignment. In addition, governmental payment programs such as Medicare and Medicaid limit reimbursement for services provided by dental assistants and other ancillary personnel to those services which were provided "incident to" a dentist's services. Under these "incident to" rules, the Company may not be able to receive reimbursement for services provided by certain members of the Company's Dental Office staff unless certain conditions are met such as requirements that services must be of a type commonly furnished in a dentist's office and must be rendered under the dentist's direct supervision and that clinical Dental Office staff must be employed by the dentist or the P.C. The Company does not currently derive a significant portion of its Revenue under such programs.

     The operations of the Dental Offices are also subject to compliance with regulations promulgated by the Occupational Safety and Health Administration ("OSHA"), relating to such matters as heat sterilization of dental instruments and the usage of barrier techniques such as masks, goggles and gloves. The Company incurs expenses on an ongoing basis relating to OSHA monitoring and compliance.

     Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's contractual arrangements will not be successfully challenged as violating applicable fraud and abuse, self-referral, false claims, fee-splitting, insurance, facility licensure or certificate-of-need laws or that the enforceability of such arrangements will not be limited as a result of such laws. In addition, there can be no assurance that the business structure under which the Company operates, or the advertising strategy the Company employs, will not be deemed to constitute the unlicensed practice of dentistry or the operation of an unlicensed clinic or health care facility. The Company has not sought judicial or regulatory interpretations with respect to the manner in which it conducts its business. There can be no assurance that a review of the business of the Company and the P.C.s by courts or regulatory authorities will not result in a determination that could materially and adversely affect their operations or that the regulatory environment will not change so as to restrict the Company's existing or future operations. In the event that any legislative measures, regulatory provisions or rulings or judicial decisions restrict or prohibit the Company from carrying on its business or from expanding its operations to certain jurisdictions, structural and organizational modifications of the Company's organization and arrangements may be required, which could have a material adverse effect on the Company, or the Company may be required to cease operations.

INSURANCE

     The Company maintains professional malpractice and general liability insurance for itself and maintains professional liability insurance covering dentists, hygienists and dental assistants at the Dental Offices. The Company generally is a named insured under such policies and is named as an additional insured on each individual dentist's policy. The Company maintains general liability and umbrella coverage, including malpractice coverage, of $5 million per occurrence and $5 million in the aggregate. Certain types of risks and liabilities are not covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the dentists, the P.C.s or the Company may have a material adverse effect on the Company's business, financial condition and operating results. While the Company believes its insurance policies are adequate in amount and coverage for its current operations, there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

LEGAL PROCEEDINGS

     From time to time the Company is subject to litigation incidental to its business. The Company is not presently a party to any material litigation. The dentists employed by the P.C.s or the Company are from time to time subject to malpractice claims. Such claims, if successful, could result in damage awards exceeding, perhaps substantially, applicable insurance coverage.

FACILITIES AND EMPLOYEES

     The Company's corporate headquarters are located at 4201 Spring Valley Road, Dallas, Texas, in approximately 8,500 square feet occupied under a lease which expires on December 31, 1999.

     The Company also leases real estate at the location of each Dental Office. Typically, each acquired Dental Office is located at the site used by the respective selling dentist prior to the Company's acquisition. For the year ended December 31, 1996, the Company had lease costs of approximately $1.6 million. The Company anticipates that, as it acquires Dental Offices, it will lease the sites formerly utilized by the selling dentists. See "Certain Transactions."

     As of May 31, 1997, the Company had approximately 689 employees, including 32 dentists and 43 hygienists located at Midwest but excluding the 104 dentists and 29 hygienists employed by or contracting with the P.C.s. The Company is not party to any collective bargaining agreement with a labor union and considers its relations with its employees to be satisfactory.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Executive officers and directors of the Company, and their ages as of May 31, 1997, are as follows:

                    NAME                      AGE                     POSITION
                    ----                      ---                     --------
Warren F. Melamed, D.D.S. ..................  50    Chairman of the Board, President, Chief
                                                      Dental Officer and Director
Gary W. Cage................................  52    Chief Executive Officer and Director
Charles G. Shears, D.D.S....................  61    Executive Vice President and Director
David L. Hehli, D.D.S.......................  54    President, Midwest
Steven G. Peterson..........................  32    Chief Financial Officer
Glenn E. Hemmerle(1)(2).....................  51    Director
Roger B. Kafker(2)..........................  35    Director

------------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation and Option Committee.

     Warren F. Melamed, D.D.S., founded the Company in 1983 and has served as its President and Chairman since then. From 1985 until March 1997, Dr. Melamed served as the Chief Executive Officer of the Company and since March 1997, has served as the Chief Dental Officer of the Company.

     Gary W. Cage has served as Chief Executive Officer of the Company since March 1997 and served as Chief Operating Officer of the Company from March 1996 to March 1997. Prior to joining the Company, he served as Chief Financial Officer, Senior Vice President, Treasurer and Secretary of EmCare Holdings Inc., a provider of management services to emergency physicians, from October 1992 to March 1996; as Chief Financial Officer of Team Bancshares, Inc., a bank holding company, from 1989 to October 1992; and as Chief Financial Officer of Texas American Bancshares, Inc., a bank holding company, from 1974 to 1989.

     Charles G. Shears, D.D.S., founded MacGregor in 1962 and served as its President and Chief Executive Officer from then until February 1996, when he became Executive Vice President and a director of the Company in connection with the 1996 Transactions.

     David L. Hehli, D.D.S., founded Midwest in 1975 and has served as its President since then, including following the completion of the Company's acquisition of Midwest.

     Steven G. Peterson has served as Chief Financial Officer of the Company since April 1997 and served as Director of Finance of the Company from April 1996 to April 1997. Prior to joining the Company, he served as Director of Finance of EmCare Holdings Inc. from October 1993 to April 1996. From June 1990 until October 1993, Mr. Peterson served in numerous positions with Bank One, Texas, N.A., and its predecessor, Team Bancshares, Inc., most recently as Vice President and Director of Planning and Budgeting.

     Glenn E. Hemmerle has served as a director of the Company since August 1996. He has served as President and Chief Executive Officer of The Johnny Rockets Group, Inc., a restaurant-chain operator, since February 1997. Prior to February 1997, Mr. Hemmerle served as President and Chief Executive Officer of Pearl Vision, Inc., a retail eyeglass company, from July 1994 to November 1996; and as President and Chief Executive Officer of Crown Books Inc., a retail bookseller, from August 1992 to July 1994. Mr. Hemmerle is also a director of The Bombay Company, a retail furniture company.

     Roger B. Kafker has served as a director of the Company since February 1996. He has been associated with TA Associates, Inc. or its predecessor since 1989 and became a Principal of that firm in 1994 and a Managing Director in 1995. Mr. Kafker is also a director of ANSYS, Inc., a software company.

BOARD OF DIRECTORS

     The number of directors of the Company is currently fixed at five. Following this offering, the Company's Board of Directors will be divided into three classes, with the members of each class of directors serving for staggered three-year terms. The Board of Directors will consist of one Class I Director (Dr. Shears), two Class II Directors (Dr. Melamed and Mr. Kafker) and two Class III Directors (Messrs. Cage and Hemmerle), whose initial terms will expire at the 1998, 1999 and 2000 annual meetings of stockholders, respectively. Within 90 days after the completion of this offering, the Company intends to expand the Board of Directors and elect an additional Class I director who will not be an officer or an employee of the Company.

     The Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation and Option Committee (the "Compensation Committee"). The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's annual operating results, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence. Within 90 days following the completion of this offering, the Audit Committee will consist of Mr. Hemmerle and an additional director who is neither an officer nor an employee of the Company; such individual has not been selected at the date of this Prospectus. The Compensation Committee reviews and recommends the compensation arrangements for officers and other senior-level employees, reviews general compensation levels for other employees as a group, determines the options or stock to be granted to eligible persons under the 1996 Stock Plan and takes such other action as may be required in connection with the Company's compensation and incentive plans. The Compensation Committee consists of Messrs. Hemmerle and Kafker.

     Non-employee directors other than Mr. Kafker (the "Independent Directors") receive fees of $2,000 for each meeting of the Board of Directors or committee they attend, and each director is reimbursed for travel and other expenses incurred in attending meetings. Each Independent Director acquired 10,000 shares of restricted Common Stock at the time he joined the Board of Directors. See
"-- Employee Stock and Other Benefit Plans -- Restricted Stock Grants" below. The Company intends to grant options to acquire approximately this number of shares to Independent Directors who join the Board of Directors in the future. In addition, in May 1997, the Company granted to Mr. Hemmerle options to purchase 10,000 shares of Common Stock at an exercise price per share equal to the initial public offering price per share. These options vest annually over four years in equal installments.

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the Chief Executive Officer and the other most highly compensated executive officers of the Company whose aggregate base salary and bonus exceeded $100,000 during 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                   1996 ANNUAL         LONG TERM
                                                   COMPENSATION       COMPENSATION
                                               --------------------   ------------
                                                                       SECURITIES
                                                                       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION(1)                 SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
------------------------------                 ---------   --------   ------------   ---------------
Warren F. Melamed, D.D.S.....................   275,000         --           --           10,717(2)
  Chairman of the Board
Gary W. Cage.................................   134,615     70,000       25,000               --
  Chief Executive Officer
Charles G. Shears, D.D.S.....................   224,657         --           --           11,000(3)
  Executive Vice President

------------------------------

(1) One executive officer, David L. Hehli, D.D.S., joined the Company on September 1, 1996, and would have appeared in the table above had he been employed by the Company for a full fiscal year.

(2) Includes $2,000 contributed by the Company to Dr. Melamed's 401(k) account as a matching contribution and $8,717 paid to Dr. Melamed as a car allowance.

(3) Constitutes payments to Dr. Shears as a car allowance.

     Option Grants. The following table sets forth information concerning the individual grant of options to purchase Common Stock to the Named Executive Officers during 1996. No stock appreciation rights ("SARs") have been granted.

                             OPTION GRANTS IN 1996

                                                                                     POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                        ---------------------------------------------------------       ANNUAL RATES OF
                          NUMBER OF        PERCENT OF                                     STOCK PRICE
                         SECURITIES      TOTAL OPTIONS     EXERCISE                    APPRECIATION FOR
                         UNDERLYING        GRANTED TO      OR BASE                      OPTION TERM(2)
                           OPTIONS         EMPLOYEES        PRICE      EXPIRATION    ---------------------
NAME                    GRANTED(#)(1)    IN FISCAL YEAR     ($/SH)        DATE        5%($)       10%($)
----                    -------------    --------------    --------    ----------    --------    ---------
Gary W. Cage..........     25,000             100%           3.00       10/31/06       47,167      119,531

------------------------------

(1) The options, which were granted under the 1996 Stock Plan, become exercisable in four equal annual installments, commencing on the first anniversary of the grant date. All options are subject to the employee's continued employment and terminate ten years after the grant date, subject to earlier termination in accordance with the 1996 Stock Plan and the applicable option agreement. All options were granted at fair market value as determined by the Compensation Committee on the date of the grant. See "-- Employee Stock and Other Benefit Plans -- 1996 Stock Option and Incentive Plan" below.

(2) This column shows the hypothetical gains or "option spreads" of the options granted based on both the fair market value of the Common Stock for financial reporting purposes and assumed annual compound stock appreciation rates of 5% and 10% over the terms of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares, or reflect nontransferability, vesting or termination provisions. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, among other things.

     Option Exercises and Holdings. The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock held by the Named Executive Officers. None of the Named Executive Officers exercised any stock options during 1996.

                      AGGREGATED OPTION EXERCISES IN 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                     OPTIONS AT 12/31/96            AT 12/31/96($)(1)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
Gary W. Cage...................................        --         25,000             --         200,000

------------------------------

(1) There was no public trading market for the Common Stock as of December 31, 1996. Accordingly, these values have been calculated on the basis of an assumed initial public offering price of $11.00 per share, less the applicable exercise price.

     Executive Bonuses. Executive bonuses are granted at the discretion of the Compensation Committee.

EMPLOYEE STOCK AND OTHER BENEFIT PLANS

     1996 Stock Option and Incentive Plan. The 1996 Stock Option and Incentive Plan, as amended, was initially adopted by the Board of Directors in February 1996 and was subsequently approved by the Company's stockholders. The 1996 Stock Plan permits (i) the grant of Incentive Options, (ii) the grant of Non-Qualified Options, (iii) the issuance or sale of Common Stock with or without vesting or other restrictions ("Stock Grants"), (iv) the issuance or sale of Common Stock without restrictions ("Unrestricted Stock"), (v) the grant of Common Stock upon the attainment of specified performance goals ("Performance Share Awards") and
(vi) the grant of the right to receive cash dividends with the holders of the Common Stock as if the recipient held a specified number of shares of the Common Stock ("Dividend Equivalent Rights"). These grants may be made to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. The 1996 Stock Plan provides for the issuance of 1,376,250 shares of Common Stock of which (i) 435,750 shares were subject to outstanding options with a weighted average exercise price of $10.41 per share (assuming an initial public offering price of $11.00 per share) and (ii) 345,208 were sold as restricted stock awards for an aggregate cash purchase price of $73,184 and remained outstanding as of May 31, 1997. On and after the date the 1996 Stock Plan becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, options with respect to no more than 150,000 shares of Common Stock may be granted to any one individual in any calendar year.

     The 1996 Stock Plan is administered by the Compensation Committee. Subject to the provisions of the 1996 Stock Plan, the Compensation Committee has full power to determine from among the persons eligible for grants under the 1996 Stock Plan the individuals to whom grants will be made, the combination of grants to participants and the specific terms of each grant, including vesting. Incentive Options may be granted only to officers or other full-time employees of the Company or its subsidiaries, including members of the Board of Directors who are also full-time employees of the Company or its subsidiaries.

     The option exercise price of options granted under the 1996 Stock Plan is determined by the Compensation Committee but, in the case of Incentive Options, may not be less than 100% of the fair market value of the underlying shares on the date of grant. If any employee of the Company or any subsidiary owns (or is deemed to own) at the date of grant shares of stock representing in excess of

10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary, the option exercise price for Incentive Options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date. Non-Qualified Options may be granted at prices less than the fair market value of the underlying shares on the date granted. Options typically are subject to vesting schedules, terminate 10 years from the date of grant and may be exercised for specified periods subsequent to the termination of the optionee's employment or other business relationship with the Company. At the discretion of the Compensation Committee, any option may include a "reload" feature pursuant to which an optionee exercising an option receives in addition to the number of shares of Common Stock due on the exercise of such an option an additional option with an exercise price equal to the fair market value of the Common Stock on the date such additional option is granted. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Compensation Committee or, in the sole discretion of the Compensation Committee, by delivery of shares of Common Stock already owned by the optionee.

     The 1996 Stock Plan also permits Stock Grants, Performance Share Awards and grants of Dividend Equivalent Rights. Stock Grants may be made to persons eligible under the 1996 Stock Plan, subject to such conditions and restrictions as the Compensation Committee may determine. Prior to the vesting of shares, recipients of Stock Grants generally will have all the rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 1996 Stock Plan or in any agreement. The Compensation Committee may also make Stock Grants to persons eligible under the 1996 Stock Plan in recognition of past services or other valid consideration, or in lieu of cash compensation. In the case of Performance Share Awards, the issuance of shares of Common Stock will occur only after the conditions and restrictions set forth in the grant agreement are satisfied. In addition, the Compensation Committee may grant Dividend Equivalent Rights in conjunction with any other grant made pursuant to the 1996 Stock Plan or as a free-standing grant. Dividend Equivalent Rights may be paid currently or deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue further dividends.

     The Compensation Committee may, in its sole discretion, accelerate or extend the date or dates on which all or any particular award or awards granted under the 1996 Stock Plan may be exercised or vest. To the extent not exercised, all options granted under the 1996 Stock Plan terminate upon the dissolution, liquidation or sale of the Company unless assumed by a successor entity, except as the Compensation Committee otherwise determines.

     Restricted Stock Grants. Since adopting the 1996 Stock Plan in connection with the 1996 Transactions in February 1996, the Company has sold an aggregate of 345,208 shares of restricted Common Stock for an aggregate cash purchase price of $73,184 to employees and directors of the Company under the 1996 Stock Plan or separate restricted stock agreements. These shares generally vest in equal monthly installments (or annually in the case of the shares sold to Dr. Melamed) over four years beginning with the date of sale, with unvested shares subject to repurchase at cost upon the termination of the purchaser's employment or other relationship with the Company. Shares of restricted Common Stock generally would be treated as fully vested in the event of a sale of the Company.

     1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by the Company's stockholders. Up to 250,000 shares of Common Stock may be issued under the Purchase Plan. The Purchase Plan is administered by the Compensation Committee.


     The first offering under the Purchase Plan will begin on September 1, 1997 and end on December 31, 1997. Subsequent offerings will commence on each January 1 and July 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period are eligible to participate in the Purchase Plan. Any employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of stock in the Company may not participate in the Purchase Plan.

     During each offering, an employee may purchase shares under the Purchase Plan by authorizing payroll deductions of up to 10% of his or her cash compensation during the offering period. The maximum number of shares which may be purchased by any participating employee during any offering period is limited to 1,000 shares (as adjusted by the Compensation Committee from time to time). Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase Common Stock on the last business day of the period at a price equal to 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of Common Stock in any calendar year. No Common Stock has been issued to date under the Purchase Plan.

EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements with Dr. Warren F. Melamed and Gary W. Cage. The terms of the agreements are substantially similar except with respect to minimum annual base salary ($300,000 for Dr. Melamed and $200,000 for Mr. Cage). The agreements have initial employment terms ending on June 30, 2001 and automatically renew for one year periods thereafter. In the event of a termination of employment without cause or material breach by the Company, the agreements provide for severance equal to the greater of the executive's unpaid compensation under the agreement through the end of the initial term or two year's average total compensation over the three most recently completed years. Upon termination by the Company of the executive's employment without cause or upon a resignation by the executive for Good Reason (as defined) within twelve months following a change in control of the Company (as defined), the executive is entitled to receive severance equal to the greater of the executive's unpaid total compensation under the agreement up to a maximum of three year's total compensation or two year's average total compensation. As provided in the employment agreements, the executives have also entered into non-competition agreements with the Company pursuant to which they may not engage in certain competitive activities in the dental industry without the Company's consent prior to the later of June 30, 2001 or the date on which they stop receiving severance payments following the termination of employment for any reason.


     In connection with the 1996 Transactions, the Company also entered into a Non-Competition Agreement with Dr. Shears. The agreement provides that Dr. Shears will not engage in certain competitive activities without the Company's consent prior to February 5, 1999. In the event that Dr. Shears' employment with the Company terminates other than as a result of death or disability prior to February 5, 1999, the agreement provides that Dr. Shears will be engaged as a consultant to the Company at a rate of $500 per month until such date.

     The Company entered into an Employment Agreement with Dr. Hehli in connection with the acquisition of Midwest pursuant to which Dr. Hehli continues to serve as President of Midwest. The agreement provides for (i) an annual base salary of $200,000, subject to annual inflation adjustments beginning in 1997,
(ii) an employment term ending on December 31, 2001 and (iii) the continuation of base salary payments and other benefits until December 31, 2001 in the event such employment is terminated by the Company without cause (as defined) or by Dr. Hehli following a material breach of the agreement by the Company.

     The Company has also entered into a Non-Competition Agreement with Dr. Hehli and certain entities affiliated with Dr. Hehli. The agreement provides that Dr. Hehli and each such entity will not engage in certain competitive activities without the Company's consent prior to one year following the later to occur of the termination of Dr. Hehli's employment with the Company or the receipt by Dr. Hehli of his last base salary payment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since April 1996, all executive officer compensation decisions have been made by the Compensation Committee. Between February 1996 and April 1996, executive officer compensation decisions were made by Dr. Melamed and Mr. Kafker. Prior to then, Dr. Melamed determined compensation as Chairman and sole owner of the Company. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation for senior management and key employees of the Company, including salaries and bonuses. The current members of the Compensation Committee are Messrs. Hemmerle and Kafker, neither of whom is an executive of the Company.

     In February 1996, the Company completed a series of transactions principally including the repurchase of shares of Common Stock from Dr. Melamed and the concurrent acquisition of MacGregor from an entity controlled by Dr. Shears. In connection with these transactions, the Company incurred $17.4 million of indebtedness under a senior secured credit facility from a bank; investors principally including investment funds associated with TA Associates, Inc. purchased from the Company an aggregate of $10.0 million of Convertible Participating Preferred Stock; the Company redeemed Common Stock from Dr. Melamed for $6.7 million; Dr. Melamed contributed interests in two corporations holding ownership interests in the Company's Dallas-Fort Worth Dental Offices in exchange for an aggregate of 356,240 shares of Common Stock and a cash payment of $425,000 and the Company repaid outstanding indebtedness to Dr. Melamed of $446,000; and the Company acquired MacGregor for consideration consisting of cash in the amount of $14.9 million, the assumption of indebtedness of approximately $662,000 and other ordinary course obligations and 700,000 shares of Common Stock. Upon the completion of this offering, the Convertible Participating Preferred Stock will convert into 2,400,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock. As required by the terms of the Redeemable Preferred Stock, the Company will immediately redeem all of the Redeemable Preferred Stock upon its issuance for $8.0 million in cash with a portion of the net proceeds from this offering. See "Certain Transactions."

     The Company leases one facility from Dr. Melamed in connection with which the Company made aggregate lease payments of $65,000 during the year ended December 31, 1996. The Company believes that this lease is on terms and at rates no less favorable to the Company than could have been obtained from an unaffiliated third party.

     The Company has entered into a Management Agreement with Modern Dental Professionals, P.C., a dental professional corporation owned by Dr. Melamed (the "Texas P.C."), which employs or contracts with all of the dental professionals practicing at the Dental Offices in Texas under the Management Agreement. The Company provides the Texas P.C. with, among other things, the facilities, administrative personnel and supplies, as well as numerous services, including administrative, accounting, cash management, financial statements and reports, budgeting including capital expenditures, recruiting, insurance, litigation management, managed care contracting, management information systems, billing and collection services. The Management Agreement is for a term of 40 years, with automatic renewal thereafter, and generally may be terminated by the Texas P.C. only for cause, which includes an uncured material breach of the agreement by the Company, or upon the Texas P.C.'s bankruptcy or voluntary dissolution. The Management Agreement may be terminated by the Company as of any anniversary date of the Management Agreement upon 90 days' prior written notice.

     The Company receives a management fee under the Management Agreement with the Texas P.C. equal to the Company's costs plus the lower of (i) 30% of the Texas P.C.'s net revenues or (ii) the P.C.'s net pre-tax income. The Company's costs include all direct and indirect costs, overhead and expenses relating to the Company's provision of services to the Texas P.C. under the Management Agreement.

     In addition to the Management Agreement with the Texas P.C., the Company has a contractual right to designate or approve the licensed dentist or dentists who own the Texas P.C.'s capital stock in the event Dr. Melamed ceases to be affiliated with the Company for any reason.

                              CERTAIN TRANSACTIONS

     In February 1996, the Company completed a series of transactions intended to add TA Associates, Inc. as an equity partner, provide liquidity for Dr. Melamed, the Company's founder, and facilitate the acquisition of MacGregor. In connection with these transactions:

          (i) the Company incurred $17.4 million of senior secured indebtedness under the Credit Facility;

          (ii) the TA Investors invested $10.0 million to acquire 4,800,000 shares of Convertible Participating Preferred Stock which are convertible into 2,400,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock redeemable upon completion of this offering for an aggregate cash payment of $8.0 million;

          (iii) the Company redeemed shares of Common Stock held by Dr. Melamed for an aggregate price of $6.7 million;

          (iv) Dr. Melamed contributed to the Company interests in two corporations holding ownership interests in the Company's Dallas-Fort Worth Dental Offices, one of which was wholly-owned by Dr. Melamed and held a 1% interest in each of the 13 Dental Offices then operating in Dallas-Fort Worth and the other of which was 50% owned by Dr. Melamed and held a 98% interest in the remaining Dental Office then operating in that market, in exchange for an aggregate of 356,240 shares of Common Stock having a value of $75,523 ($0.21 per share) at the date of issuance and a cash payment of $425,000 and the Company repaid outstanding indebtedness to Dr. Melamed of $446,000;

          (v) the Company acquired MacGregor from Shears Vanguard Ltd., an entity controlled by Dr. Charles G. Shears, an executive officer and director of the Company, in exchange for (1) a cash payment of $14.9 million plus assumption of indebtedness of approximately $662,000 and other ordinary course obligations and (2) 700,000 shares of Common Stock having a value of $148,400 ($0.21 per share) at the date of issuance;

          (vi) Dr. Melamed and the Company entered into an employment agreement and Dr. Melamed purchased 150,000 shares of restricted Common Stock at a purchase price of $0.21 per share as described under "Management -- Employee Stock and Other Benefit Plans -- Restricted Stock Grants" and "-- Employment Agreements"; and

          (vii) Dr. Shears and the Company entered into a one-year employment agreement providing for a base salary of $250,000.

     In August 1996, the Company acquired Midwest from Dr. David L. Hehli, President of Midwest, in exchange for (i) a cash payment of $5.3 million plus the assumption of ordinary course obligations and (ii) 350,000 shares of Common Stock having a value of $700,000 ($2.00 per share) at the date of issuance. The Company also agreed to grant options to acquire up to 80,000 shares of Common Stock upon the achievement by Midwest of specified financial performance goals over the five calendar years following the acquisition. Each of these options will be granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. In connection with the Midwest Acquisition, the Company incurred $5.0 million of additional indebtedness under the Credit Facility and Dr. Hehli and the Company entered into the employment agreement described under "Management -- Employment Agreements."

     Pursuant to an Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") among the Company and the TA Investors, Dr. Melamed and subsequent transferees of a portion of shares held by him (the "Monarch Investors"), Dr. Shears and Shears Vanguard, Ltd. and subsequent transferees of a portion of shares held by them (the "MacGregor Investors"), and Dr. Hehli and a subsequent transferee of a portion of the shares held by him (the "Hehli Investors," and together with the TA Investors, the Monarch Investors and the MacGregor Investors, the "Investors") initially entered into in connection with the 1996 Transactions and subsequently amended in connection with the acquisition of Midwest, (i) each Investor received "piggy back" registration rights, (ii) the TA Investors received demand registration rights, (iii) each Investor granted to and received from the other Investors rights (the "Co-Sale Rights") to participate on a pro rata basis in certain resales of Common Stock and agreed to restrictions on transfers of shares, (iv) each Investor was granted participation rights with respect to certain future issuances of securities by the Company and (v) each Investor agreed to elect one individual nominated by TA Investors, the Monarch Investors and the MacGregor Investors to the Board of Directors. Mr. Kafker, a Managing Director of TA Associates, Inc., and Drs. Melamed and Shears have been elected as directors of the Company pursuant to the Stockholders' Agreement, as the respective nominees of the TA Investors, Monarch Investors and MacGregor Investors. Also in connection with the 1996 Transactions, the Company agreed to indemnify the TA Investors and the controlling persons of the TA Investors (one of whom is Mr. Kafker, a director of the Company) against claims and liabilities, including claims and liabilities arising under the securities laws.

     Effective upon and subject to the completion of this offering, provisions of the Stockholders' Agreement relating to the participation rights, the Co-Sale Rights, restrictions on transfers of shares and the election of the Board of Directors will terminate in accordance with their original terms.

     In December 1996 and January 1997, pursuant to the pro rata participation rights contained in the Stockholders' Agreement, the Company sold an aggregate of 1,704,550 shares of Series A Convertible Junior Preferred Stock to the Investors for an aggregate purchase price of $3.0 million (or approximately $1.76 per share).

     The Company provides administrative services to Midwest Dental Plan, Ltd. (the "Midwest Plan"), a capitated managed dental care plan of which Dr. Hehli owns a majority interest, pursuant to an administrative services and management agreement. The Company receives a percentage of the gross premiums or other amounts received by the Midwest Plan under existing contracts with employer groups. In addition, Midwest is a provider of dental services under the Midwest Plan in exchange for capitation payments and co-payments from plan members. The Company received $646,000 under these arrangements during the year ended December 31, 1996.

     The Company leases one facility from Dr. Melamed, 10 facilities from entities controlled by Dr. Shears and four facilities from Dr. Hehli, in connection with which the Company made aggregate lease payments of $65,000, $326,000 and $87,000 to Drs. Melamed, Shears and Hehli, respectively, during the year ended December 31, 1996. The Company believes that these leases are on terms and at rates no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Dr. Melamed's wife, Janet L. Melamed, is currently an employee of the Company and receives an annual base salary of $150,000. Following the completion of this offering, Mrs. Melamed will receive an annual base salary of $50,000.

     The Company has entered into a Management Agreement dated as of February 6, 1996 with Modern Dental Professionals, P.C., a dental professional corporation owned by Dr. Melamed, which employs or contracts with all of the dental professionals practicing at the Dental Offices in Texas under the Management Agreement. The Company provides the Texas P.C. with, among other things, the facilities, administrative personnel and supplies, as well as numerous services, including administrative, accounting, cash management, financial statements and reports, budgeting including capital expenditures, recruiting, insurance, litigation management, managed care contracting, management information systems, billing and collection services. The Management Agreement is for a term of 40 years, with automatic renewal thereafter, and generally may be terminated by the Texas P.C. only for cause, which includes an uncured breach of the agreement by the Company, or upon the Texas P.C.'s bankruptcy or voluntary dissolution. The Management Agreement may be terminated by the Company as of any anniversary date of the Management Agreement upon 90 days' prior written notice.

     The Company receives a management fee under the Management Agreement with the Texas P.C. equal to the Company's costs plus the lower of (i) 30% of the Texas P.C.'s net revenues or (ii) the P.C.'s net pre-tax income. The Company's costs include all direct and indirect costs, overhead and expenses relating to the Company's provision of services to the Texas P.C. under the Management Agreement.

     In addition to the Management Agreement with the Texas P.C., the Company has a contractual right to designate or approve the licensed dentist or dentists who own the Texas P.C.'s capital stock in the event Dr. Melamed ceases to be affiliated with the Company for any reason.

     The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and
(ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of May 31, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby of (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock, (ii) each director and the Named Executive Officers of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                              PERCENTAGE OF SHARES
                                                          NUMBER OF          BENEFICIALLY OWNED(1)
                                                            SHARES           ----------------------
                                                         BENEFICIALLY         BEFORE        AFTER
              NAME OF BENEFICIAL OWNER(2)                   OWNED            OFFERING      OFFERING
              ---------------------------                ------------        --------      --------
TA Associates Group(3).................................   2,673,200            39.8%         28.3%
Warren F. Melamed, D.D.S.(4)...........................   2,015,932            30.0          21.3
David L. Hehli, D.D.S..................................     347,841             5.2           3.7
Charles G. Shears, D.D.S.(5)...........................     115,930             1.7           1.2
Gary W. Cage(6)........................................     100,000             1.5           1.1
Glenn E. Hemmerle(7)...................................      10,000               *             *
Roger B. Kafker(8).....................................       5,115               *             *
All executive officers and directors as a group (seven
  persons)(9)..........................................   2,604,818            38.8          27.5

------------------------------

 *  Less than 1%.

(1) All percentages have been determined as of May 31, 1997 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of May 31, 1997, a total of 6,708,723 shares of Common Stock were issued and outstanding and no options to acquire Common Stock were exercisable within 60 days of the estimated effective date of this offering. The applicable percentage of "beneficial ownership" after this offering is based upon 9,458,723 shares of Common Stock outstanding. The number of shares of Common Stock set forth herein includes shares of non-voting Class A Common Stock which will automatically convert into an equal number of shares of Common Stock upon completion of this offering and shares of Convertible Participating Preferred Stock and Series A Convertible Junior Preferred Stock which will each automatically convert into one half of one share of Common Stock upon completion of this offering.

(2) The address of the TA Associates Group is High Street Tower, Suite 2500, 125 High Street, Boston, MA 02110-2720. The address of Mr. Kafker is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, MA 02110-2720. The address of all other listed stockholders is c/o Monarch Dental Corporation, 4201 Spring Valley Road, Suite 320, Dallas, TX 75244.

(3) Includes (i) 1,829,029 shares of Common Stock owned by Advent VII L.P., (ii) 631,433 shares of Common Stock owned by Advent Atlantic and Pacific II L.P.,
    (iii) 182,885 shares of Common Stock owned by Advent New York L.P. and (iv) 29,853 shares of Common Stock owned by TA Venture Investors Limited Partnership. Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P. and TA Venture Investors Limited Partnership are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VII L.P. The general partner of Advent Atlantic and Pacific II L.P. is TA Associates AAP II Partners L.P. The general partner of Advent New York L.P. is TA Associates VI L.P. The general partner of each of TA Associates VII L.P.,

    TA Associates AAP II Partners L.P. and TA Associates VI L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors Limited Partnership; individually, no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Mr. Kafker, a director of the Company) comprise the general partners of TA Venture Investors Limited Partnership. In such capacity, Mr. Kafker may be deemed to share voting and investment power with respect to the 29,853 shares held of record by TA Venture Investors Limited Partnership. Mr. Kafker disclaims beneficial ownership of such shares, except as to 5,115 shares as to which he holds a pecuniary interest.

(4) Includes 150,000 shares of restricted stock held by Dr. Melamed, 37,500 of which vested on February 6, 1997, and the remainder of which vest in equal annual installments of 37,500 shares on each of February 6, 1998, 1999, and 2000 and are subject to repurchase at a price of $0.21 per share upon a termination of Dr. Melamed's employment prior to the relevant vesting date. Does not include 289,830 shares held by irrevocable trusts for the benefit of members of Dr. Melamed's family of which Dr. Melamed is not a trustee, as to which shares Dr. Melamed disclaims beneficial ownership. Excludes unvested options to purchase 150,000 shares.

(5) All shares are held jointly with Dr. Shears' wife. Does not include 695,580 shares held by irrevocable trusts for the benefit of members of Dr. Shears' family of which Dr. Shears is not a trustee, as to which shares Dr. Shears disclaims beneficial ownership.


(6) Constitutes 100,000 shares of restricted stock held by Mr. Cage, approximately 33,333 of which are vested, and the remainder of which will become vested in equal monthly installments of approximately 2,083 shares and are subject to repurchase at a price of $0.21 per share upon a termination of Mr. Cage's employment prior to the relevant vesting date. Excludes unvested options to purchase 200,000 shares.



(7) Constitutes 10,000 shares of restricted stock held by Mr. Hemmerle, approximately 2,708 shares of which are vested, and the remainder of which will become vested in equal monthly installments of approximately 208 shares and are subject to repurchase at a price of $0.21 per share upon a termination of Mr. Hemmerle's service as a director prior to the relevant vesting date. Excludes unvested options to purchase 10,000 shares.


(8) Includes 5,115 shares of Common Stock beneficially owned by Mr. Kafker through TA Venture Investors Limited Partnership, all of which shares are included in the 2,673,200 shares described in footnote (3) above. Does not include any shares beneficially owned by Advent VII L.P., Advent Atlantic and Pacific II L.P. or Advent New York L.P., of which Mr. Kafker disclaims beneficial ownership.

(9) Includes 270,000 shares of restricted stock held by executive officers and directors which are subject to repurchase in certain circumstances.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Prior to the completion of this offering, there are 4,800,000 shares of Convertible Participating Preferred Stock and 1,704,550 shares of Series A Convertible Junior Preferred Stock outstanding. In connection with and subject to this offering, each share of Convertible Participating Preferred Stock will convert into one-half of one share of Common Stock and eight-tenths of a share of Redeemable Preferred Stock, and each share of Series A Convertible Junior Preferred Stock will convert into one-half of one share of Common Stock. Pursuant to the terms of the Redeemable Preferred Stock, all of the outstanding shares of Redeemable Preferred Stock will be redeemed by the Company upon completion of this offering for $8.0 million.

     Upon completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, of which 9,458,723 shares will be issued and outstanding, and 2,000,000 shares of undesignated preferred stock issuable in one or more series by the Board of Directors ("Preferred Stock"), of which no shares will be issued and outstanding.

     Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Any issuance of Preferred Stock with a dividend preference over Common Stock could adversely affect the dividend rights of holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to any voting rights of the holders of any then outstanding Preferred Stock. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the offering, fully paid and non-assessable.

     The Company's Amended and Restated By-laws (the "By-laws"), which will be effective upon completion of this offering, provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of any Preferred Stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of any Preferred Stock to elect directors, and to remove any director whom the holders of any Preferred Stock had the right to elect, any director of the Company may be removed from office only for cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

     Undesignated Preferred Stock. Under the Company's Restated Certificate of Incorporation (the "Certificate") the Board of Directors of the Company is authorized, without further action of the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

     The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Common Stock.

CERTAIN PROVISIONS OF CERTIFICATE AND BY-LAWS

     A number of provisions of the Certificate and By-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, including takeovers which stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company's Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board of Directors to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

     Meetings of Stockholders. The By-laws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, the By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

     No Stockholder Action by Written Consent. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

     Indemnification and Limitation of Liability. The By-laws provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Company has also entered into indemnification agreements with each of its directors reflecting the foregoing and requiring the advancement of expenses in proceedings involving the directors in most circumstances.

     Amendment of the Certificate. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by a majority (or 80% in the case of any proposed amendment to the provisions of the Certificate relating to the composition of the Board of Directors or amendments of the Certificate) of the total votes eligible to be cast by holders of voting stock with respect to such amendment.

     Amendment of the By-laws. The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

     Ability to Adopt Shareholder Rights Plan. The Board of Directors may in the future resolve to issue shares of Preferred Stock or rights to acquire such shares to implement a shareholder rights plan. A shareholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise if such change in control is not in the best interest of the Company and its stockholders. The Board of Directors has no present intention of adopting a shareholder rights plan and is not aware of any attempt to obtain control of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate nor the By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

     The Company has selected ChaseMellon Shareholder Services L.L.C. as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have a total of 9,458,723 shares of Common Stock outstanding. Of these shares, the 2,750,000 shares of Common Stock offered hereby will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell such shares under Rule 144 under the Securities Act. The remaining 6,708,723 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.


     Of the Restricted Shares, 5,457,578 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144, certain of which may be sold under Rule 144 in accordance with Rule 701 under the Securities Act as described below, beginning 90 days after the date of this Prospectus and an additional 1,008,515 shares will become eligible for sale in the public market under Rule 144 at various dates thereafter through April 1, 1998 at which date all of such shares will be eligible for sale. Substantially all such shares are subject to the lock-up agreements described below. The remaining 242,630 Restricted Shares are subject to vesting provisions and will become eligible for sale in the public market under Rule 144 at various times as they become vested.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 94,587 shares upon completion of the offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

     Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to the exercise of options outstanding prior to this offering or the grant of Common Stock prior to this offering pursuant to written compensation plans or contracts may be resold by persons other than affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period requirement.

     Certain stockholders of the Company, including the executive officers and directors, who will own in the aggregate 6,708,473 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock beneficially owned by them during the 180-day period following the date of this Prospectus other than transfers pursuant to bona fide gifts. In addition, the Company has agreed that, without the prior written consent of Hambrecht & Quist LLC on behalf of the Underwriters, the Company will not, directly or indirectly, sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of Common Stock, during the 180-day period following the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and may issue shares of Common Stock in connection with certain acquisition transactions, provided such shares are subject to the 180-day lock-up agreement.

     As of May 31, 1997, 1,376,250 shares of Common Stock were reserved for issuance under the 1996 Stock Plan, of which 435,750 shares were issuable upon the exercise of outstanding stock options, 500,000 shares of Common Stock were reserved for issuance under the Acquisition Plan, of which up to 185,000 shares will be the subject of options to be granted if certain acquired dental practices achieve certain financial performance goals, and 250,000 shares of Common Stock were reserved for issuance under the Purchase Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Employee Stock and Other Benefit Plans -- 1996 Stock Option and Incentive Plan" and "-- 1997 Employee Stock Purchase Plan." The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to the 1996 Stock Plan or the Purchase Plan. The Company expects to file this registration statement within approximately 90 days following the date of this Prospectus, and such registration statement will become effective upon filing. Shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above. Shares issuable under options granted under the Acquisition Plan will be issued pursuant to an effective registration statement filed under the Securities Act or an available exemption from the registration requirements of the Securities Act.

     The holders of approximately 2,782,328 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public and holders of approximately 6,377,265 shares have the right to include their shares in a registration statement filed by the Company under the terms of the Stockholders' Agreement. See "Certain Transactions."

     Prior to this offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Montgomery Securities and Salomon Brothers Inc, have severally agreed to purchase from the Company the following respective number of shares of Common
Stock:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Hambrecht & Quist LLC.......................................
Montgomery Securities.......................................
Salomon Brothers Inc........................................

                                                              ---------
Total.......................................................  2,750,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 412,500 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain stockholders of the Company, including the executive officers and directors, who will own in the aggregate 6,708,473 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock beneficially owned by them during the 180-day period following the date of this Prospectus other than transfers pursuant to bona fide gifts. In addition, the Company has agreed that, without the prior written consent of Hambrecht & Quist LLC on behalf of the Underwriters, the Company will not, directly or indirectly, sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of Common Stock, during the 180-day period following the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and may issue shares of Common Stock in connection with certain acquisition transactions, provided such shares are subject to the 180-day lock-up agreement. Sales of such shares in the future could adversely affect the market price of the Common Stock. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to the lock-up agreements at any time without notice.

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

     Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts and by Haynes and Boone, L.L.P., Dallas, Texas. Certain legal matters related to this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas. As of the date of this Prospectus, a total of 32,400 and 12,000 shares of Convertible Participating Preferred Stock and 5,151 and 1,912 shares of Series A Convertible Junior Participating Preferred Stock were beneficially owned by certain partners of Goodwin, Procter & Hoar LLP and a partner of Haynes and Boone, L.L.P., respectively; such shares will be convertible into an aggregate of 25,731 shares of Common Stock and 35,520 shares of Redeemable Preferred Stock upon completion of this offering.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of MacGregor Dental Centers, Midwest Dental Care, United Dental Care and Dental Centers of Indiana included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MONARCH DENTAL CORPORATION AND SUBSIDIARIES
  Report of Independent Public Accountants..................   F-3
  Consolidated Balance Sheets as of December 31, 1995 and
     1996 and March 31, 1997 (Unaudited)....................   F-4
  Consolidated Statements of Income for the Years Ended
     December 31, 1994, 1995 and 1996 and the Three Month
     Periods Ended March 31, 1996 and 1997 (Unaudited)......   F-5
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Years Ended December 31, 1994, 1995 and 1996
     and the Three Month Period Ended March 31, 1997
     (Unaudited)............................................   F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1994, 1995 and 1996 and the Three Month
     Periods Ended March 31, 1996 and 1997 (Unaudited)......   F-7
  Notes to Consolidated Financial Statements................   F-8

MONARCH DENTAL CORPORATION AND SUBSIDIARIES -- ACQUISITIONS
  MACGREGOR DENTAL CENTERS, INC. AND SHEARS MANAGEMENT, INC.
  (COLLECTIVELY REFERRED TO AS "MACGREGOR DENTAL CENTERS")
  Report of Independent Public Accountants..................  F-21
  Combined Balance Sheets as of September 30, 1994 and
     1995...................................................  F-22
  Combined Statements of Operations for the Years Ended
     September 30, 1994 and 1995............................  F-23
  Combined Statements of Stockholder's Equity for the Years
     Ended September 30, 1994 and 1995......................  F-24
  Combined Statements of Cash Flows for the Years Ended
     September 30, 1994 and 1995............................  F-25
  Notes to Combined Financial Statements....................  F-26

  ADVANCE DENTAL MANAGEMENT, MIDWEST DENTAL CARE -- MONDOVI,
  S.C., AND MIDWEST DENTAL CARE -- SHEBOYGAN, S.C.
  (COLLECTIVELY REFERRED TO AS "MIDWEST DENTAL CARE")
  Report of Independent Public Accountants..................  F-31
  Combined Balance Sheets as of December 31, 1994 and
     1995...................................................  F-32
  Combined Statements of Operations for the Years Ended
     December 31, 1994 and 1995.............................  F-33
  Combined Statements of Stockholder's Equity for the Years
     Ended December 31, 1994 and 1995.......................  F-34
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1994 and 1995.............................  F-35
  Notes to Combined Financial Statements....................  F-36

  UNITED DENTAL CARE TOM HARRIS D.D.S. AND ASSOCIATES AND
  WILLIAM T. HARRIS ("TOM") AND ASSOCIATES
  (COLLECTIVELY REFERRED TO AS "UNITED DENTAL CARE")
  Report of Independent Public Accountants..................  F-42
  Combined Balance Sheets as of December 31, 1995 and 1996
     and March 31, 1997 (Unaudited).........................  F-43
  Combined Statements of Operations for the Years Ended
     December 31, 1995 and 1996 and the Three Month Periods
     Ended March 31, 1996 and 1997 (Unaudited)..............  F-44
  Combined Statements of Stockholder's Equity for the Years
     Ended December 31, 1995 and 1996 and the Three Month
     Period Ended March 31, 1997 (Unaudited)................  F-45
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1995 and 1996 and the Three Month Periods
     Ended March 31, 1996 and 1997 (Unaudited)..............  F-46
  Notes to Combined Financial Statements....................  F-47

  DENTAL CENTERS OF INDIANA, INC., DRS. JOHNSON, TERRY &
  ASSOCIATES AND DCI-LEE, INC.
  (COLLECTIVELY REFERRED TO AS "DENTAL CENTERS OF INDIANA")
  Report of Independent Public Accountants..................  F-51
  Combined Balance Sheets as of December 31, 1996 and March
     31, 1997 (Unaudited)...................................  F-52
  Combined Statements of Operations for the Year Ended
     December 31, 1996 and the Three Month Period Ended
     March 31, 1997 (Unaudited).............................  F-53
  Combined Statements of Stockholders' Equity for the Year
     Ended December 31, 1996 and the Three Month Period
     Ended March 31, 1997 (Unaudited).......................  F-54
  Combined Statements of Cash Flows for the Year Ended
     December 31, 1996 and the Three Month Period Ended
     March 31, 1997 (Unaudited).............................  F-55
  Notes to Combined Financial Statements....................  F-56

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Monarch Dental Corporation:

     We have audited the accompanying consolidated balance sheets of Monarch Dental Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monarch Dental Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
February 28, 1997, except as to
  paragraphs 2, 3 and 4 of Note 13,
  for which the date is June 19, 1997

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                DECEMBER 31,              MARCH 31, 1997
                                          ------------------------   -------------------------
                                             1995         1996       HISTORICAL     PRO FORMA
                                          ----------   -----------   -----------   -----------
                                                                     (UNAUDITED)   (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.............  $  759,919   $ 1,059,337   $   446,294   $   446,294
  Accounts receivable -- net of
    allowances of approximately $385,000
    and $1,676,000, respectively........     987,120     3,431,114     4,343,184     4,343,184
  Other current assets..................      21,102       191,922       216,542       216,542
                                          ----------   -----------   -----------   -----------
        Total current assets............   1,768,141     4,682,373     5,006,020     5,006,020
Property and equipment, net of
  accumulated depreciation of $1,889,728
  and $2,741,097, respectively..........   1,296,792     4,681,943     5,236,906     5,236,906
Intangible assets, net of accumulated
  amortization of $573,156 in 1996......          --    22,971,867    25,531,469    25,531,469
Other assets............................     117,342       569,640       579,074       579,074
                                          ----------   -----------   -----------   -----------
        Total assets....................  $3,182,275   $32,905,823   $36,353,469   $36,353,469
                                          ==========   ===========   ===========   ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................  $  485,877   $ 1,070,035   $   912,342   $   912,342
  Accrued payroll.......................     348,317     1,301,723     1,301,166     1,301,166
  Accrued liabilities...................     217,762       752,622     1,177,511     1,177,511
  Deferred income taxes.................          --       203,267       207,183       207,183
  Payable to affiliated dental group
    practices...........................     138,430     1,083,339     1,301,224     1,301,224
  Deferred purchase price...............          --       545,000            --            --
  Unearned revenue......................          --       157,137       392,569       392,569
  Current maturities of notes payable
    and capital lease obligations.......     228,310     3,563,891     3,592,316     3,592,316
  Redeemable Preferred Stock payable....          --            --            --     8,000,000
                                          ----------   -----------   -----------   -----------
        Total current liabilities.......   1,418,696     8,677,014     8,884,311    16,884,311
Deferred income taxes...................          --       115,352       570,119       570,119
Notes payable...........................      15,752    18,358,829    18,805,714    18,805,714
Notes payable to related party..........   1,061,155            --            --            --
Capital lease obligations...............          --       410,252       617,472       617,472
Other liabilities.......................      63,980     1,041,619     1,034,142     1,034,142
                                          ----------   -----------   -----------   -----------
        Total liabilities...............   2,559,583    28,603,066    29,911,758    37,911,758
Commitments and contingencies
Convertible Participating Preferred
  Stock, $.01 par value, 4,800,000
  shares authorized; 4,800,000 shares
  issued and outstanding in 1996........          --     9,313,315     9,313,315            --
Redeemable Common Stock, $.01 par value,
  175,000 shares issued and outstanding
  at December 31, 1996..................          --       397,767       437,823            --
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value,
    2,000,000 shares authorized; no
    shares issued or outstanding........          --            --            --            --
  Series A Convertible Junior Preferred
    Stock, $.01 par value; 1,704,550
    shares authorized; 734,645 shares
    issued and outstanding at December
    31, 1996............................          --         7,346        17,045            --
  Common Stock, $.01 par value;
    50,000,000 shares authorized;
    28,040,223 and 3,133,750 shares
    issued and outstanding in 1995 and
    1996, respectively..................     280,402        31,338        32,128        74,837
  Common Stock to be issued, 30,000
    shares in 1996......................          --        75,000            --            --
  Additional paid-in capital............          --     1,936,322     3,907,264     5,689,694
  Retained earnings (deficit)...........     342,290    (7,458,331)   (7,265,864)   (7,322,820)
                                          ----------   -----------   -----------   -----------
        Total stockholders' equity
          (deficit).....................     622,692    (5,408,325)   (3,309,427)   (1,558,289)
                                          ----------   -----------   -----------   -----------
        Total liabilities and
          stockholders' equity
          (deficit).....................  $3,182,275   $32,905,823   $36,353,469   $36,353,469
                                          ==========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                          THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                  MARCH 31,
                                              --------------------------------------   ------------------------
                                                 1994         1995          1996          1996         1997
                                              ----------   -----------   -----------   ----------   -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
Dental group practices revenue, net.........  $9,558,757   $13,222,740   $35,980,260   $6,315,454   $14,475,561
Less -- Amounts retained by dental group
  practices.................................   3,070,179     4,300,351    11,801,862    2,059,582     5,028,465
                                              ----------   -----------   -----------   ----------   -----------
Net revenue.................................   6,488,578     8,922,389    24,178,398    4,255,872     9,447,096
Operating expenses:
  Clinical salaries and benefits............   1,553,120     2,243,385     6,259,230    1,064,960     2,446,786
  Other salaries and benefits...............     688,176       971,001     3,127,336      465,673     1,387,354
  Dental supplies...........................     509,442       833,160     2,215,405      325,650       911,867
  Laboratory fees...........................     429,888       633,012     1,648,017      322,783       590,729
  Occupancy.................................     391,790       470,984     1,937,353      318,382       800,355
  Advertising...............................     625,980       709,530     1,210,100      224,772       325,026
  Depreciation and amortization.............     251,500       293,393     1,430,447      248,230       565,003
  General and administrative................     950,234     1,098,877     3,563,998      573,420     1,457,786
                                              ----------   -----------   -----------   ----------   -----------
                                               5,400,130     7,253,342    21,391,886    3,543,870     8,484,906
                                              ----------   -----------   -----------   ----------   -----------
Operating income............................   1,088,448     1,669,047     2,786,512      712,002       962,190
Interest expense, net.......................      81,328        87,309     1,686,392      258,582       579,384
                                              ----------   -----------   -----------   ----------   -----------
Income before income taxes..................   1,007,120     1,581,738     1,100,120      453,420       382,806
Income taxes................................          --            --       425,466      174,409       150,283
                                              ----------   -----------   -----------   ----------   -----------
Net income..................................   1,007,120     1,581,738       674,654      279,011       232,523
Pro forma income taxes......................     389,755       612,133            --           --            --
                                              ----------   -----------   -----------   ----------   -----------
Pro forma net income........................  $  617,365   $   969,605   $   674,654   $  279,011   $   232,523
                                              ==========   ===========   ===========   ==========   ===========
Net income per common share.................                             $      0.10   $     0.04   $      0.03
                                                                         ===========   ==========   ===========
Weighted average number of common shares
  outstanding...............................                               6,895,651    6,895,651     6,895,651
                                                                         ===========   ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                  SERIES A
                                 CONVERTIBLE
                              JUNIOR PREFERRED                                                                          TOTAL
                                    STOCK               COMMON STOCK          COMMON     ADDITIONAL    RETAINED     STOCKHOLDERS'
                             -------------------   -----------------------   STOCK TO     PAID-IN      EARNINGS        EQUITY
                              SHARES     AMOUNT      SHARES       AMOUNT     BE ISSUED    CAPITAL      (DEFICIT)      (DEFICIT)
                             ---------   ------    -----------   ---------   ---------   ----------   -----------   -------------
BALANCE, December 31,
  1993.....................         --   $   --             --   $      --   $     --    $      --    $   269,834    $   269,834
  Net income...............         --       --             --          --         --           --      1,007,120      1,007,120
  Distributions............         --       --             --          --         --           --     (1,134,000)    (1,134,000)
  Issuance of Common
    Stock..................         --       --     28,040,223     280,402         --           --       (277,402)         3,000
                             ---------   -------   -----------   ---------   --------    ----------   -----------    -----------
BALANCE, December 31,
  1994.....................         --       --     28,040,223     280,402         --           --       (134,448)       145,954
  Net income...............         --       --             --          --         --           --      1,581,738      1,581,738
  Distributions............                                 --          --         --           --     (1,105,000)    (1,105,000)
                             ---------   -------   -----------   ---------   --------    ----------   -----------    -----------
BALANCE, December 31,
  1995.....................         --       --     28,040,223     280,402         --           --        342,290        622,692
  Net income...............         --       --             --          --         --           --        674,654        674,654
  Accretion on Redeemable
    Common Stock...........         --       --             --          --         --           --        (47,767)       (47,767)
  Distributions............         --       --             --          --         --           --     (2,007,997)    (2,007,997)
  Redemption of Common
    Stock..................         --       --    (26,534,463)   (265,345)        --           --     (6,419,511)    (6,684,856)
  Issuance of Class A
    Common Stock...........         --       --        353,750       3,538         --       71,457             --         74,995
  Issuance of Series A
    Junior Preferred
    Stock..................    734,645    7,346             --          --         --    1,285,629             --      1,292,975
  Issuance of Common
    Stock..................         --       --      1,274,240      12,743     75,000      579,236             --        666,979
                             ---------   -------   -----------   ---------   --------    ----------   -----------    -----------
BALANCE, December 31,
  1996.....................    734,645   $7,346      3,133,750   $  31,338   $ 75,000    $1,936,322   $(7,458,331)   $(5,408,325)
  Net income...............         --       --             --          --         --           --        232,523        232,523
  Accretion on Redeemable
    Common Stock...........         --       --             --          --         --           --        (40,056)       (40,056)
  Issuance of Common
    Stock..................         --       --         87,500         875    (75,000)     276,374             --        202,249
  Issuance of Series A
    Junior Preferred
    Stock..................    969,905    9,699             --          --         --    1,696,293             --      1,705,992
  Repurchase of Common
    Stock..................         --       --         (8,542)        (85)        --       (1,725)            --         (1,810)
                             ---------   -------   -----------   ---------   --------    ----------   -----------    -----------
BALANCE, March 31, 1997
  (Unaudited)..............  1,704,550   $17,045     3,212,708   $  32,128   $     --    $3,907,264   $(7,265,864)   $(3,309,427)
                             =========   =======   ===========   =========   ========    ==========   ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                    MARCH 31,
                                          ----------------------------------------   -------------------------
                                             1994          1995           1996          1996          1997
                                          -----------   -----------   ------------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................  $ 1,007,120   $ 1,581,738   $    674,654   $   279,012   $   232,523
  Adjustments to reconcile net income to
     net cash provided by operating
     activities --
     Depreciation and amortization......      251,500       293,393      1,430,447       248,230       565,003
     Changes in assets and liabilities,
       net of effects from
       acquisitions --
       Accounts receivable, net.........      (64,694)     (377,629)       166,298       (67,652)     (376,012)
       Other current assets.............       68,126        (3,991)       410,096        (2,603)      (24,620)
       Other noncurrent assets..........       18,191       (81,721)       219,902        19,481        (8,872)
       Accounts payable and accrued
          expenses......................      149,167       281,185     (1,918,083)      208,675      (143,961)
       Other current liabilities........           --       138,430        944,909        30,507            --
       Other liabilities................       56,382         7,598        (93,705)           --       227,954
       Deferred income taxes............           --            --        425,666            --            --
                                          -----------   -----------   ------------   -----------   -----------
          Net cash provided by operating
            activities..................    1,485,792     1,839,003      2,260,184       715,650       472,015
                                          -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...     (310,076)     (712,519)    (1,128,835)     (252,173)     (383,827)
  Cash paid for dental group practices,
     including related costs............           --            --    (22,291,515)  (16,538,016)   (2,741,189)
                                          -----------   -----------   ------------   -----------   -----------
          Net cash used in investing
            activities..................     (310,076)     (712,519)   (23,420,350)  (16,790,189)   (3,125,016)
                                          -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable, net of
     issuance costs.....................      247,000       587,000     21,772,750    17,386,750     2,145,000
  Payments on notes payable and capital
     lease obligations..................     (304,316)     (262,028)    (2,301,598)   (1,811,018)   (1,810,913)
  Distributions to stockholders.........   (1,134,000)   (1,105,000)    (2,007,997)   (1,315,144)           --
  Redemption of Common Stock............           --            --     (6,684,856)   (6,684,856)       (1,811)
  Issuance of stock.....................        3,000            --     10,681,285     9,345,115     1,707,682
                                          -----------   -----------   ------------   -----------   -----------
          Net cash provided by (used in)
            financing activities........   (1,188,316)     (780,028)    21,459,584    16,920,847     2,039,958
                                          -----------   -----------   ------------   -----------   -----------
NET INCREASE (DECREASE) IN
  CASH..................................      (12,600)      346,456        299,418       846,308      (613,043)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD................................      426,063       413,463        759,919       759,919     1,059,337
                                          -----------   -----------   ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD................................  $   413,463   $   759,919   $  1,059,337     1,606,227   $   446,294
                                          ===========   ===========   ============   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for
     interest...........................  $    61,545   $    29,620   $  1,529,508   $   258,582   $   511,638
                                          ===========   ===========   ============   ===========   ===========
  Cash paid for taxes...................  $        --   $        --   $         --   $        --   $   150,000
                                          ===========   ===========   ============   ===========   ===========
  Equipment acquired under capital
     leases.............................  $        --   $    20,589   $    526,351   $        --   $   348,443
                                          ===========   ===========   ============   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. DESCRIPTION OF BUSINESS AND REORGANIZATION:

     Monarch Dental Corporation ("Monarch"), a Delaware corporation, and subsidiaries (collectively, the "Company"), manages dental group practices in selected markets presently including Dallas-Fort Worth, Houston, Wisconsin and Arkansas. As of December 31, 1996, the Company managed 53 dental group practices in Texas, Arkansas and Wisconsin.

     The Company has grown substantially in a relatively short period of time, principally through acquisitions. In 1996, the Company completed four acquisitions resulting in the addition of 39 Dental Offices. The Company has incurred substantial indebtedness to finance these acquisitions, which in turn has contributed to a working capital deficit of approximately $4.0 million at December 31, 1996. The Company also has a stockholders' deficit of approximately $5.4 million at December 31, 1996.

     Monarch was originally incorporated in Texas on December 28, 1994, and was wholly-owned by Warren F. Melamed, D.D.S. ("Melamed"). On December 30, 1994, eight Texas S corporations (later converted to limited partnerships) owned by Melamed merged with and into Monarch in exchange for 1,150 shares of Monarch Common Stock. These transactions were accounted for as a reorganization of entities under common control.

     On February 6, 1996, Melamed and another investor contributed their respective interests in one limited partnership to Monarch in exchange for cash and Common Stock in Monarch. The limited partnership interest held by the investor was recorded by Monarch at fair market value. Under the Amended and Restated Certificate of Incorporation of Monarch, Melamed's 1,150 shares were converted into 28,040,223 shares of Common Stock in a transaction accounted for as a stock split. Under a Stock Redemption Agreement, on February 6, 1996, Monarch redeemed 26,534,463 shares of Common Stock from Melamed for cash of $6.7 million. Melamed also purchased 150,000 shares of Monarch restricted Common Stock at fair market value. These transactions on February 6, 1996 are collectively referred to as the "Reorganization".

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation/Basis of Consolidation

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. These financial statements present the financial position and results of operations of the entities under common control. All intercompany accounts and transactions have been eliminated in the consolidation.

     In two states the Company accounts for its management activities with the dental group practices under long-term management agreements (the "Management Agreements"). In one state, the Company employs the dentists and hygienists. The Company does not consolidate the operating results (including the revenues and expenses) of the dental group practices under Management Agreements since these revenues and expenses are not earned or incurred by the Company.

     The Company has presented dental group practices revenue and amounts retained by dental group practices (which consists of 30% of the dental groups practices' net revenue, including dental hygienist salaries and contracted dental specialists and is retained by the affiliated dental group practices in accordance with the Management Agreements), in the accompanying consolidated statements of income to arrive at the Company's net revenue. The Company believes that a display presentation combining the revenue of the dental group practices under Management Agreements with those owned by the Company (collectively referred to as the "Dental Offices") is more meaningful. See further discussion below.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

     The Company's consolidated financial statements have been prepared in anticipation of an initial public offering (the "offering").

  Basis of Presentation -- Interim Financial Statements (unaudited)

     The financial statements for the three months ended March 31, 1996 and 1997, have been prepared by the Company, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of its operations for the three months ended March 31, 1996 and 1997, have been included herein. The results of operations for the three-month period are not necessarily indicative of the results for the full year.

  Dental Group Practices Revenue, Net

     Dental group practices revenue, net represents the revenue of the Dental Offices reported at the estimated realizable amounts from third-party payors and patients for services rendered, net of contractual and other adjustments. In certain states, dental services are billed and collected by the Company in the name of the Dental Offices. As of December 31, 1996, dental services were provided by the Company's Dental Offices under two separate Management Agreements.

     Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. There are no material claims, disputes or other unsettled matters that exist to management's knowledge concerning third-party reimbursements.

     During 1994, 1995 and 1996, the Company estimates that approximately 45%, 45% and 47%, respectively, of dental group practices revenue, net was received under agreements with third-party payors. Approximately 26% of the Company's revenue for the year ended December 31, 1996 was derived from contracts with Prudential Dental Maintenance Organization, Inc. and Compcare Health Services Insurance Corporation, respectively. These contracts continue until terminated by either party upon 60 to 90 days' prior written notice, and the material economic terms can be renegotiated periodically. Since the Company is required to provide only basic dental services under these contracts, there are no significant future losses anticipated under these contracts.

  Net Revenue


     Net revenue represents revenue from Dental Offices less amounts retained by dental group practices. The amounts retained by dental group practices represent amounts paid by (i) the professional corporations as salary, benefits and other payments to employed dentists, hygienists and contracted specialists, and (ii) the Company as salary, benefits and other payments to employed dentists, hygienists and contracted specialists in states where it operates and in which ownership of dental practices by the Company is permitted (currently Wisconsin). The Company's historical net revenue and operating income levels would be the same as those reported even if the Company employed all of the dentists, hygienists and contracted specialists. Under the Management Agreements, the Company assumes responsibility for the management of all aspects of the dental group practices' business (including all operating expenses consisting of the expenses incurred by the Company in connection with managing the Dental Offices, including salaries and benefits for personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, equipment leases, management information systems and other expenses related to the dental practice

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES operations) other than the provision of dental services and retains a 100% residual interest in the net income of the dental group practices. The Company receives a management fee equal to the Company's costs plus the lower of (i) 30% of the P.C.'s net revenues or (ii) the P.C.'s net pre-tax income. If net pre-tax income exceeds 30% of the P.C.'s net revenues, the P.C. would retain the amount of pre-tax income over 30% of the P.C.'s net revenues. The Company's net revenue is dependent upon the revenue of the dental group practices.



     A summary of the dental group practices revenue, net, amounts retained by dental group practices and management fee and net revenues of the Company is as follows:



                                                                   DENTISTS AND
                                                  PROFESSIONAL      HYGIENISTS
                                                  CORPORATIONS      EMPLOYED BY
                                                     UNDER        AND SPECIALISTS
                                                   MANAGEMENT      CONTRACTED BY
                                                   AGREEMENTS       THE COMPANY       TOTAL
                                                  ------------    ---------------    -------
                                                                (IN THOUSANDS)
1996
  Dental group practices revenue, net...........    $30,730           $5,250         $35,980
  Amounts retained by dental group practices....      9,860            1,942          11,802
                                                    -------           ------         -------
  Management fee revenue........................    $20,870           $   --         $20,870
                                                    =======           ======         =======
  Net revenue...................................    $    --           $3,308         $ 3,308
                                                    =======           ======         =======
1995
  Dental group practices revenue, net...........    $13,222           $   --         $13,222
  Amounts retained by dental group practices....      4,300               --           4,300
                                                    -------           ------         -------
  Management fee revenue........................    $    --           $   --         $    --
                                                    =======           ======         =======
  Net revenue...................................    $ 8,922           $   --         $ 8,922
                                                    =======           ======         =======
1994
  Dental group practices revenue, net...........    $ 9,559           $   --         $ 9,559
  Amounts retained by dental group practices....      3,070               --           3,070
                                                    -------           ------         -------
  Management fee revenue........................    $    --           $   --         $    --
                                                    =======           ======         =======
  Net revenue...................................    $ 6,489           $   --         $ 6,489
                                                    =======           ======         =======



     The Company began earning management fee revenue upon acquisition of each dental group practice, except for the Company's dental group practices existing prior to February 6, 1996. The Company began earning management fee revenue for those practices except in the case of one Dental Office on February 6, 1996.


     Melamed is the sole shareholder of Modern Dental Professional, P.C. ("Modern Dental"), the professional corporation in Texas which employs the dentists and other licensed personnel. Dental group practices revenue, net generated by Modern Dental approximated 85% of the Company's total dental group practices revenue, net during 1996. The Company and Melamed have a succession agreement whereby upon any termination of Melamed's affiliation with the Company, Melamed is required to sell his ownership interest in Modern Dental for a nominal amount.

  Advertising

     The costs of advertising, promotion and marketing are expensed in the year incurred.

  Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include money market accounts and all highly liquid investments with original maturities of three months or less.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

  Accounts Receivable

     Accounts receivable represent receivables from patients and other third-party payors for dental services provided. Such amounts are recorded net of contractual allowances and estimated bad debts. Unearned revenue represents amounts relating to longer term services, such as orthodontics.

     The Dental Offices grant credit without collateral to their patients, most of whom are local residents and are insured under third-party payor agreements. Periodically, the Dental Offices transfer the patient receivables to the Company. Amounts collected on behalf of and payable to the Dental Offices is reflected as payable to affiliated dental group practices in the accompanying consolidated balance sheets. The Company does not believe these receivables represent any concentrated credit risk. Management continually monitors and periodically adjusts its allowances associated with these receivables.

     At December 31, 1996, approximately 56% and 30% of the Company's accounts receivable were from services rendered in Texas and Wisconsin, respectively. In addition, at December 31, 1996, approximately $1.4 million in accounts receivable were from third-party payors.

  Property and Equipment

     Property and equipment are stated at cost or fair market value at dates of acquisition, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the following useful lives.

                                                   YEARS
                                                   -----
Leasehold improvements..................  Remaining life of lease
Furniture and fixtures..................            5-8
Dental equipment........................             5
Computer equipment......................             5

     Equipment held under capital lease obligations is amortized on a straight-line basis over the shorter of the lease term or estimated life of the asset.

  Intangible Assets


     The Company's acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired dental group practices. As part of the purchase price allocation, the Company allocates the purchase price to the tangible assets acquired and liabilities assumed, based on estimated fair market values. Costs of acquisition in excess of the net estimated fair value of tangible assets acquired and liabilities assumed is allocated first to identifiable intangibles and then either to the Management Agreement (in those transactions where the Company has effectively acquired the right to manage the Dental Office) or goodwill (for acquired Dental Offices). The Management Agreement represents the Company's right to manage the Dental Offices during the 40-year term of the agreement. The Management Agreements cannot be terminated by the related professional corporation without cause, consisting primarily of bankruptcy or material default. At December 31, 1996, the weighted average life assigned to all intangible assets was approximately 25 years.


     The Company reviews the recorded amount of intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the undiscounted cash flows of the operations acquired over the remaining amortization

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES periods, the carrying value of the asset is reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each Dental Office's relative market share and local market competitive environment, current period and forecasted operating results, cash flow levels of the Dental Offices and the impact on the net revenue earned by the Company, and legal factors governing the practice of dentistry.

     The Emerging Issues Task Force of the Financial Accounting Standards Board is currently evaluating certain matters relating to the physician practice management industry, which the Company expects will include a review of the consolidation of professional corporation revenues and the accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes

     At the Reorganization, Monarch terminated its status as an S corporation and is now subject to federal income taxes. As such, the consolidated financial statements in 1994 and 1995 include a pro forma adjustment for federal income taxes as if Monarch had not been treated as an S corporation. In 1996, the Company accounted for income taxes under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109.

  Net Income Per Common Share

     The net income per common share is based on the weighted average number of common shares outstanding adjusted for actual shares issued during the period. The weighted average number of common shares outstanding includes all shares issued or contingently issuable since and including the Reorganization as if those shares were issued on January 1, 1996. Shares of Common Stock issuable upon conversion of the Convertible Participating Preferred Stock, Redeemable Common Stock and Series A Convertible Junior Preferred Stock are assumed to be common stock equivalent shares. Fully diluted pro forma net income per share is not presented because the effect is not material.

     Supplemental pro forma net income per share for the year ended December 31, 1996 and the three months ended March 31, 1997, was $0.18 and $0.05 (unaudited), respectively, assuming certain proceeds from the offering are used to retire $18,225,000 of the Company's outstanding indebtedness under its credit agreement discussed in Note 6 and to redeem the Company's Redeemable Preferred Stock.

  Unaudited Pro Forma Consolidated Balance Sheet at March 31, 1997

     Upon completion of the offering, the Company will convert its Convertible Participating Preferred Stock into 2,400,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock. In addition, the Company's Redeemable Common Stock and Series A Convertible Junior Preferred Stock will be converted into 175,000 and 852,265 shares, respectively, of Monarch Common Stock. The

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES unaudited pro forma balance sheet information is presented as if such conversions had occurred as of March 31, 1997.

3. ACQUISITIONS:

     Concurrent with the Reorganization discussed in Note 1, Monarch acquired certain assets and assumed certain liabilities of MacGregor Dental Centers, Inc. and Shears Management, Inc. (collectively referred to as "MacGregor"), for cash and Common Stock in an asset contribution transaction. MacGregor operates and manages 15 dental offices in the Houston, Texas area. The dentists and hygienists practicing in MacGregor dental offices are employed by Modern Dental. This acquisition was accounted for using the purchase method of accounting.

     On September 1, 1996, Monarch acquired certain assets and assumed certain liabilities of Midwest Dental Care -- Sheboygan, SC ("Sheboygan") and Midwest Dental Care -- Mondovi, SC ("Mondovi") in a stock purchase transaction for cash and Common Stock. Additionally, Monarch acquired certain assets and liabilities of Advance Dental Management, a related entity to Sheboygan and Mondovi, for cash and Common Stock, in an asset purchase transaction. The Company also agreed to grant to the seller of these three entities (collectively referred to as "Midwest"), options to acquire up to 80,000 shares of Common Stock upon the achievement of specified financial performance goals. This acquisition was accounted for using the purchase method of accounting.

     On October 1, 1996, Monarch acquired certain assets and assumed certain liabilities of the dental practice of an individual dentist in Dallas, Texas, for cash and Common Stock in an asset purchase transaction. This acquisition was accounted for using the purchase method of accounting.

     On November 7, 1996, Monarch acquired all of the outstanding stock of Convenient Dental Care, Inc. ("Convenient") in Arkansas, for a promissory note and Common Stock in a stock purchase transaction. The Common Stock was issued and the note repaid in January 1997. Additionally, the seller has a right to receive additional purchase consideration of up to $200,000, contingent upon meeting specified financial performance goals in 1997.

     Obligations related to contingent purchase consideration cannot be quantified and, accordingly, have not been reflected in the accompanying consolidated financial statements. Such liability, if any, will be recorded as additional purchase price in the period in which the outcome of the contingencies becomes known.

     All of the acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. The estimated fair values of assets acquired and liabilities assumed during 1996 are summarized as follows:

Cash and cash equivalents...................................  $   473,632
Accounts receivable, net....................................    2,610,292
Other assets................................................      675,866
Property and equipment......................................    2,511,731
Liabilities assumed.........................................   (5,442,942)
Intangible assets...........................................   23,545,023
Less -- Fair value of Common Stock issued and to be
        issued..............................................     (941,455)
        Deferred purchase price (payable in cash)...........     (667,000)
                                                              -----------
Cash purchase price.........................................  $22,765,147
                                                              ===========

     The fair value of Common Stock issued and to be issued for each acquisition is based on a valuation performed by an independent third party.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

     The following information reflects the historical operating results of the Monarch and MacGregor dental practice groups for the year ended December 31, 1996.


                                          MONARCH    MACGREGOR
                                          -------    ---------
                                             (IN THOUSANDS)
Dental group practices revenue, net.....  $18,084     $13,224
Operating expenses:
  Salaries and benefits.................    5,174       3,493
  Bad debt expense......................      635         710
Management fee -- operating expenses:
  Clinical salaries and benefits........    3,103       2,322
  Other salaries and benefits...........    1,681       1,149
  Dental supplies.......................    1,062         740
  Laboratory fees.......................      833         818
  Occupancy.............................      801         830
  Advertising...........................      872         362
  Depreciation and amortization.........      517         768
  General and administrative............    1,876       1,313
Management fee -- lesser of (i) 30% of
  P.C.'s net revenue or (ii) P.C.'s net
  pre-tax income........................    1,530         719
                                          -------     -------
                                           18,084      13,224
                                          -------     -------
Operating income........................  $    --          --
                                          =======     =======


     Under the Management Agreement between the Company and the dental group practices, the Company received 100% of the practices pre-tax income in 1996. Accordingly, there is no operating income at the dental group practice entity.

     The following unaudited pro forma information reflects the effect of acquisitions on the consolidated results of operations of the Company had the acquisitions occurred at January 1, 1995. Future results may differ substantially from pro forma results and cannot be considered indicative of future results.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
                                                                 (UNAUDITED)
Dental group practices revenue, net.........................  $30,497    $49,546
                                                              =======    =======
Net income..................................................  $   929    $   748
                                                              =======    =======
Net income per common share.................................  $  0.14    $  0.11
                                                              =======    =======

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following as of December 31:

                                                               1995           1996
                                                            -----------    -----------
Dental equipment..........................................  $ 1,989,110    $ 4,103,901
Furniture and fixtures....................................      243,460      1,680,788
Leasehold improvements....................................      660,875      1,280,114
Computer equipment........................................      293,075        358,237
                                                            -----------    -----------
                                                              3,186,520      7,423,040
Less -- Accumulated depreciation and amortization.........   (1,889,728)    (2,741,097)
                                                            -----------    -----------
Property and equipment, net...............................  $ 1,296,792    $ 4,681,943
                                                            ===========    ===========

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

5. INTANGIBLE ASSETS:

     Intangible assets consist of the following at December 31, 1996:


Management Agreements.......................................  $17,276,138
Goodwill....................................................    6,268,885
Less -- Accumulated amortization............................     (573,156)
                                                              -----------
Intangible assets, net......................................  $22,971,867
                                                              ===========


6. NOTES PAYABLE:

     Notes payable consists of the following as of December 31:

                                                                1995         1996
                                                              --------    -----------
Borrowings under credit facility............................  $     --    $21,551,686
Other notes payable, with an interest rate of prime plus
  0.5%, secured by certain receivables and property.........    74,067             --
                                                              --------    -----------
                                                                74,067     21,551,686
Less -- Current maturities..................................   (58,315)    (3,192,857)
                                                              --------    -----------
Notes payable, net..........................................  $ 15,752    $18,358,829
                                                              ========    ===========

     The maturities of notes payable at December 31, 1996, are as follows:

1997............................................  $ 3,192,857
1998............................................    3,192,857
1999............................................   15,165,972
                                                  -----------
Total...........................................  $21,551,686
                                                  ===========

     Effective February 5, 1996, and modified August 29, 1996, the Company entered into a credit agreement (the "Credit Facility") with a commercial bank. The Credit Facility provides for a three-year commitment to fund revolving credit borrowings of up to $30 million. Of this amount, $2.0 million is available for general working capital purposes. Under the terms of the Credit Facility, the Company paid a commitment fee of approximately $577,000 which has been capitalized in other assets in the accompanying, consolidated balance sheet and amortized as an adjustment to interest expense using the effective interest method. The interest rate under the Credit Facility is set at the Company's option as follows: (i) reserve adjusted LIBOR plus 2.0% to 3.25%; or (ii) the bank's base rate plus 1.25% to 1.5%. The Credit Facility includes certain restrictive covenants including limitations on the payment of dividends and making acquisitions as well as the maintenance of certain financial ratios. The Credit Facility is secured by substantially all the assets of the Company. At December 31, 1996, subject to certain conditions as defined by the credit agreement, the Company had approximately $8.4 million of borrowings available. Of this amount, $2.0 million is available for working capital purposes.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

     At December 31, 1995, Melamed had $1.5 million in notes payable to a commercial bank which the Company guaranteed. At December 31, 1995, portions of these borrowings were loaned to the Company from Melamed, at various terms as follows:

Various notes to shareholder, principal and interest payable monthly ranging from 7.25% to 9%, maturing through
  December 2000.............................................  $1,210,561
Less -- Current maturities..................................    (149,406)
                                                              ----------
Total.......................................................  $1,061,155
                                                              ==========

     The notes were repaid to Melamed during 1996 and the Company was released from its guarantee.

     Interest expense on the shareholder notes payable approximated $54,000, $69,000 and $7,654 for the years ended December 31, 1994, 1995 and 1996, respectively.

7. STOCKHOLDERS' EQUITY:

     Upon completion of the offering, the Company will have authorized the issuance of 52,000,000 shares of stock, of which (a) 2,000,000 shares, par value $0.01 per share, are to be undesignated Preferred Stock, and (b) 50,000,000 shares, par value $0.01 per share, are to be designated Common Stock.

  Convertible Participating Preferred Stock

     On February 6, 1996, Monarch sold 4,800,000 shares of Convertible Participating Preferred Stock (the "Preferred Stock") to an unrelated investor group for approximately $10.0 million. The Preferred Stock has voting and dividend rights equal to Common Stock, and automatically converts to 2,400,000 shares of Common Stock plus 3,840,000 shares of Redeemable Preferred Stock upon the offering. The Redeemable Preferred Stock is automatically redeemed upon the consummation of an initial public offering for cash of approximately $8.0 million.

  Redeemable Common Stock

     In connection with the acquisition of Midwest, the seller acquired the right to put 175,000 shares of Common Stock back to the Company contingent upon certain events as defined in the Midwest purchase agreement. These shares have been reflected as Redeemable Common Stock in the accompanying consolidated balance sheets. The put right expires upon the consummation of an initial public offering.

  Series A Convertible Junior Preferred Stock

     During 1996, the Company issued 734,645 shares of Series A Convertible Junior Preferred Stock (the "Junior Preferred Stock") to the holders of the Convertible Participating Preferred Stock. Subsequent to December 31, 1996, an additional 969,905 shares were issued, resulting in a total of 1,704,550 shares outstanding as of February 28, 1997. The Junior Preferred Stock will convert into Common Stock on a 1-for-2 basis upon the offering.

  Common Stock

     Of the 3,133,750 shares of Common Stock outstanding, 203,750 shares are designated as non-voting Class A Common Stock. These shares will be converted to Common Stock upon the offering.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

  Common Stock to be Issued

     In connection with the acquisition of Convenient in November 1996, 30,000 shares of Common Stock valued at $75,000 were issued in January 1997. The number of common shares to be issued and the price per share were fixed as of the consummation date of the acquisition in November 1996.

  Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose in the financial statements the effects of SFAS No. 123 as if the recognition provisions were adopted. The Company has not adopted the recognition provisions of SFAS No. 123. The Company has calculated the effects of SFAS No. 123 and determined that the result is immaterial.

     The following table summarizes the activity during 1996 under the Company's 1996 Stock Option and Incentive Plan. A total of 1,000,000 shares are reserved under the plan.

                                                                SHARES
                                                                ------
Outstanding at beginning of year............................        --
Granted.....................................................    25,000
Exercised...................................................        --
Canceled....................................................        --
                                                                ------
Outstanding at end of year..................................    25,000
                                                                ------
Exercisable at end of year..................................        --
Price range.................................................     $3.00

8. COMMITMENTS AND CONTINGENCIES:

  Operating and Capital Lease Obligations

     The Company leases all of its facilities, including the Dental Offices and corporate office, under noncancelable operating leases, extending through 2009. Rent expense totaled approximately $297,000, $367,000 and $1.6 million for the years ended December 31, 1994, 1995 and 1996, respectively.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

     Future minimum lease commitments under capital and noncancelable operating leases with remaining terms of one or more years are as follows as of December 31, 1996:

                                                              OPERATING      CAPITAL
                                                              ----------    ---------
1997........................................................  $1,867,996    $ 396,913
1998........................................................   1,671,885      243,716
1999........................................................   1,306,840      176,607
2000........................................................     947,174       36,312
2001........................................................     804,076       11,065
Thereafter..................................................   2,218,631           --
                                                              ----------    ---------
  Total minimum lease obligation............................  $8,816,602      864,613
                                                              ==========
  Less- Amounts representing interest.......................                  (83,327)
                                                                            ---------
  Present value of minimum lease obligations................                  781,286
  Less- Current maturities..................................                 (371,034)
                                                                            ---------
  Capital lease obligations, net............................                $ 410,252
                                                                            =========

  Litigation, Claims, and Assessments

     The Company is engaged in various legal proceedings incidental to its business activities. Management does not believe the resolution of such matters will have a material adverse effect on the Company's financial position, results of operations or liquidity.

  Management Agreements

     The Company has no material commitments and guarantees to the dental group practices under Management Agreements.

9. INCOME TAXES:

     The 1996 income tax provision consisted of the following (in thousands):

Current:
  Federal...................................................  $184
  State.....................................................    20
                                                              ----
                                                               204
Deferred....................................................   221
                                                              ----
Total.......................................................  $425
                                                              ====

     The Company's effective tax rate of 38.7% is greater than the federal rate of 34% due to the impact of state income taxes.

     Deferred income taxes are recorded for temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. As a result of the Reorganization, the Company recorded a deferred tax provision of approximately $58,000 relating to its conversion from an S corporation to a C corporation.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

     Temporary differences comprising the deferred tax assets and liabilities in the consolidated balance sheet as of December 31, 1996 are as follows (in thousands):

Deferred tax asset:
  Tax loss carryforwards....................................  $(158)
  Cash to accrual and other.................................    (76)
                                                              -----
                                                                       $(234)
Deferred tax liability:
  Accelerated depreciation..................................    173
  Intangible assets amortization............................    176
                                                              -----
                                                                         349
                                                                       -----
  Net deferred tax liability................................           $ 115
                                                                       =====

     The deferred income tax provision of $221,000 in 1996 relates primarily to the excess of the tax over book amortization of intangible assets.

10. RELATED-PARTY TRANSACTIONS:

     The Company leases several of its facilities from affiliated entities. Total rent expense paid to related parties for the years ended December 31, 1994, 1995 and 1996, was approximately $35,000, $42,000 and $478,000 respectively.

     The Management Agreement activity between the Company and the Dental Offices is reflected as a liability in the consolidated balance sheet. Such amounts are generally payable within a 30-day period following month-end.

11. BENEFIT PLANS:

  401(k) Plans

     The Company maintains two defined contribution plans which conform to IRS provisions for 401(k) plans. One plan covers all employees of the Company except MacGregor and Midwest, referred to as the "Monarch 401(k) Plan." Under this plan, employees are eligible to participate in the plan provided they have attained the age of 18, have completed 1,000 hours of service, and have been employed for at least one year. The Company makes discretionary matching contributions up to a maximum dollar amount. The second plan, referred to as the "Midwest 401(k) Plan," covers all employees of the Company's Midwest subsidiary. Under the Midwest 401(k) Plan, employees are eligible to participate in the plan provided they have attained the age of 21, have completed 1,000 hours of service, and have been employed for at least one year. Employer matching contribution percentages as well as additional contributions are determined annually. Total contributions by the Company for both plans were approximately $27,000 and $76,000 for the years ended December 31, 1995 and 1996, respectively. There were no contributions for the year ended December 31, 1994.

  Health and Welfare Benefit Plan

     The Company has two self-funded plans to provide these benefits to full-time employees. The first plan, referred to as the "Monarch Health Plan," is a self-funded plan covering all employees of the Company except MacGregor and Midwest. The Company maintains stop-loss insurance coverage whereby if total monthly plan claims exceed a defined calculated amount, the excess claims amounts are covered by the stop-loss policy. Monthly contribution amounts are determined by the plan administrator based on funding requirements and plan experience.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

     The second plan covers all employees of Midwest and is also a self-funded plan which maintains stop-loss insurance coverage. This plan's stop-loss policy stipulates if total annual plan claims exceed $240,000 or if an individual's insured claims exceed $20,000 annually, the excess amounts are covered by the stop-loss policy. Monthly contribution amounts are determined annually by the plan administrator based on funding requirements and plan experience.

     Total contributions by the Company for these plans were approximately $228,000 and $355,000 for the years ended December 31, 1995 and 1996, respectively. There were no contributions for the year ended December 31, 1994.

12. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments included in current assets and current liabilities approximate estimated fair values due to the short maturity of those instruments. The fair values of the Company's notes payable, capital lease obligations, and convertible participating preferred stock are based on similar issues or on current rates available to the Company. The carrying values and estimated fair values were estimated to be the same at December 31, 1995 and 1996.

13. SUBSEQUENT EVENTS:

     Effective January 1, 1997, the Company acquired certain assets and assumed certain liabilities of and executed a Management Agreement with Arkansas Dental Health Associates, Inc. for $1.6 million in cash and 57,500 shares of Common Stock in a stock purchase transaction. This acquisition will be accounted for using the purchase method of accounting.

     Effective April 1, 1997, the Company acquired certain assets and assumed certain liabilities of United Dental Care Tom Harris D.D.S. & Associates in Arkansas for $2.8 million in cash and 68,750 shares of Common Stock in an asset purchase transaction. This acquisition will be accounted for using the purchase method of accounting.

     Effective June 19, 1997, the Company signed a definitive agreement with Dental Centers of Indiana, Inc., Drs. Johnson, Terry & Associates and DCI-Lee, Inc. (collectively, "Dental Centers of Indiana") under which the Company has agreed to acquire Dental Centers of Indiana pursuant to a merger transaction. The acquisition is expected to be effective concurrent with the completion of the offering and will be accounted for using the purchase method of accounting.

     The Company plans to use the net proceeds from the offering of its Common Stock (i) to repay a portion of outstanding indebtedness under the Credit Facility; (ii) to redeem all of the outstanding Redeemable Preferred Stock; and
(iii) for working capital and other general corporate purposes. On May 1, 1997, the Company approved a 1-for-2 reverse stock split which became effective on June 19, 1997. The accompanying financial statements give retroactive effect to the stock split.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
MacGregor Dental Centers:

     We have audited the accompanying combined balance sheets of MacGregor Dental Centers, Inc. and Shears Management, Inc. (collectively referred to as "MacGregor Dental Centers" -- both Texas corporations) as of September 30, 1994 and 1995, and the related combined statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MacGregor Dental Centers as of September 30, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
December 13, 1996

                            MACGREGOR DENTAL CENTERS

                            COMBINED BALANCE SHEETS

                                               SEPTEMBER 30,
                                          ------------------------
                                             1994          1995
                                          ----------    ----------
                              ASSETS
Current assets:
  Cash and cash equivalents.............  $  388,390    $  549,114
  Short-term investments................     663,361       207,146
  Accounts receivable -- net of
     allowances of $1,064,344 and
     $1,268,824, respectively...........   1,114,360       969,342
  Prepaids and other current assets.....     300,324       116,426
                                          ----------    ----------
          Total current assets..........   2,466,435     1,842,028
Investments.............................     367,736            --
Property and equipment, net.............   4,042,787     3,870,298
Other assets............................     278,787       267,516
                                          ----------    ----------
          Total assets..................  $7,155,745    $5,979,842
                                          ==========    ==========

               LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable......................  $  502,757    $  504,628
  Accrued payroll.......................     376,662       306,649
  Accrued liabilities...................     145,716       232,059
  Current maturities of notes payable...     319,104       432,836
  Current maturities of capital lease
     obligations........................      87,949        95,544
                                          ----------    ----------
          Total current liabilities.....   1,432,188     1,571,716
Notes payable...........................     528,090       392,006
Capital lease obligations...............     183,193        92,389
                                          ----------    ----------
          Total liabilities.............   2,143,471     2,056,111

Commitments and contingencies

Stockholder's equity....................   5,012,274     3,923,731
                                          ----------    ----------
          Total liabilities and
            stockholder's equity........  $7,155,745    $5,979,842
                                          ==========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                            MACGREGOR DENTAL CENTERS

                       COMBINED STATEMENTS OF OPERATIONS

                                                  YEAR ENDED                FOUR MONTHS ENDED
                                                SEPTEMBER 30,                  JANUARY 31,
                                          --------------------------    --------------------------
                                             1994           1995           1995           1996
                                          -----------    -----------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Net revenues............................  $14,424,399    $13,878,120     $4,380,402     $4,626,040
Operating expenses:
  Salaries and benefits.................    6,204,151      6,684,748      1,884,373      2,228,249
  Dental supplies.......................      894,270        784,607        206,171        261,535
  Laboratory fees.......................      838,779        808,017        258,247        269,339
  Occupancy.............................      962,418        887,005        255,584        295,668
  Advertising...........................      355,001        378,577        144,063        126,192
  Payroll taxes.........................      414,115        427,077        144,709        142,359
  Depreciation and amortization.........      347,075        428,336        151,955        142,779
  General and administrative............    3,681,300      2,822,188        825,628        940,729
                                          -----------    -----------     ----------     ----------
                                           13,697,109     13,220,555      3,870,730      4,406,850
                                          -----------    -----------     ----------     ----------
          Operating income..............      727,290        657,565        509,672        219,190
Other income (expense):
  Interest expense, net.................      (33,255)       (12,156)       (19,880)        (4,052)
  Other income..........................       29,007         75,851             --         25,284
  Gain (loss) on disposal of assets.....       16,127       (153,402)            --        (51,134)
                                          -----------    -----------     ----------     ----------
Net income..............................  $   739,169    $   567,858     $  489,792     $  189,288
                                          ===========    ===========     ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                            MACGREGOR DENTAL CENTERS

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1995

BALANCE, September 30, 1993.................................   $ 4,282,572
  Net income................................................       739,169
  Distributions to stockholder..............................        (9,467)
                                                               -----------
BALANCE, September 30, 1994.................................     5,012,274
  Net income................................................       567,858
  Distributions to stockholder..............................    (1,656,401)
                                                               -----------
BALANCE, September 30, 1995.................................     3,923,731
  Net income................................................       189,288
  Contributions from stockholder............................        62,467
                                                               -----------
BALANCE, January 31, 1996 (unaudited).......................   $ 4,175,486
                                                               ===========

    The accompanying notes are an integral part of these combined financial statements.

                            MACGREGOR DENTAL CENTERS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED           FOUR MONTHS ENDED
                                                        SEPTEMBER 30,             JANUARY 31,
                                                    ----------------------   ---------------------
                                                      1994         1995        1995        1996
                                                    ---------   ----------   ---------   ---------
                                                                             (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................  $ 739,169   $  567,858   $ 489,792   $ 189,288
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Gain (loss) on disposal of assets............     16,127     (153,402)         --          --
     Depreciation and amortization................    347,075      428,336     151,955     142,779
     Changes in assets and liabilities --
       Accounts receivable, net...................   (171,605)     145,018     (85,640)     (6,503)
       Other current assets.......................    (97,891)     183,898    (240,670)    104,238
       Other noncurrent assets....................    (48,791)      11,271     (58,198)    162,566
       Accounts payable and accrued expenses......    (16,417)      18,201    (135,438)   (196,630)
                                                    ---------   ----------   ---------   ---------
          Net cash provided by operating
            activities............................    767,667    1,201,180     121,801     395,738
                                                    ---------   ----------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net........   (336,821)    (102,080)    (25,691)   (942,892)
  Purchases of investments........................   (491,887)    (392,572)    (75,241)         --
  Proceeds from sales of investments..............         --           --          --     207,146
                                                    ---------   ----------   ---------   ---------
          Net cash used in investing activities...   (828,708)    (494,652)   (100,932)   (735,746)
                                                    ---------   ----------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.....................    358,084      454,534          --      95,347
  Payments on notes payable.......................   (218,598)    (623,336)   (286,795)   (206,116)
  Payments on capital lease obligations...........    (42,929)     (89,771)    (35,996)    (35,804)
  Distributions to stockholder....................     (9,467)    (287,231)         --          --
  Contributions from stockholder..................         --           --          --      62,467
                                                    ---------   ----------   ---------   ---------
          Net cash provided by (used in) financing
            activities............................     87,090     (545,804)   (322,791)    (84,106)
                                                    ---------   ----------   ---------   ---------
NET INCREASE IN CASH..............................     26,049      160,724    (301,922)   (424,114)
CASH, beginning of period.........................    362,341      388,390     388,390     549,114
                                                    ---------   ----------   ---------   ---------
CASH, end of period...............................  $ 388,390   $  549,114   $  86,468   $ 125,000
                                                    =========   ==========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest..........  $  34,956   $   77,780   $   7,909   $   5,870
                                                    =========   ==========   =========   =========
  Equipment acquired under capital leases.........  $  24,815   $    6,362   $      --   $      --
                                                    =========   ==========   =========   =========
  Noncash distributions paid to stockholder for:
     Assumption of stockholder's notes payable,
       net........................................  $      --   $  146,450   $      --   $      --
     Transfer of investments to stockholder.......         --    1,222,720          --          --
                                                    ---------   ----------   ---------   ---------
                                                    $      --   $1,369,170   $           $
                                                    =========   ==========   =========   =========

    The accompanying notes are an integral part of these combined financial statements.

                            MACGREGOR DENTAL CENTERS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1994 AND 1995

1. DESCRIPTION OF BUSINESS:

     MacGregor Dental Centers, Inc. and Shears Management, Inc. (collectively referred to as "MacGregor Dental Centers" or the "Company") are Texas-based corporations. These corporations are affiliated entities under common control. Accordingly, their financial position and results of operations have been combined for financial reporting purposes. All significant intercompany transactions have been eliminated in the accompanying combined financial statements.

     The combined operations of the Company include management services and dental services. The Company's operations are located in Houston, Texas, with 15 dental offices throughout the Houston area.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying combined financial statements have been prepared on the accrual basis of accounting.

  Basis of Presentation -- Interim Financial Statements

     The financial statements for the four months ended January 31, 1995 and 1996, have been prepared by the Company, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of its operations for the four months ended January 31, 1995 and 1996, have been included herein. The results of operations for the four-month period are not necessarily indicative of the results for the full year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. Management does not believe these receivables represent any concentrated credit risk. Furthermore, management continually monitors and adjusts its allowances associated with these receivables.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

                            MACGREGOR DENTAL CENTERS

  Property and Equipment

     Property and equipment is stated at cost, net of accumulated depreciation and amortization. Maintenance, minor repairs and replacements are charged directly to expense as incurred. Major renewals and betterments are capitalized. When property and equipment is sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved and any gain or loss is included in other income and expense.

     Depreciation expense is computed based on the straight-line method using the following useful lives:

                                                        YEARS
                                                        -----
Buildings.............................................   31
Leasehold improvements................................   10
Machinery and equipment...............................    7
Furniture and fixtures................................    7
Automobiles...........................................    5
Assets held under capitalized leases..................    5

  Revenue Recognition

     Revenue is recorded at estimated net amounts to be received from third-party payors and others for services rendered, and is recognized as services are performed for fee-for-service patients. Premiums received from third-party payors under dental plans are due monthly and are recognized as revenue during the period in which the services are provided to the members.

  S Corporation -- Income Tax Status

     The Company, with the consent of its stockholder, has elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the accompanying combined financial statements.

3. SHORT-TERM INVESTMENTS:

     As of September 30, 1995, the Company held a U.S. Treasury bill that matured on January 12, 1996, totaling $107,000, with a current market value of $105,000. This security is reported at the lower of amortized cost or market value in the accompanying combined financial statements. The amortized cost of this security was $104,985. This security is classified as hold to maturity. The Company also had certificates of deposit classified as short-term investments at September 30, 1995. The balance outstanding at September 30, 1994 was comprised of certificates of deposit.

                            MACGREGOR DENTAL CENTERS

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following as of September 30:

                                                                 1994          1995
                                                              ----------    ----------
Land........................................................  $2,536,471    $2,186,253
Buildings...................................................     314,564       208,297
Leasehold improvements......................................   2,144,255     2,414,242
Machinery and equipment.....................................   1,329,259     1,493,559
Furniture and fixtures......................................     528,478       528,478
Automobiles.................................................          --       171,083
Property held under capital leases
  Equipment.................................................     328,943       335,506
  Automobiles...............................................      30,783        30,783
                                                              ----------    ----------
          Total property and equipment......................   7,212,753     7,368,201
Less -- Accumulated depreciation and amortization...........  (3,169,966)   (3,497,903)
                                                              ----------    ----------
Property and equipment, net.................................  $4,042,787    $3,870,298
                                                              ==========    ==========

5. NOTES PAYABLE:

     Notes payable consists of the following as of September 30:

                                                                1994        1995
                                                              --------    --------
$150,000 line of credit to bank, with interest due monthly
  at a rate of 9.25%, due September 13, 1996, secured by
  automobiles...............................................  $     --    $119,531
$100,000 line of credit to bank, with interest at a rate of
  8.25%, due November 14, 1994, unsecured...................    98,090          --
$175,000 line of credit to bank, with monthly interest
  payments at a rate of 7.78%, due October 5, 1995, secured
  by Stockholder's certificate of deposit...................        --     175,000
$200,000 line of credit to bank, with monthly interest
  payments at a rate of 9.25%, due March 14, 1996,
  unsecured.................................................        --     160,000
Note payable to bank, with monthly payments of $7,779,
  including principal and interest at a rate of 8.15%, due
  July 1, 2000, secured by equipment........................        --     370,311
Notes payable to stockholder................................   749,104          --
                                                              --------    --------
                                                               847,194     824,842
Less -- Current maturities..................................  (319,104)   (432,836)
                                                              --------    --------
Notes payable, net..........................................  $528,090    $392,006
                                                              ========    ========

     The following are maturities of notes payable as of September 31, 1995 for each of the next five years, ending September 30:

1996...............................................  $432,836
1997...............................................   108,461
1998...............................................   120,571
1999...............................................    83,125
2000...............................................    79,849
                                                     --------
          Total....................................  $824,842
                                                     ========

     Interest expense charged to operations during the years ended September 30, 1994 and 1995, was $48,995 and $62,920, respectively.

                            MACGREGOR DENTAL CENTERS

6. COMMITMENTS AND CONTINGENCIES:

     The Company leases office equipment and automobiles under capital leases expiring in various years through 1997. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.

     The Company has operating leases for all of its facilities, including the clinics and the business office, extending through 2004. Rent expense totaled $555,967 and $616,760 for the years ended September 30, 1994 and 1995, respectively.

     Future minimum lease commitments under capital and noncancelable operating leases with remaining terms of one or more years are as follows as of September 30, 1995:

                                                              OPERATING     CAPITAL
                                                              ----------    --------
1996........................................................  $  565,992    $105,392
1997........................................................     502,304      97,930
1998........................................................     419,037          --
1999........................................................     163,797          --
2000........................................................     118,797          --
Thereafter..................................................     358,494          --
                                                              ----------    --------
  Total minimum lease obligation............................  $2,128,421     203,322
                                                              ==========
  Less -- Amounts representing interest.....................                 (15,389)
                                                                            --------
  Present value of minimum lease obligations................                 187,933
  Less -- Current maturities................................                 (95,544)
                                                                            --------
  Capital lease obligations, net............................                $ 92,389
                                                                            ========

7. RELATED-PARTY TRANSACTIONS:

     The stockholder has a management agreement with the Company. The Company paid the stockholder $1,102,204 and $331,495 in management fees under this arrangement for the years ended September 30, 1994 and 1995, respectively.

     The Company purchased $320,000 and $240,331 in equipment and automobiles from a corporation controlled by the stockholder in 1994 and 1995, respectively. Marketable securities, with a fair market value of $1,198,359, were distributed to the stockholder during the year ended September 30, 1995. Although these securities were carried at fair value, due to the related-party nature of the transaction, this distribution was recorded at cost, which was $1,122,720 at the date of the transfer.

     The Company made payments of $182,957 and $172,100 for computer services for the years ended September 30, 1994 and 1995, respectively, to family members of the stockholder.

     The Company leases several of its facilities from affiliated companies who have owners in common with the Company. Total rent expense to related parties for the years ended September 30, 1994 and 1995, was $282,840 and $362,137, respectively.

     The Company paid a corporation controlled by the stockholder $102,923 and $97,253 for the years ended September 30, 1994 and 1995, respectively, for contract services and fee reimbursements.

8. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all

                            MACGREGOR DENTAL CENTERS
financial instruments (including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, notes payable and capital lease obligations) approximate fair value as of September 30, 1994 and 1995.

9. SUBSEQUENT EVENT:

     Effective February 1, 1996, the Company was acquired by Monarch Dental Corporation in an asset purchase transaction.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
Midwest Dental Care:

     We have audited the accompanying combined balance sheets of Advance Dental Management, Midwest Dental Care -- Mondovi, S.C., and Midwest Dental
Care -- Sheboygan, S.C. (collectively referred to as "Midwest Dental
Care" -- all Wisconsin corporations) as of December 31, 1994 and 1995, and the related combined statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midwest Dental Care as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 19, 1996

                              MIDWEST DENTAL CARE

                            COMBINED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1994         1995
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  250,137   $    8,555
  Accounts receivable -- net of allowances of $35,000 in
     1994 and 1995, respectively............................     919,473      865,456
  Inventories...............................................     250,720      235,015
  Employee advances.........................................      18,000       28,350
  Deferred income taxes.....................................      28,000       53,000
  Prepaids and other current assets.........................     145,087      108,858
                                                              ----------   ----------
          Total current assets..............................   1,611,417    1,299,234
Note receivable from stockholder............................     844,472    1,047,130
Property and equipment, net.................................   1,668,841    1,607,689
Other assets................................................     103,464       96,636
                                                              ----------   ----------
          Total assets......................................  $4,228,194   $4,050,689
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable..........................................  $  532,116   $  528,156
  Accrued payroll...........................................      12,748       10,699
  Accrued liabilities.......................................     555,582      596,002
  Deferred income taxes.....................................      16,000       35,000
  Due to affiliates.........................................     246,199      193,910
  Unearned revenue..........................................      17,720       13,352
  Current maturities of notes payable.......................     237,789      270,142
  Current maturities of capital lease obligations...........     149,904      163,796
                                                              ----------   ----------
          Total current liabilities.........................   1,768,058    1,811,057
Deferred income taxes.......................................     182,000      167,000
Notes payable...............................................     977,353      961,029
Capital lease obligations...................................     266,995       96,288
                                                              ----------   ----------
          Total liabilities.................................   3,194,406    3,035,374

Commitments and contingencies

Stockholder's equity........................................   1,033,788    1,015,315
                                                              ----------   ----------
          Total liabilities and stockholder's equity........  $4,228,194   $4,050,689
                                                              ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                              MIDWEST DENTAL CARE

                       COMBINED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED              EIGHT MONTHS ENDED
                                                  DECEMBER 31,                 AUGUST 31,
                                            -------------------------   -------------------------
                                               1994          1995          1995          1996
                                            -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
NET REVENUES..............................  $13,652,228   $14,380,157    $9,443,997   $10,405,838
OPERATING EXPENSES:
  Salaries and benefits...................    8,698,895     9,094,609     5,980,076     6,640,625
  Dental supplies.........................    1,018,666     1,087,011       784,639       881,097
  Laboratory fees.........................       62,776        66,852        41,591        55,430
  Payroll taxes...........................      558,031       587,053       416,781       451,964
  Depreciation and amortization...........      290,563       314,734       192,086       339,275
  General and administrative..............    2,597,410     3,020,759     1,809,465     1,861,381
                                            -----------   -----------    ----------   -----------
                                             13,226,341    14,171,018     9,224,638    10,229,772
                                            -----------   -----------    ----------   -----------
          Operating income................      425,887       209,139       219,359       176,066
OTHER EXPENSE:
  Interest, net...........................       91,545       112,900        42,588        38,316
  Other...................................       14,545         7,191            --            --
                                            -----------   -----------    ----------   -----------
INCOME BEFORE INCOME TAXES................      319,797        89,048       176,771       137,750
INCOME TAXES (BENEFIT)....................      (43,321)      (18,460)        2,200         1,250
                                            -----------   -----------    ----------   -----------
NET INCOME................................  $   363,118   $   107,508    $  174,571   $   136,500
                                            ===========   ===========    ==========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                              MIDWEST DENTAL CARE

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

BALANCE, December 31, 1993..................................    $  466,737
  Net income................................................       363,118
  Subordinated debt contributed by stockholder..............       286,933
  Dividends paid............................................       (83,000)
                                                                ----------
BALANCE, December 31, 1994..................................     1,033,788
  Net income................................................       107,508
  Dividends paid............................................       (96,000)
  Non-cash dividend paid....................................       (29,981)
                                                                ----------
BALANCE, December 31, 1995..................................     1,015,315
  Net income................................................       136,500
  Dividends paid............................................       (56,200)
                                                                ----------
BALANCE, August 31, 1996 (unaudited)........................    $1,095,615
                                                                ==========

    The accompanying notes are an integral part of these combined financial statements.

                              MIDWEST DENTAL CARE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED            EIGHT MONTHS ENDED
                                                    DECEMBER 31,               AUGUST 31,
                                                ---------------------   -------------------------
                                                  1994        1995         1995          1996
                                                ---------   ---------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................  $ 363,118   $ 107,508    $ 174,571     $ 136,500
  Adjustments to reconcile net income to net
     cash provided by operating activities --
     Depreciation and amortization............    290,563     314,734      192,086       339,275
     Gain on disposal of assets...............         --       1,798       (2,000)           --
     Changes in assets and liabilities --
       Accounts receivable, net...............   (214,473)     54,017         (590)     (114,295)
       Inventories............................     44,280      15,705         (217)      (20,475)
       Prepaids and other current assets......    (74,087)     25,879       93,419        49,831
       Other noncurrent assets................    176,064    (225,811)    (253,308)      (53,798)
       Accounts payable.......................   (429,884)     (3,960)     165,014       151,980
       Accrued expenses and other current
          liabilities.........................    (14,280)     34,003      291,729       330,136
       Due to affiliates......................    543,199     (52,289)    (339,614)     (194,456)
       Deferred income taxes..................      5,000     (21,000)          --            --
                                                ---------   ---------    ---------     ---------
          Net cash provided by operating
            activities........................    689,500     250,584      321,090       624,698
                                                ---------   ---------    ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net....   (253,319)   (255,380)    (178,523)     (111,710)
                                                ---------   ---------    ---------     ---------
          Net cash used in investing
            activities........................   (253,319)   (255,380)    (178,523)     (111,710)
                                                ---------   ---------    ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.................    567,065     267,969      254,000            --
  Proceeds from capital lease obligations.....         --          --           --        50,925
  Payments on notes payable...................   (559,502)   (251,940)    (228,632)     (205,572)
  Payments on capital lease obligations.......   (127,607)   (156,815)     (87,382)      (65,331)
  Distributions to stockholder................    (83,000)    (96,000)     (96,000)           --
                                                ---------   ---------    ---------     ---------
          Net cash used in financing
            activities........................   (203,044)   (236,786)    (158,014)     (219,978)
                                                ---------   ---------    ---------     ---------
NET INCREASE (DECREASE) IN CASH...............    233,137    (241,582)     (15,447)      293,010
CASH AND CASH EQUIVALENTS, beginning of
  year........................................     17,000     250,137      250,137         8,555
                                                ---------   ---------    ---------     ---------
CASH AND CASH EQUIVALENTS, end of year........  $ 250,137   $   8,555    $ 234,690     $ 301,565
                                                =========   =========    =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for interest......  $ 132,720   $ 144,357    $  96,000     $  89,000
                                                =========   =========    =========     =========
  Equipment acquired under capital leases.....  $ 305,085   $      --    $      --     $  53,619
                                                =========   =========    =========     =========
  Noncash distributions paid to stockholder
     for:
     Dividend paid to stockholder.............  $      --   $  29,981    $      --     $  56,200
     Contribution of subordinated debt by
       stockholder............................    286,933          --           --            --
                                                ---------   ---------    ---------     ---------
                                                $ 286,933   $  29,981    $      --     $  56,200
                                                =========   =========    =========     =========

    The accompanying notes are an integral part of these combined financial statements.

                              MIDWEST DENTAL CARE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1. DESCRIPTION OF BUSINESS:

     Advance Dental Management, Midwest Dental Care -- Mondovi, S.C., and Midwest Dental Care -- Sheboygan, S.C. (collectively referred to as "Midwest Dental Care" or the "Company") are Wisconsin corporations. The accompanying combined financial statements of the Company include Advance Dental Management
(ADM); Midwest Dental Care -- Mondovi, S.C. ("Mondovi"); Midwest Dental
Care -- Sheboygan, S.C. ("Sheboygan"); Midwest Dental Care -- Appleton Mall, S.C. ("Appleton"); First Dental, S.C. ("First Dental"); and Damar Dental Laboratories, Inc. ("Damar"). The entities are affiliated entities under common control. Accordingly, their financial position and results of operations have been combined for financial reporting purposes. All significant intercompany transactions have been eliminated in the accompanying combined financial statements.

     The combined operations of the Company include management services, dental laboratory operations, and dental services. The Company's operations are located in the state of Wisconsin.

     Effective January 2, 1995, First Dental merged with Mondovi and Appleton merged with Sheboygan. Because these mergers were a transfer of assets and liabilities among two entities under common control, the assets and liabilities transferred were accounted for at historical cost in a manner similar to a pooling-of-interests.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying combined financial statements have been prepared on the accrual basis of accounting.

  Basis of Presentation -- Interim Financial Statements

     The financial statements for the eight months ended August 31, 1995 and 1996, have been prepared by the Company, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of its operations for the eight months ended August 31, 1995 and 1996, have been included herein. The results of operations for the eight-month period are not necessarily indicative of the results for the full year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, cash and cash equivalents include money market accounts, and all highly liquid debt investments with original maturities of three months or less.

                              MIDWEST DENTAL CARE

                           DECEMBER 31, 1994 AND 1995

  Inventories

     Inventories are stated at the lower of cost (using the first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the following useful lives:

                                                YEARS
                                       -----------------------
Furniture and fixtures...............            10
Equipment............................           5-10
Leasehold improvements...............  Remaining life of lease

  Revenue Recognition

     Revenue is recorded at estimated net amounts to be received from third-party payors and others for services rendered, and is recognized as services are performed for fee-for-service patients. Premiums received from third party payors under dental plans are due monthly and are recognized as revenue during the period in which the services are provided to the members.

  Concentrations of Credit Risk

     The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. Management does not believe these receivables represent any concentrated credit risk. Furthermore, management continually monitors and adjusts its allowances associated with these receivables.

3. NOTE RECEIVABLE FROM STOCKHOLDER:

     The Company held a note receivable from its sole stockholder in the amount of $844,472 and $1,047,130 as of December 31, 1994 and 1995, respectively. The note bears interest at 7% and is payable in monthly principal payments of $2,000, with the outstanding balance due and payable on February 2011.

     Subsequent to year-end, the note was paid in full in conjunction with the acquisition (see Note 11).

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following as of December 31:

                                                                 1994          1995
                                                              ----------    ----------
Equipment...................................................  $3,309,099    $3,733,266
Leasehold improvements......................................     804,044       739,278
Furniture and fixtures......................................     212,051        87,489
                                                              ----------    ----------
          Total property and equipment......................   4,325,194     4,560,033
Less -- Accumulated depreciation and amortization...........  (2,656,353)   (2,952,344)
                                                              ----------    ----------
Property and equipment, net.................................  $1,668,841    $1,607,689
                                                              ==========    ==========

                              MIDWEST DENTAL CARE

                           DECEMBER 31, 1994 AND 1995

5. NOTES PAYABLE:

     Notes payable consist of the following as of December 31:

                                                                 1994          1995
                                                              ----------    ----------
Note payable to bank, due in 1998, payable in monthly
installments, bearing interest at 8.13%, secured by
substantially all assets of the combined group..............  $  378,243    $  268,256
Note payable to bank, due in 2000, payable in monthly
installments beginning in 1995, bearing interest at 9.125%,
secured by substantially all assets of the combined
group.......................................................          --       191,593
Note payable to bank, due in 2001, payable in monthly
installments beginning in 1995, bearing interest at 9%,
secured by substantially all assets of the combined
group.......................................................     828,900       712,539
Other notes payable due to various parties, due in 1998
through 1999, bearing interest at rates from 8.0-9.1%,
secured by substantially all assets of the combined
group.......................................................       7,999        58,783
                                                              ----------    ----------
  Total.....................................................   1,215,142     1,231,171
  Less -- Current maturities................................    (237,789)     (270,142)
                                                              ----------    ----------
  Notes payable, net........................................  $  977,353    $  961,029
                                                              ==========    ==========

The maturities of notes payable at December 31, 1995, are as follows:

1996....................................    $  270,142
1997....................................       294,735
1998....................................       251,564
1999....................................       215,095
2000....................................       171,576
Thereafter..............................        28,059
                                            ----------
          Total.........................    $1,231,171
                                            ==========

6. COMMITMENTS AND CONTINGENCIES:

  Operating and Capital Leases

     The Company has operating leases for all of its facilities including the clinics and the business office, extending through 2010. Rent expense totaled $846,613 and $919,344 for the years ended December 31, 1994 and 1995, respectively.

                              MIDWEST DENTAL CARE

                           DECEMBER 31, 1994 AND 1995

     Future minimum lease commitments under capital and noncancelable operating leases with remaining terms of one or more years are as follows as of December 31, 1995:

                                          OPERATING     CAPITAL
                                          ----------    --------
1996....................................  $  514,483    $182,049
1997....................................     428,810      90,140
1998....................................     318,008      12,065
1999....................................     167,806          --
2000....................................     157,234          --
Thereafter..............................   1,236,731          --
                                          ----------    --------
  Total minimum lease obligation........  $2,823,072     284,254
                                          ==========
  Less- Amounts representing interest...                 (24,170)
                                                        --------
  Present value of minimum lease
     obligations........................                 260,084
  Less- Current maturities..............                (163,796)
                                                        --------
  Capital lease obligations, net........                $ 96,288
                                                        ========

  Litigation, Claims, and Assessments

     The Company is engaged in various legal proceedings incidental to its normal business activities. Management does not believe the resolution of such matters will have a material adverse effect on the Company's financial position, results of operations or liquidity.

7. INCOME TAXES:

     The income tax benefit for the years ended December 31, 1994 and 1995, consisted of the following:

                                           1994        1995
                                          -------    --------
Current benefit:
  Federal...............................  $46,321      39,667
  State.................................    6,617       5,667
Deferred -- primarily Federal...........   (9,617)    (26,874)
                                          -------    --------
          Total benefit.................  $43,321    $ 18,460
                                          =======    ========

     As of December 31, 1995, the Company had net operating loss carryforwards and tax benefits totaling approximately $457,000 and $29,000, respectively, for income tax purposes. These carryforwards expire in 2008 and 2009.

     The effective tax rate differs from the statutory rate primarily because of the income tax benefit related to the net operating loss carryforward.

     Deferred tax assets and liabilities are classified as current and noncurrent on the basis of the classification of the related asset or liability for financial reporting purposes. Deferred income taxes are recorded for temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes.

                              MIDWEST DENTAL CARE

                           DECEMBER 31, 1994 AND 1995

     Temporary differences comprising the deferred tax assets and liabilities on the combined balance sheets are as follows:

                                                   1994                      1995
                                          ----------------------    ----------------------
                                          ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                          -------    -----------    -------    -----------
CURRENT:
  Prepaids and cash to accrual
     adjustment.........................  $    --     $  16,000     $    --     $  35,000
  Allowance for doubtful accounts.......   13,000            --      14,000            --
  Accruals..............................   15,000            --      39,000            --
                                          -------     ---------     -------     ---------
                                          $28,000     $  16,000     $53,000     $  35,000
                                          =======     =========     =======     =========
NONCURRENT:
  Accelerated depreciation..............              $ 323,000                 $ 362,000
  Tax loss carryforwards................               (191,000)                 (212,000)
  Cash to accrual basis accounting
     change.............................                 50,000                    17,000
                                                      ---------                 ---------
                                                      $ 182,000                 $ 167,000
                                                      =========                 =========

8. RELATED-PARTY TRANSACTIONS:

     The Company leases several of its facilities from affiliated companies who have owners in common with the Company. Total rent expense to related parties for the years ended December 31, 1994 and 1995, was $274,000 and $242,000, respectively.

     Additionally, included in accounts receivable as of December 31, 1994 and 1995, is $72,855 and $499, respectively, which is due from related parties. Revenues recorded from related parties are approximately $304,529 and $342,590 for the years ended December 31, 1994 and 1995, respectively.

     During 1994, the owners contributed their $286,933 subordinated debt to the Company. This amount has been reflected as a capital contribution in the accompanying combined financial statements.

9. BENEFIT PLANS:

  401(k) Plan

     The Company maintains a defined contribution plan which conforms to IRS provisions for 401(k) plans. Employees are eligible to participate in the plan provided they have attained the age of 21, have completed 1,000 hours of service, and have been employed for at least one year. Employer matching contribution percentages as well as additional contributions are determined annually by the Company's Board of Directors. Total contributions by the Company were $38,500 and $47,250 for the years ended December 31, 1994 and 1995, respectively.

  Health and Welfare Benefit Plan

     The Company uses a partially self-funded health and welfare benefit plan to provide these benefits to full-time employees. The plan maintains stop-loss insurance coverage whereby if total annual plan claims exceed $240,000 or if an individual's insured claims exceed $20,000 annually, these excess amounts are covered by the stop-loss policy. Monthly contribution amounts are determined annually by the plan administrator based on funding requirements and plan experience. Amounts contributed by the Company are adjusted to reflect employee contributions which are also subject to revision

                              MIDWEST DENTAL CARE

                           DECEMBER 31, 1994 AND 1995

annually. There were no contributions for the year ended December 31, 1994. Total contributions by the Company were $18,100 for the year ended December 31, 1995.

10. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments (including cash and cash equivalents, accounts receivable, due from officer, accounts payable, accrued liabilities, notes payable and capital lease obligations) approximate fair value as of December 31, 1994 and 1995.

11. SUBSEQUENT EVENT:

     Effective September 1, 1996, Sheboygan and Mondovi were acquired by Monarch Dental Corporation in a stock purchase transaction and ADM was acquired in an asset purchase transaction.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
United Dental Care:

     We have audited the accompanying combined balance sheets of United Dental Care Tom Harris D.D.S. and Associates (an Arkansas corporation) and William T. Harris ("Tom") and Associates a Professional Dental Corporation (a Louisiana corporation), collectively referred to as "United Dental Care", as of December 31, 1995 and 1996, and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Dental Care as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
April 30, 1997

                               UNITED DENTAL CARE

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31,
                                                          ----------------------     MARCH 31,
                                                            1995         1996          1997
                                                          ---------    ---------    -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash..................................................  $     214    $ 155,225     $276,791
  Accounts receivable -- net of allowances of $42,724,
     $53,319 and $51,620, respectively..................     72,354      134,173      120,910
  Other current assets..................................      3,123           --        5,216
                                                          ---------    ---------     --------
     Total current assets...............................     75,691      289,398      402,917
Property and equipment, net.............................    308,784      322,701      336,985
Other assets............................................         --      116,380      114,338
                                                          ---------    ---------     --------
          Total assets..................................  $ 384,475    $ 728,479     $854,240
                                                          =========    =========     ========

                        LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable......................................  $  75,087    $  12,877     $ 85,731
  Accrued payroll.......................................     59,983       75,064       38,097
  Accrued liabilities...................................      8,317       14,886       29,002
  Current maturities of notes payable...................    239,841      252,927      242,694
  Current capital lease obligations.....................     20,153       21,382       21,975
                                                          ---------    ---------     --------
          Total current liabilities.....................    403,381      377,136      417,499
Notes payable...........................................     23,563      161,387      149,990
Capital lease obligations...............................     58,727       36,343       30,675
                                                          ---------    ---------     --------
          Total liabilities.............................    485,671      574,866      598,164
Commitments and contingencies
Stockholder's equity (deficit)..........................   (101,196)     153,613      256,076
                                                          ---------    ---------     --------
          Total liabilities and stockholder's equity
            (deficit)...................................  $ 384,475    $ 728,479     $854,240
                                                          =========    =========     ========

    The accompanying notes are an integral part of these combined financial statements.

                               UNITED DENTAL CARE

                       COMBINED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED             THREE MONTHS ENDED
                                                      DECEMBER 31,                 MARCH 31,
                                                 -----------------------   -------------------------
                                                    1995         1996         1996          1997
                                                 ----------   ----------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
Net revenues...................................  $3,189,193   $4,161,773   $  861,082    $1,091,377

Operating expenses:
  Salaries and benefits........................   1,886,205    2,181,186      499,428       624,161
  Dental supplies..............................     222,059      222,716       51,665        50,778
  Laboratory fees..............................     110,998      113,424       25,832        53,916
  Depreciation and amortization................      81,848      110,066       22,388        26,867
  General and administrative...................     948,967      769,655      158,439       183,657
                                                 ----------   ----------   ----------    ----------
          Operating income (loss)..............     (60,884)     764,726      103,330       151,998

Other income (expense):
  Interest expense, net........................     (25,639)     (44,263)      (9,303)      (13,168)
  Other income.................................          --       12,268           --            --
                                                 ----------   ----------   ----------    ----------
Net income (loss)..............................  $  (86,523)  $  732,731   $   94,027    $  138,830
                                                 ==========   ==========   ==========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                               UNITED DENTAL CARE

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

BALANCE, December 31, 1994..................................  $ 38,035
  Net loss..................................................   (86,523)
  Distributions.............................................   (79,240)
  Capital contributions.....................................    26,532
                                                              --------
BALANCE, December 31, 1995..................................  (101,196)
  Net income................................................   732,731
  Distributions.............................................  (519,465)
  Capital contributions.....................................    41,543
                                                              --------
BALANCE, December 31, 1996..................................   153,613
  Net income................................................   138,830
  Distributions.............................................   (36,367)
                                                              --------
BALANCE, March 31, 1997 (unaudited).........................  $256,076
                                                              ========

    The accompanying notes are an integral part of these combined financial statements.

                               UNITED DENTAL CARE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED           THREE MONTHS ENDED
                                                     DECEMBER 31,               MARCH 31,
                                                 --------------------   -------------------------
                                                   1995       1996         1996          1997
                                                 --------   ---------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................  $(86,523)  $ 732,731    $ 94,027      $138,830
  Adjustments to reconcile net income (loss) to
     net cash provided by operating
     activities --
     Depreciation and amortization.............    81,848     110,066      22,388        26,867
     Changes in assets and liabilities --
     Accounts receivable, net..................   (72,179)    (39,319)    (16,817)       13,263
       Other current assets....................    (3,123)      3,123      (1,877)       (5,216)
       Other noncurrent assets.................    42,360       6,120          --        72,854
       Accounts payable and accrued expenses...    78,938     (40,560)    (10,140)      (22,851)
                                                 --------   ---------    --------      --------
          Net cash provided by operating
            activities.........................    41,321     772,161      87,581       223,747
                                                 --------   ---------    --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net.....   (81,851)    (33,983)    (31,464)      (39,109)
  Cash paid for dental group practices.........   (31,000)    (25,000)         --            --
                                                 --------   ---------    --------      --------
          Net cash used in investing
            activities.........................  (112,851)    (58,983)    (31,464)      (39,109)
                                                 --------   ---------    --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable..................   218,622      40,077      48,019            --
  Payments on long-term debt...................  (143,103)    (75,517)    (11,575)      (26,705)
  Payment on capital lease.....................   (12,581)    (21,155)     (4,312)           --
  Distributions to stockholder.................   (79,240)   (519,465)         --       (36,367)
  Capital contributions........................    26,532      17,893          --            --
                                                 --------   ---------    --------      --------
          Net cash provided by (used in)
            financing activities...............    10,230    (558,167)     32,132       (63,072)
                                                 --------   ---------    --------      --------
NET INCREASE (DECREASE) IN CASH................   (61,300)    155,011      88,249       121,566
CASH, beginning of year........................    61,514         214         214       155,225
                                                 --------   ---------    --------      --------
CASH, end of year..............................  $    214   $ 155,225    $ 88,463      $276,791
                                                 ========   =========    ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest.......................  $ 25,639   $  44,263    $  9,582      $ 12,345
  Contribution of subordinated debt by
     stockholder...............................        --      23,650          --            --
                                                 --------   ---------    --------      --------
                                                 $ 25,639   $  67,913    $  9,582      $ 12,345
                                                 ========   =========    ========      ========

    The accompanying notes are an integral part of these combined financial statements.

                               UNITED DENTAL CARE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. DESCRIPTION OF BUSINESS:

     United Dental Care (the "Company") operates a total of nine dental offices primarily in Arkansas, with one dental office each in Oklahoma and Louisiana. The Arkansas and Oklahoma dental offices are owned by an Arkansas corporation. The Louisiana dental office is owned by a Louisiana corporation. Both legal entities are affiliated entities under common control. Accordingly, their financial position and results of operations have been combined for financial reporting purposes. All significant intercompany transactions have been eliminated in the accompanying combined financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying combined financial statements have been prepared on the accrual basis of accounting.

  Basis of Presentation -- Interim Financial Statements

     The financial statements for the three months ended March 31, 1996 and 1997, have been prepared by the Company, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of its operations for the three months ended March 31, 1996 and 1997 have been included herein. The results of operations for the three-month period are not necessarily indicative of the results for the full year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentrations of Credit Risk

     The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. Management does not believe these receivables represent any concentrated credit risk. Furthermore, management continually monitors and adjusts its allowances associated with these receivables.

                               UNITED DENTAL CARE

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the following useful lives:

                                                                       YEARS
                                                              -----------------------
Vehicles....................................................             5
Furniture and fixtures......................................             7
Computer equipment..........................................             5
Equipment...................................................             7
Leasehold improvements......................................  Remaining life of lease

  Revenue Recognition

     Revenue is recorded at estimated net amounts to be received from third-party payors and patients for services rendered, net of contractual and other adjustments. Premiums received from managed care payors are due monthly and are recognized as revenue during the period in which the services are provided to the members.

  Goodwill

     Goodwill represents the excess of the cost of a dental practice acquired over the fair value of their net assets at the date of acquisition and is being amortized on a straight-line basis over 15 years. Goodwill is included in other assets in the accompanying combined balance sheets.

  S Corporation -- Income Tax Status

     The Company, with the consent of its stockholder, has elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the accompanying combined financial statements.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following as of December 31:

                                                                1995         1996
                                                              ---------    ---------
Equipment...................................................  $ 300,442    $ 415,821
Computer equipment..........................................     94,462       94,462
Leasehold improvements......................................     83,888       86,372
Furniture and fixtures......................................     38,351       38,351
Automobiles.................................................     24,637       24,637
                                                              ---------    ---------
          Total property and equipment......................    541,780      659,643
Less -- Accumulated depreciation and amortization...........   (232,996)    (336,942)
                                                              ---------    ---------
Property and equipment, net.................................  $ 308,784    $ 332,701
                                                              =========    =========

                               UNITED DENTAL CARE

4. NOTES PAYABLE:

     Notes payable consist of the following as of December 31:

                                                               1995           1996
                                                             ---------      ---------
$117,000 line of credit payable to bank, with interest due
  monthly at a rate of 10%, due February 10, 1997, secured
  by various assets of the Company.........................  $ 115,496      $ 116,846
Note payable to bank, with interest due monthly at a rate
  of 9.25%, due March 6, 1997, secured by various assets of
  the Company..............................................     72,195         52,867
Deferred purchase price payable to MidAmerica Denture and
  Dental Care, Limited Partnership, with interest at a rate
  of 9%, due April 10, 2001, unsecured.....................         --        189,361
Notes payable to various parties, with interest rates
  ranging from 3.8% to 10%, due through 1999, secured by
  various assets of the Company............................     75,713         55,240
                                                             ---------      ---------
          Total............................................    263,404        414,314
Less -- Current maturities.................................   (239,841)      (252,927)
                                                             ---------      ---------
Notes payable, net.........................................  $  23,563      $ 161,387
                                                             ---------      ---------

     The maturities of notes payable at December 31, 1996, are as follows:

1997......................................................  $252,927
1998......................................................    46,698
1999......................................................    48,412
2000......................................................    48,955
2001......................................................    17,322
                                                            --------
          Total...........................................  $414,314
                                                            ========

5. COMMITMENTS AND CONTINGENCIES:

  Operating and Capital Leases

     The Company has operating leases for all of its facilities including the dental offices and the business office, extending through 2001. Rent expense totaled $176,566 and $202,386 for the years ended December 31, 1995 and 1996, respectively.

                               UNITED DENTAL CARE

     Future minimum lease commitments under capital and noncancelable operating leases with remaining terms of one or more years are as follows as of December 31, 1996:

                                                              OPERATING    CAPITAL
                                                              ---------    -------
1997........................................................   $132,323    $26,832
1998........................................................     98,175     23,312
1999........................................................     47,756     16,272
2000........................................................     18,000      2,080
Thereafter..................................................      4,500         --
                                                               --------    -------
Total minimum lease obligations.............................   $300,754     68,496
                                                               ========
Less -- Amounts representing interest.......................               (10,771)
                                                                           -------
Present value of minimum lease obligations..................                57,725
Less -- Current maturities..................................               (21,382)
                                                                           -------
Capital lease obligations -- net............................               $36,343
                                                                           =======

  Litigation, Claims, and Assessments

     The Company is engaged in various legal proceedings incidental to its normal business activities. Management of the Company does not believe the resolution of such matters will have a material adverse effect on the Company's financial position, results of operations, or liquidity.

6. RELATED-PARTY TRANSACTIONS:

     The Company has set up an entity owned by its sole stockholder to act as an advertising agency. The Company purchased advertising services from this entity of approximately $144,000 and $142,000 in 1995 and 1996, respectively.

     The Company leases two clinic facilities from its sole stockholder. The lease terms are for one year, expiring March 1, 1997 and May 31, 1997, respectively, and each provides for a fixed rental of $2,480 per month. Rent expense paid to the stockholder totaled $29,777 and $29,844 in 1995 and 1996, respectively.

7. ACQUISITION:

     In April 1996, the Company acquired a dental practice for a total purchase price of $237,500. The transaction was accounted for using the purchase method of accounting.

8. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments (including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable and capital lease obligations) approximate fair value as of December 31, 1995 and 1996.

9. SUBSEQUENT EVENT:

     Effective April 1, 1997, the Company was acquired by Monarch Dental Corporation in an asset purchase transaction.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Dental Centers of Indiana:

     We have audited the accompanying combined balance sheet of Dental Centers of Indiana, Inc., Drs. Johnson, Terry & Associates, and DCI-Lee (an Indiana corporation -- collectively referred to as "Dental Centers of Indiana") as of December 31, 1996, and the related combined statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dental Centers of Indiana as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
May 9, 1997, except as to
  Note 8, for which the
  date is June 19, 1997

                           DENTAL CENTERS OF INDIANA

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                DECEMBER 31,          MARCH 31,
                                                                    1996                1997
                                                              -----------------   -----------------
                                                                                        (UNAUDITED)
Current assets:
  Cash......................................................      $198,378            $318,920
  Accounts receivable -- net of allowances of $345,924 and
     $357,715, respectively.................................       184,690             195,215
                                                                  --------            --------
          Total current assets..............................       383,068             514,135
Property and equipment, net.................................       273,602             249,298
Other assets................................................         1,000               1,000
                                                                  --------            --------
          Total assets......................................      $657,670            $764,433
                                                                  ========            ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued payroll...........................................      $ 73,603            $ 54,341
  Accrued liabilities.......................................        29,597              56,655
  Current maturities of notes payable.......................        16,450              12,338
                                                                  --------            --------
          Total current liabilities.........................       119,650             123,334
Notes payable...............................................        41,360              40,584
                                                                  --------            --------
          Total liabilities.................................       161,010             163,918
Commitments and contingencies
Minority interests in combined subsidiaries.................        53,725              84,887
Stockholders' equity........................................       442,935             515,628
                                                                  --------            --------
          Total liabilities and stockholders' equity........      $657,670            $764,433
                                                                  ========            ========

   The accompanying notes are an integral part of these financial statements.

                           DENTAL CENTERS OF INDIANA

                       COMBINED STATEMENTS OF OPERATIONS

                                                                              THREE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,      MARCH 31,
                                                                  1996            1997
                                                              ------------    -------------
                                                                               (UNAUDITED)
Net revenues................................................   $3,572,107      $1,041,130
Operating expenses:
  Salaries and benefits.....................................    2,129,514         555,360
  Dental supplies...........................................      251,911          65,043
  Laboratory fees...........................................      181,753          51,911
  Payroll taxes.............................................      119,460          36,854
  Depreciation and amortization.............................       79,717          24,304
  General and administrative................................      555,488         150,507
                                                               ----------      ----------
                                                                3,317,843         883,979
                                                               ----------      ----------
          Operating income..................................      254,264         157,151
Interest expense, net.......................................        5,193           1,310
                                                               ----------      ----------
Net income before minority interest.........................      249,071         155,841
Minority interests in income of combined subsidiaries.......       53,043          31,162
                                                               ----------      ----------
Net income..................................................   $  196,028      $  124,679
                                                               ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                           DENTAL CENTERS OF INDIANA

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                TOTAL
                                                              ---------
BALANCE, December 31, 1995..................................  $ 389,650
  Net income................................................    196,028
  Distributions to stockholders.............................   (142,743)
                                                              ---------
BALANCE, December 31, 1996..................................    442,935
  Net income................................................    124,679
  Distributions to stockholders.............................    (51,986)
                                                              ---------
BALANCE, March 31, 1997 (unaudited).........................  $ 515,628
                                                              =========

    The accompanying notes are an integral part of these combined financial statements.

                           DENTAL CENTERS OF INDIANA

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                              THREE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,      MARCH 31,
                                                                  1996            1997
                                                              ------------    -------------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $ 196,028        $ 124,679
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Minority interest......................................      53,043           31,162
     Depreciation and amortization..........................      79,717           24,304
     Changes in assets and liabilities
       Accounts receivable, net.............................      (1,145)         (10,525)
       Other current assets.................................       2,300               --
       Other noncurrent assets..............................      31,488               --
       Accrued expenses and other current liabilities.......      32,792            7,796
                                                               ---------        ---------
          Net cash provided by operating activities.........     394,223          177,416
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................     (92,266)              --
                                                               ---------        ---------
          Net cash used in investing activities.............     (92,266)              --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...............................      10,000               --
  Payments on long-term debt................................     (20,283)          (4,888)
  Distributions to stockholders and minority interest
     holders................................................    (220,743)         (51,986)
                                                               ---------        ---------
          Net cash used in financing activities.............    (231,026)         (56,874)
                                                               ---------        ---------
NET INCREASE IN CASH........................................      70,931          120,542
CASH, beginning of period...................................     127,447          198,378
                                                               ---------        ---------
CASH, end of period.........................................   $ 198,378        $ 318,920
                                                               =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................   $   5,700        $   1,368
                                                               =========        =========

    The accompanying notes are an integral part of these combined financial statements.

                           DENTAL CENTERS OF INDIANA

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. DESCRIPTION OF BUSINESS:

     Dental Centers of Indiana, Inc. is an Indiana-based corporation. The combined financial statements include the accounts of Dental Centers of Indiana, Inc. and its 50% owned subsidiaries, Drs. Johnson, Terry & Associates, and DCI-LEE (collectively referred to as "Dental Centers of Indiana" or the "Company"). All significant intercompany transactions have been eliminated in the accompanying financial statements.

     The combined operations of the Company include management and dental services. The Company's operations are located throughout Indiana, representing a total of 11 dental offices.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying financial statements have been prepared on the accrual basis of accounting.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. Management does not believe these receivables represent any concentrated credit risk. Furthermore, management continually monitors and adjusts its reserves and allowances associated with these receivables.

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the following useful lives:

                                                              YEARS
                                                              -----
Furniture and fixtures......................................   5-7
Equipment...................................................     5
Leasehold improvements......................................    39

  Revenue Recognition

     Revenue is recorded at estimated net amounts to be received from third-party payors and patients for services rendered, net of contractual and other adjustments. Premiums received from third-party payors under dental plans are due monthly and are recognized as revenue during the period in which the services are provided to the members.

  S Corporation -- Income Tax Status

     The Company, with the consent of its stockholders, has elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the accompanying combined financial statements.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following as of December 31, 1996:

Equipment................................................  $ 393,280
Leasehold improvements...................................     66,579
Furniture and fixtures...................................     14,226
                                                           ---------
                                                             474,085
Less -- Accumulated depreciation and amortization........   (200,483)
                                                           ---------
Property and equipment, net..............................  $ 273,602
                                                           =========

4. NOTES PAYABLE:

     Notes payable consists of the following as of December 31, 1996:

Note payable to bank, with interest due monthly at a rate
  of 9.625%, due March 2002, secured by various assets of
  the Company.............................................  $ 38,383
Notes payable to various parties, with interest rates
  ranging from 8.0-9.25%, due through July 1999, secured
  by various assets of the Company........................    19,427
                                                            --------
                                                              57,810
  Less -- current maturities..............................   (16,450)
                                                            --------
  Notes payable...........................................  $ 41,360
                                                            ========

     The maturities of notes payable at December 31, 1996, are as follows:

1997.......................................................  $16,450
1998.......................................................   14,160
1999.......................................................   10,741
2000.......................................................    7,308
2001.......................................................    7,308
2002.......................................................    1,843
                                                             -------
          Total............................................  $57,810
                                                             =======

5. COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     The Company has operating leases for all of its facilities including the dental offices and the business office, extending through 2001. Rent expense totaled approximately $144,000 for the year ended December 31, 1996.

     Future minimum lease commitments under noncancelable operating leases with remaining terms of one or more years are as follows as of December 31, 1996:

1997........................................................  $ 90,908
1998........................................................    80,908
1999........................................................    79,783
2000........................................................    63,707
2001........................................................    27,966
Thereafter..................................................    20,160
                                                              --------
          Total minimum lease obligations...................  $363,432
                                                              ========

  Litigation, Claims, and Assessments

     The Company is engaged in various legal proceedings incidental to their normal business activities. Management of the Company does not believe the resolution of such matters will have a material adverse effect on the Company's financial position, future results of operations, and liquidity.

6. RELATED-PARTY TRANSACTIONS:

     The Company leases five clinic facilities and the administrative office from a related entity owned by its stockholders. The Company pays monthly rental amounts and has no commitment which requires future payments to the owners. Rent expense paid to stockholders totaled approximately $60,000 in 1996.

7. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments approximate fair value as of December 31, 1996.

8. SUBSEQUENT EVENT:

     On June 19, 1997, the Company signed a definitive agreement with Monarch Dental Corporation ("Monarch") under which Monarch has agreed to acquire the Company pursuant to a merger transaction. The acquisition is expected to be effective upon completion of an initial public offering by Monarch.

          ============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                ---------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
    Additional Information.............     2
    Prospectus Summary.................     3
    Risk Factors.......................     7
    The Company........................    17
    Use of Proceeds....................    18
    Dividend Policy....................    18
    Capitalization.....................    19
    Dilution...........................    20
    Pro Forma Consolidated Financial
         Information...................    21
    Selected Consolidated Financial
         Information...................    28
    Management's Discussion and
         Analysis of Financial
         Condition and Results of
         Operations....................    29
    Business...........................    43
    Management.........................    57
    Certain Transactions...............    64
    Principal Stockholders.............    67
    Description of Capital Stock.......    69
    Shares Eligible for Future Sale....    72
    Underwriting.......................    74
    Legal Matters......................    75
    Experts............................    76
    Index to Financial Statements......   F-1


                                ---------------

     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
   ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

          ============================================================

          ============================================================

                                2,750,000 SHARES

                       [MONARCH DENTAL CORPORATION LOGO]

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               HAMBRECHT & QUIST

                             MONTGOMERY SECURITIES

                              SALOMON BROTHERS INC

                                          , 1997

          ============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

     The following table sets forth the estimated expenses payable by the Company in connection with this offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC Registration Fee........................................  $ 11,500
NASD Filing Fee.............................................     3,395
Nasdaq Listing Fee..........................................    41,147
Accounting Fees and Expenses................................   250,000
Legal Fees and Expenses.....................................   325,000
Printing Expenses...........................................   125,000
Blue Sky Qualification Fees and Expenses....................     3,000
Transfer Agent's Fee........................................    10,000
Miscellaneous...............................................   130,958
                                                              --------
          TOTAL.............................................  $900,000
                                                              ========

---------------

(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of the Company's Amended and Restated By-laws provide for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     The Stock Purchase Agreement, filed as Exhibit 10.5 hereto, provides for indemnification by the Company of certain of its existing principal stockholders and the controlling persons of such stockholders (one of whom is a director of the Company) against claims and liabilities, including claims and liabilities arising under the securities laws.

     The Company has entered into indemnification agreements with each of its directors reflecting the foregoing provisions of its By-laws and requiring the advancement of expenses in proceedings involving the directors in most circumstances.

     Under Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain officers and persons who control the Company within the meaning of the Securities Act of 1933 against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of Common Stock issued, and the number of options granted, by the Registrant since its incorporation in 1994. Further included is the consideration, if any, received by the Registrant for such shares and options, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed. The following transactions give effect to the Company's 1-for-2 reverse stock split of its Common Stock and Class A Common Stock effective in May 1997.

     (1) In December 1994, the Company sold 28,040,223 shares of the Company's Common Stock for an aggregate purchase price of $3,000 to Dr. Warren F. Melamed in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

     (2) In February 1996, pursuant to a Stock Purchase Agreement, the Company sold an aggregate of 4,800,000 shares of the Company's Convertible Participating Preferred Stock for an aggregate purchase price of $10,000,320 to Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., TA Venture Investors Limited Partnership and eight other accredited investors in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act.

     (3) In February 1996, pursuant to an Asset Contribution Agreement, the Company issued 700,000 shares of Common Stock to Shears Vanguard Ltd. in partial consideration for the MacGregor Dental Centers business in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act.

     (4) In February 1996, pursuant to an Asset Contribution Agreement, the Company issued an aggregate of 394,240 shares of Common Stock to Dr. Warren F. Melamed and Dr. Roy D. Smith, III in partial consideration of their interests in dental practices in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act.

     (5) In April 1996, pursuant to a Restricted Stock Agreement, the Company sold 150,000 shares of the Company's Class A Common Stock for a purchase price of $31,800 to Dr. Warren F. Melamed in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (6) In April 1996, pursuant to Restricted Stock Agreements, the Company sold an aggregate of 133,750 shares of the Company's Class A Common Stock for an aggregate purchase price of $28,355 to members of management and key employees of the Company in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (7) In June 1996, pursuant to Restricted Stock Agreements, the Company sold an aggregate of 20,000 shares of the Company's Class A Common Stock for an aggregate purchase price of $4,240 to John W. Fehmer and Philip Hertik in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (8) In August 1996, pursuant to a Restricted Stock Agreement, the Company sold 10,000 shares of the Company's Class A Common Stock for a purchase price of $2,120 to Glenn E. Hemmerle in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (9) In August 1996, pursuant to a Stock Purchase Agreement, the Company issued 350,000 shares of Common Stock in partial consideration for the sale of the outstanding voting common stock and outstanding non-voting common stock of Midwest Dental Care, Mondovi, Inc. and Midwest Dental Care, Sheboygan, Inc., and agreed to grant options to acquire up to 80,000 shares of Common Stock upon the achievement by Midwest of specified financial performance goals in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act.

     (10) In October 1996, pursuant to an Asset Purchase Agreement, the Company issued 5,000 shares of the Company's Common Stock to Dr. John H. Davis in partial consideration for the sale of the assets of Dr. Davis' dental practice in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act.

     (11) In October 1996, pursuant to Restricted Stock Agreements, the Company sold an aggregate of 40,000 shares of the Company's Class A Common Stock for an aggregate purchase price of $8,480 to certain key employees of the Company in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (12) In November 1996 pursuant to a Stock Option Agreement, the Company granted an option to purchase 25,000 shares of Class A Common Stock to Gary W. Cage in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (13) In January 1997, pursuant to a Stock Purchase Agreement, the Company issued an aggregate of 30,000 shares of Common Stock to Dr. Ronald K. Girlinghouse and Dr. Debra A. Girlinghouse in partial consideration for the sale of outstanding capital stock of Convenient Dental Care, Inc. and agreed to grant options to acquire up to 5,000 shares of Common Stock upon the achievement by Convenient of specified financial performance goals in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act.

     (14) In January 1997, pursuant to a Stock Purchase Agreement, the Company issued an aggregate of 57,500 shares of Common Stock to Dr. Sam L. Beavers, Dr. W. Gene Howard, Dr. William M. Lee and Dr. Jeffrey M. Moore in partial consideration for the sale of the outstanding capital stock of Arkansas Dental Health and agreed to grant options to acquire up to 7,500 shares of Common Stock upon the achievement by Arkansas Dental Health of specified financial performance goals in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

     (15) In December 1996 and January 1997, pursuant to an Amended and Restated Stockholders' Agreement, the Company sold an aggregate of 1,704,550 shares of the Company's Series A Convertible Junior Preferred Stock for an aggregate purchase price of $3,000,008 to existing stockholders of the Company in reliance upon the exemption from registration under
          Section 4(2) of the Securities Act.

     (16) In February 1997, under the 1996 Stock Plan, the Company granted options to purchase an aggregate of 7,500 shares of Class A Common Stock to William R. Veno and Gail R. Stockrahm in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (17) In March 1997, pursuant to a Stock Option Agreement, the Company granted an option to purchase 25,000 shares of Class A Common Stock to Gary W. Cage in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     (18) In April 1997, pursuant to an Asset Purchase Agreement, the Company issued 68,750 shares of Common Stock to Dr. William T. Harris III in partial consideration for the sale of substantially all the assets of United Dental in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act.

     (19) In May 1997, pursuant to Stock Option Agreements, the Company granted options to purchase an aggregate of 378,250 shares of Class A Common Stock to certain members of management and key employees of the Company in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     Prior to February 1996, the Company's Dental Offices were owned and operated by 13 limited partnerships. The Company was the sole limited partner of 12 of these 13 limited partnerships and Oral Health Concepts, Inc., a corporation wholly-owned by Dr. Melamed, was the sole general partner. Oral Health Concepts, Inc. also was the sole general partner of the remaining limited partnership and Dr. Smith and Partners Dental Corporation, a corporation owned by Drs. Melamed and Smith, were the only limited partners of the remaining limited partnership. In February 1996, (i) Dr. Smith contributed his limited partnership interest in the remaining limited partnership to the Company, (ii) Drs. Melamed and Smith contributed all of the capital stock of Partners Dental Corporation to the Company, (iii) Dr. Melamed contributed all of the capital stock of Oral Health Concepts, Inc. to the Company, (iv) each of the 13 limited partnerships was merged into Monarch Dental Associates, L.P., a limited partnership whose sole general partner was Oral Health Concepts, Inc. and whose sole limited partner was the Company, and (v) the Company transferred its limited partnership interest in Monarch Dental Associates, L.P. to Partners Dental Corporation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


          +1.1             -- Form of Underwriting Agreement
          +2.1             -- Stock Redemption Agreement dated as of February 5, 1996 by and between the Registrant and Warren F. Melamed,
                              D.D.S. (excluding schedules, which the Registrant agrees
                              to furnish supplementally to the Commission upon request)
          +2.2             -- Stock Purchase Agreement dated as of February 5, 1996 by and among the Registrant and the investors named therein
                              (excluding schedules, which the Registrant agrees to
                              furnish supplementally to the Commission upon request)
          +2.3             -- Asset Contribution Agreement dated as of January 31, 1996 by and among the Registrant, Shears Vanguard Ltd., Shears
                              Vanguard Inc., MDC Dental, Inc., Shears Vanguard SMI
                              Inc., Shears Vanguard General, Inc. and Charles G.
                              Shears, D.D.S. (excluding schedules, which the Registrant
                              agrees to furnish supplementally to the Commission upon
                              request)
          +2.4             -- Asset Contribution Agreement dated as of February 5, 1996 by and among the Registrant, Warren F. Melamed, D.D.S.
                              and Roy D. Smith, III, D.D.S. (excluding schedules, which
                              the Registrant agrees to furnish supplementally to the
                              Commission upon request)
          +2.5             -- Stock Purchase Agreement dated as of August 29, 1996 by and between the Registrant and David L. Hehli, D.D.S.
                              (excluding exhibit, which the Registrant agrees to
                              furnish supplementally to the Commission upon request)
           2.6             -- Agreement and Plan of Merger dated as of June 19, 1997 by and among the Registrant, Dental Centers of Indiana
                              (Monarch), Inc., Dental Centers of Indiana, Inc., James
                              W. Willis, Mark R. Johnson and Thurman H. Brown II
                              (excluding exhibits, which the Registrant agrees to
                              furnish supplementally to the Commission upon request)
          +3.1             -- Amended and Restated Certificate of Incorporation
          +3.2             -- Certificate of Amendment of Amended and Restated
                              Certificate of Incorporation

          +3.3             -- Form of Restated Certificate of Incorporation (to be
                              filed upon the closing of the offering referred to in the
                              Registration Statement)
          +3.4             -- Amended and Restated By-Laws
          +3.5             -- Form of Second Amended and Restated By-laws (to be
                              effective upon the closing of the offering referred to in
                              the Registration Statement)
          +4.1             -- Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant
          +5.1             -- Opinion of Goodwin, Procter & Hoar LLP as to the validity of the securities being offered
         +10.1             -- Monarch Dental Corporation 1996 Stock Option and
                              Incentive Plan, as amended
         +10.2             -- Monarch Dental Corporation 1997 Employee Stock Purchase
                              Plan
         +10.3             -- Monarch Dental Corporation 1996 Equity Acquisition Option
                              Plan
         +10.4             -- Amended and Restated Stockholders' Agreement dated as of
                              August 29, 1996 by and among the Registrant, the TA
                              Investors (as defined), the MacGregor Investors (as
                              defined), the Monarch Investors (as defined) and the
                              Hehli Investors (as defined)
         +10.5             -- Employment Agreement dated as of February 5, 1996 by and among the Registrant, Monarch Dental Associates, L.P. and
                              Warren F. Melamed, D.D.S.
        ++10.6             -- Amended and Restated Non-Competition Agreement dated as of July 1, 1997 by and between the Registrant and Warren
                              F. Melamed, D.D.S.
         +10.7             -- Management Agreement by and between Modern Dental
                              Professionals, P.C. and Monarch Dental Associates, L.P.
         +10.8             -- Management Agreement by and between Modern Dental
                              Professionals, P.C. and MacGregor Dental Associates, L.P.
         +10.9             -- Management Agreement by and between Modern Dental
                              Professionals -- Girlinghouse, P.A. and Convenient Dental
                              Care, Inc.
         +10.10            -- Management Agreement by and between Modern Dental
                              Professionals -- Beavers, P.A. and Arkansas Dental Health
                              Associates, Inc.
         +10.11            -- Management Agreement by and between Modern Dental
                              Professionals/UDC -- Girlinghouse, P.A. and United Dental
                              Care, Inc.
         +10.12            -- Management Agreement by and between William T. Harris and
                              Associates, a Professional Dental Corporation and United
                              Dental Care, Inc.
         +10.13            -- Management Agreement by and between United Dental Care
                              Tom Harris D.D.S. & Associates and United Dental Care,
                              Inc.
         +10.14            -- Non-Competition Agreement dated as of February 5, 1996 by and between the Registrant and Charles G. Shears, D.D.S.
         +10.15            -- Restricted Stock Agreement dated as of February 6, 1996 by and between the Registrant and Warren F. Melamed,
                              D.D.S.
         +10.16            -- Employment Agreement dated as of August 29, 1996 by and among the Registrant, David L. Hehli, D.D.S. and Midwest
                              Dental Management, Inc.
         +10.17            -- Non-Competition Agreement dated as of August 29, 1996 by and among the Registrant, David L. Hehli, D.D.S., Advance
                              Dental Management, Inc. and Midwest Dental Plan, Ltd.

         +10.18            -- Primary Care Dentist Agreement effective April 1, 1997 by and between Prudential Dental Maintenance Organization,
                              Inc. and Modern Dental Professionals, P.C. and Monarch
                              Dental Associates, L.P. (excluding certain portions which
                              have been omitted as indicated based upon a request for
                              confidential treatment, but which have been separately
                              filed with the Commission)
         +10.19            -- Dental Service Agreement dated January 1, 1995 by and
                              between Compcare Health Services Insurance Corporation
                              and Advance Dental Management, Inc. (excluding certain
                              portions which have been omitted as indicated based upon
                              a request for confidential treatment, but which have been
                              separately filed with the Commission)
         +10.20            -- Form of Director Indemnification Agreement
         +10.21            -- Sublease Agreement dated as of March 7, 1996 by and
                              between Old American Country Mutual Fire Insurance
                              Company and Oral Health Concepts Inc.
         +10.22            -- Office Lease Agreement dated as of September 6, 1996 by and between Government Employees Insurance Company and
                              Monarch Dental Associates, L.P.
          10.23            -- Employment Agreement dated as of July 1, 1997 by and
                              among the Registrant, Monarch Dental Associates, L.P. and
                              Warren F. Melamed, D.D.S.
          10.24            -- Employment Agreement dated as of July 1, 1997 by and
                              among the Registrant, Monarch Dental Associates, L.P. and
                              Mr. Gary W. Cage.
          10.25            -- Non-Competition Agreement dated as of July 1, 1997 by and between the Registrant and Mr. Gary W. Cage.
         +11.1             -- Unaudited net income per common equivalent share
         +21.1             -- Subsidiaries of the Registrant
         +23.1             -- Consent of Goodwin, Procter & Hoar LLP (included in
                              Exhibit 5.1 hereto)
          23.2             -- Consent of Arthur Andersen LLP
         +24.1             -- Powers of Attorney
         +27.1             -- Financial Data Schedule


---------------
 + Previously filed.

++ Updated version filed herewith.


     (b) The following is a list of financial statement schedules furnished:

          Schedule II Valuation and qualifying accounts for the years ended December 31, 1996, 1995 and 1994.

     Schedules not listed above have been omitted because they are not applicable or because required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on July 17, 1997.


                                            MONARCH DENTAL CORPORATION

                                            By:      /s/ GARY W. CAGE
                                              ----------------------------------
                                                         Gary W. Cage
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                          TITLE                       DATE
                      ---------                                          -----                       ----

                          *                              Chairman of the Board, President,       July 17, 1997
-----------------------------------------------------      Chief Dental Officer and Director
                  Warren F. Melamed

                  /s/ GARY W. CAGE                       Chief Executive Officer and Director    July 17, 1997
-----------------------------------------------------
                    Gary W. Cage

                          *                              Executive Vice President and Director   July 17, 1997
-----------------------------------------------------
                  Charles G. Shears

                          *                              Chief Financial Officer (principal      July 17, 1997
-----------------------------------------------------      accounting officer)
                 Steven G. Peterson

                          *                              Director                                July 17, 1997
-----------------------------------------------------
                  Glenn E. Hemmerle

                          *                              Director                                July 17, 1997
-----------------------------------------------------
                   Roger B. Kafker

                *By /s/ GARY W. CAGE
  -------------------------------------------------
                    Gary W. Cage
                  Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Monarch Dental Corporation and subsidiaries included in this Form 10-K and have issued our report dated February 28, 1997.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements and financial statement schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
March 17, 1997

                                                                     SCHEDULE II

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEAR ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                      ADDITIONS    ADDITIONS
                                         BALANCE AT   CHARGED TO     FROM                     BALANCE
                                         BEGINNING    COSTS AND    ACQUIRED                   AT END
            CLASSIFICATION               OF PERIOD     EXPENSES    COMPANIES   DEDUCTIONS    OF PERIOD
            --------------               ----------   ----------   ---------   ----------    ---------
December 31, 1996:
  Allowance for Doubtful Accounts......     $385        $1,324       $851       $  (884)(b)   $1,676
  Accumulated Amortization of
     Intangible Assets.................       --           573         --            --          573
                                            ----        ------       ----       -------       ------
          Total Reserves and
            Allowances.................     $385        $1,897       $851       $  (884)      $2,249
                                            ====        ======       ====       =======       ======
December 31, 1995:
  Allowance for Doubtful Accounts......     $212        $  409       $ --       $  (236)(b)   $  385
  Accumulated Amortization of
     Intangible Assets.................       --            --         --            --           --
                                            ----        ------       ----       -------       ------
          Total Reserves and
            Allowances.................     $212        $  409       $ --       $  (236)      $  385
                                            ====        ======       ====       =======       ======
December 31, 1994:
  Allowance for Doubtful Accounts......     $199        $  219       $ --       $  (206)(b)   $  212
  Accumulated Amortization of
     Intangible Assets.................       --            --         --            --           --
                                            ----        ------       ----       -------       ------
          Total Reserves and
            Allowances.................     $199        $  219       $ --       $  (206)      $  212
                                            ====        ======       ====       =======       ======

---------------

(a) This schedule should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto.

(b) Write off of uncollectible receivables net of recoveries of bad debt write-offs.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                      EXHIBIT
        -------                                      -------
          +1.1             -- Form of Underwriting Agreement
          +2.1             -- Stock Redemption Agreement dated as of February 5, 1996 by and between the Registrant and Warren F. Melamed,
                              D.D.S. (excluding schedules, which the Registrant agrees
                              to furnish supplementally to the Commission upon request)
          +2.2             -- Stock Purchase Agreement dated as of February 5, 1996 by and among the Registrant and the investors named therein
                              (excluding schedules, which the Registrant agrees to
                              furnish supplementally to the Commission upon request)
          +2.3             -- Asset Contribution Agreement dated as of January 31, 1996 by and among the Registrant, Shears Vanguard Ltd., Shears
                              Vanguard Inc., MDC Dental, Inc., Shears Vanguard SMI
                              Inc., Shears Vanguard General, Inc. and Charles G.
                              Shears, D.D.S. (excluding schedules, which the Registrant
                              agrees to furnish supplementally to the Commission upon
                              request)
          +2.4             -- Asset Contribution Agreement dated as of February 5, 1996 by and among the Registrant, Warren F. Melamed, D.D.S.
                              and Roy D. Smith, III, D.D.S. (excluding schedules, which
                              the Registrant agrees to furnish supplementally to the
                              Commission upon request)
          +2.5             -- Stock Purchase Agreement dated as of August 29, 1996 by and between the Registrant and David L. Hehli, D.D.S.
                              (excluding exhibit, which the Registrant agrees to
                              furnish supplementally to the Commission upon request)
           2.6             -- Agreement and Plan of Merger dated as of June 19, 1997 by and among the Registrant, Dental Centers of Indiana
                              (Monarch), Inc., Dental Centers of Indiana, Inc., James
                              W. Willis, Mark R. Johnson and Thurman H. Brown II
                              (excluding exhibits, which the Registrant agrees to
                              furnish supplementally to the Commission upon request).
          +3.1             -- Amended and Restated Certificate of Incorporation
          +3.2             -- Certificate of Amendment of Amended and Restated
                              Certificate of Incorporation
          +3.3             -- Form of Restated Certificate of Incorporation (to be
                              filed upon the closing of the offering referred to in the
                              Registration Statement)
          +3.4             -- Amended and Restated By-Laws
          +3.5             -- Form of Second Amended and Restated By-laws (to be
                              effective upon the closing of the offering referred to in
                              the Registration Statement)
          +4.1             -- Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant
          +5.1             -- Opinion of Goodwin, Procter & Hoar LLP as to the validity of the securities being offered
         +10.1             -- Monarch Dental Corporation 1996 Stock Option and
                              Incentive Plan, as amended
         +10.2             -- Monarch Dental Corporation 1997 Employee Stock Purchase
                              Plan
         +10.3             -- Monarch Dental Corporation 1996 Equity Acquisition Option
                              Plan


        EXHIBIT
         NUMBER                                      EXHIBIT
        -------                                      -------
         +10.4             -- Amended and Restated Stockholders' Agreement dated as of
                              August 29, 1996 by and among the Registrant, the TA
                              Investors (as defined), the MacGregor Investors (as
                              defined), the Monarch Investors (as defined) and the
                              Hehli Investors (as defined)
         +10.5             -- Employment Agreement dated as of February 5, 1996 by and among the Registrant, Monarch Dental Associates, L.P. and
                              Warren F. Melamed, D.D.S.
        ++10.6             -- Amended and Restated Non-Competition Agreement dated as of July 1, 1997 by and between the Registrant and Warren
                              F. Melamed, D.D.S.
         +10.7             -- Management Agreement by and between Modern Dental
                              Professionals, P.C. and Monarch Dental Associates, L.P.
         +10.8             -- Management Agreement by and between Modern Dental
                              Professionals, P.C. and MacGregor Dental Associates, L.P.
         +10.9             -- Management Agreement by and between Modern Dental
                              Professionals -- Girlinghouse, P.A. and Convenient Dental
                              Care, Inc.
         +10.10            -- Management Agreement by and between Modern Dental
                              Professionals -- Beavers, P.A. and Arkansas Dental Health
                              Associates, Inc.
         +10.11            -- Management Agreement by and between Modern Dental
                              Professionals/UDC -- Girlinghouse, P.A. and United Dental
                              Care, Inc.
         +10.12            -- Management Agreement by and between William T. Harris and
                              Associates, a Professional Dental Corporation and United
                              Dental Care, Inc.
         +10.13            -- Management Agreement by and between United Dental Care
                              Tom Harris D.D.S. & Associates and United Dental Care,
                              Inc.
         +10.14            -- Non-Competition Agreement dated as of February 5, 1996 by and between the Registrant and Charles G. Shears, D.D.S.
         +10.15            -- Restricted Stock Agreement dated as of February 6, 1996 by and between the Registrant and Warren F. Melamed,
                              D.D.S.
         +10.16            -- Employment Agreement dated as of August 29, 1996 by and among the Registrant, David L. Hehli, D.D.S. and Midwest
                              Dental Management, Inc.
         +10.17            -- Non-Competition Agreement dated as of August 29, 1996 by and among the Registrant, David L. Hehli, D.D.S., Advance
                              Dental Management, Inc. and Midwest Dental Plan, Ltd.
         +10.18            -- Primary Care Dentist Agreement effective April 1, 1997 by and between Prudential Dental Maintenance Organization,
                              Inc. and Modern Dental Professionals, P.C. and Monarch
                              Dental Associates, L.P. (excluding certain portions which
                              have been omitted as indicated based upon a request for
                              confidential treatment, but which have been separately
                              filed with the Commission)
         +10.19            -- Dental Service Agreement dated January 1, 1995 by and
                              between Compcare Health Services Insurance Corporation
                              and Advance Dental Management, Inc. (excluding certain
                              portions which have been omitted as indicated based upon
                              a request for confidential treatment, but which have been
                              separately filed with the Commission)
         +10.20            -- Form of Director Indemnification Agreement

        EXHIBIT
         NUMBER                                      EXHIBIT
        -------                                      -------
         +10.21            -- Sublease Agreement dated as of March 7, 1996 by and
                              between Old American Country Mutual Fire Insurance
                              Company and Oral Health Concepts Inc.
         +10.22            -- Office Lease Agreement dated as of September 6, 1996 by and between Government Employees Insurance Company and
                              Monarch Dental Associates, L.P.
          10.23            -- Employment Agreement dated as of July 1, 1997 by and
                              among the Registrant, Monarch Dental Associates, L.P. and
                              Warren R. Melamed, D.D.S.
          10.24            -- Employment Agreement dated as of July 1, 1997 by and
                              among the Registrant, Monarch Dental Associates, L.P. and
                              Mr. Gary W. Cage.
          10.25            -- Non-Competition Agreement dated as of July 1, 1997 by and between the Registrant and Mr. Gary W. Cage.
         +11.1             -- Unaudited net income per common equivalent share
         +21.1             -- Subsidiaries of the Registrant
         +23.1             -- Consent of Goodwin, Procter & Hoar LLP (included in
                              Exhibit 5.1 hereto)
          23.2             -- Consent of Arthur Andersen LLP
         +24.1             -- Powers of Attorney
         +27.1             -- Financial Data Schedule


---------------
 + Previously filed.

++ Updated version filed herewith.